As filed with the Securities and Exchange Commission on May 13, 2004.

                                                        Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             SMARTSERV ONLINE, INC.
                 (Name of Small Business Issuer in its Charter)

          Delaware                         7375                   13-3750708
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                           2250 Butler Pike, Suite 150
                      Plymouth Meeting, Pennsylvania 19462
                                 (610) 397-0689
   (Address and telephone number of registrant's principal executive offices)

                         Robert M. Pons, President & CEO
                             SmartServ Online, Inc.
                           2250 Butler Pike, Suite 150
                      Plymouth Meeting, Pennsylvania 19462
                                 (610) 397-0689
            (Name, address and telephone number of agent for service)

                          Copies of communications to:
   Dean M. Schwartz, Esquire                 Eric D. Schoenborn, Esquire
   Stradley Ronon Stevens & Young, LLP       Stradley Ronon Stevens & Young, LLP
   2600 One Commerce Square                  Woodland Falls Corporate Park
   Philadelphia, PA  19103-7098              210 Lake Drive East, Suite 102
   (215) 564-8078                            Cherry Hill, NJ  08002
   Fax:  (215) 564-8120                      (856) 321-2413
                                             Fax:  (856) 321-2415

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a  post-effective  amendment  filed pursuant to Rule 462(c)
under  the  Securities  Act of  1933,  check  the  following  box and  list  the
Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a  post-effective  amendment  filed pursuant to Rule 462(d)
under  the  Securities  Act of  1933,  check  the  following  box and  list  the
Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                   CALCULATION OF REGISTRATION FEE
===================================  =====================  ====================  =====================  =====================
                                                             Proposed Maximum       Proposed Maximum
       Title of Each Class                  Amount            Offering Price       Aggregate Offering         Amount of
  of Securities to be Registered     to be Registered (1)        per Share               Price           Registration Fee(2)
-----------------------------------  ---------------------  --------------------  ---------------------  ---------------------
Common Stock, $.01 par value per
share                                     24,622,202               $2.60              $64,017,726               $8,112
-----------------------------------  ---------------------  --------------------  ---------------------  ---------------------

(1) To be offered by selling stockholders. Includes 733,818 shares currently held by selling stockholders, 15,123,474 shares issuable upon exercise of warrants, and 8,764,910 shares issuable upon conversion of Series A Preferred Stock. Pursuant to Rule 416, the number of shares registered hereby includes such additional number of shares of common stock resulting from anti-dilution adjustments
(2) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee. The fee for the common stock was based on the average of the closing bid and asked price of the common stock reported on the OTC Bulletin Board on May 10, 2004.

                                 _______________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED MAY ___, 2004

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

                             SmartServ Online, Inc.

                        24,622,202 shares of common stock

     o Certain selling stockholders are offering to sell an aggregate of 24,622,202 shares of common stock, of which 15,123,474 shares are issuable upon exercise of warrants and 8,764,910 are issuable upon conversion of preferred stock.

     o    We will not receive any proceeds from the offering of common stock.

     o Our common stock is traded and quoted on the Over The Counter Bulletin Board under the symbol "SSRV." On May 10, 2004, the last reported bid price of our common stock was $2.50 and the last reported asked price was $2.70.

Our executive offices are located at 2250 Butler Pike, Plymouth Meeting, Pennsylvania 19462 and our telephone number is (610) 397-0689.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                             -----------------------



                The date of this prospectus is ___________, 2004

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY......................................................1

RISK FACTORS............................................................5

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS...............11

MARKET PRICE OF OUR COMMON STOCK.......................................12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
        AND RESULTS OF OPERATION.......................................13

BUSINESS...............................................................24

MANAGEMENT.............................................................31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.........38

SELLING STOCKHOLDERS...................................................40

PLAN OF DISTRIBUTION...................................................48

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.........................49

DESCRIPTION OF CAPITAL STOCK...........................................51

TRANSFER AGENT.........................................................55

LEGAL MATTERS..........................................................55

EXPERTS................................................................55

WHERE YOU CAN FIND MORE INFORMATION....................................56

INDEX TO FINANCIAL STATEMENTS.........................................F-1

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

You  should  read  the  following   summary  together  with  the  more  detailed
information contained in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus carefully before purchasing our common stock.

About Our Company

We design, develop and distribute software and services that enable the delivery to wireless devices of various content, with special emphasis on cell phones. The content that we provide includes premium content such as ringtones, images and games, and dynamic changing content such as horoscopes, lottery results and weather reports. Historically, we have licensed our applications, content and related services to wireless carriers and enterprises. We have revenue sharing license agreements with wireless carriers such as Verizon Wireless, AT&T Wireless, Nextel and ALLTEL Wireless, that allow us to deliver our services and branded content to a wide base of consumer cell phone users. For enterprises, we have in the past offered solutions that deliver financial market data, proprietary internal documents and other useful information to mobile workers, although this no longer comprises a core part of our business or strategy.

To augment our capabilities, we acquired Colorado based nReach, Inc. on February 28, 2004. nReach is a wireless content distribution company that offers a broad portfolio of popular mass-market cell phone content, including ringtones, games, and on-device images. nReach may provide us with access to a large number of consumers through its existing marketing arrangements with large retailers.

We have since our inception earned limited revenues and have incurred substantial recurring operating losses, including net losses of $17,537,775, $8,037,173 and $14,819,860 for the years ended December 31, 2003, 2002 and 2001, respectively, and net losses of $30,993,559 and $7,124,126 for the years ended June 30, 2000 and 1999, respectively. Additionally, we have an accumulated deficit of $90,396,781 at December 31, 2003.

In February 2004, we completed the closing of a $10 million private offering of investment Units consisting of shares of Series A Convertible Preferred Stock and warrants to purchase common stock ("2004 Private Placement"). We have used and expect to use the net proceeds of approximately $8,600,000 from this offering for repayment of outstanding obligations (including $1,391,500 that was used to repay Global Capital Funding Group, LP), completion of strategic acquisitions and general working capital. We believe we now have sufficient working capital for the short term. It is likely, however, that we may require additional funds in the long term depending upon the growth of our revenues, our business strategy, the costs of any acquisitions and other factors.

Our Business Strategy

Our strategy is to build, through acquisition and through internal development, a wide array of content that will continue to be offered through traditional carrier-based distribution channels as well as through bundled offerings with pre-paid voice minutes. The content offered or to be offered through the SmartServ platforms consists of:

o    Premium content, such as ringtones, images and games, that are periodically
     delivered  and  reside  on  the  mobile   device;   and

o Dynamic mobile applications, where the information or data content is frequently changing and therefore frequently delivered to the mobile device.

--------------------------------------------------------------------------------

While we expect to retain and grow our revenues derived through existing channels, we believe that there is a substantial opportunity to grow additional revenue through the bundling of our existing and planned future premium content with voice services in ways targeted to specific segments of the consumer market. Providing a set of products that bundle cell phone airtime with premium content, such as ringtones, images and games, delivered through our current technology infrastructure is how we plan to enter the emerging market for reselling wireless airtime.

Our Corporate Profile

We are incorporated in the State of Delaware. We commenced operations in August 1993, and had our initial public offering in March 1996. Our principal executive offices are located at 2250 Butler Pike, Suite 150, Plymouth Meeting, Pennsylvania 19462. Our telephone number is (610) 397-0689. In this prospectus, unless the context otherwise requires, the terms "we", "us", "our", "the Company" and "SmartServ" refer to SmartServ Online, Inc. and its subsidiaries. References to nReach refer to nReach, Inc., a Colorado corporation (a wholly owned subsidiary of SmartServ Online, Inc.). Our website address is www.smartserv.com. We do not intend for the information contained on our website to be incorporated by reference into, or to form any part of, this prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  THE OFFERING

Common stock offered by selling
        stockholders.................   24,622,202 shares

Common stock outstanding before
        this offering................   2,878,840 shares

Use of proceeds......................   We will not  receive any  proceeds  from
                                        the  sale  of  shares   offered  by  the
                                        selling  stockholders.  However, we will
                                        receive approximately $39 million if all
                                        of  the  warrants  for  the   underlying
                                        shares of common stock being  registered
                                        are  exercised.  We will use this amount
                                        for    general    corporate    purposes,
                                        including working capital.

Plan of  distribution................   The  offering  is  made  by the  selling
                                        stockholders  named in this  prospectus,
                                        to the extent  they sell  shares.  Sales
                                        may be made  in the  open  market  or in
                                        private  negotiated   transactions,   at
                                        fixed or negotiated prices.

Over The Counter Bulletin Board
        symbol.......................   SSRV





The number of shares outstanding before this offering is based on 2,878,840 shares outstanding as of April 15, 2004. The above table excludes, as of April 15, 2004:

     o 2,620,472 shares of common stock reserved for issuance under our various compensation plans offered to our employees and non-employee directors and individual stock option agreements with certain of our employees, of which 2,602,972 shares are subject to outstanding options, with a weighted average exercise price of $2.42 per share;
     o 16,149,316 shares of common stock reserved for issuance under outstanding warrants;
     o 8,764,910 shares of common stock reserved for issuance upon the conversion of the 876,491 shares of Series A convertible preferred stock outstanding; and
     o 167,042 shares of common stock to be issued to certain finders related to transactions in 2003 and 2004, of which 157,597 shares will be issued to TecCapital, Ltd. and 9,445 shares will be issued to Spencer Trask Ventures, Inc.

We completed a one-for-six reverse stock split effective November 25, 2003. Unless otherwise noted, descriptions of stockholdings and convertible securities reflect this one-for-six reverse stock split.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                       SUMMARY CONSOLIDATED FINANCIAL DATA

This summary consolidated financial data is derived from our audited consolidated financial statements for the years ended December 31, 2003 and 2002, which are included elsewhere herein. You should read the following summary financial data in conjunction with the financial statements and notes to those financial statements.


                                     Year Ended December 31
                                 ----------------------------
                                     2003           2002
                                 ------------    ------------
Statement of Operating Data:
----------------------------
Revenues                         $    709,388    $    195,817
                                 ------------    ------------
Costs and expenses
   Operating Costs                 (6,882,722)    (13,713,110)
   Stock based compensation          (374,569)         80,295
  Impairment of capital
    assets and capitalized
    software                       (1,548,473)             --
                                 ------------    ------------

Total costs and expenses           (8,805,764)    (13,632,815)
                                 ------------    ------------

Loss from operations               (8,096,376)    (13,436,998)
                                 ------------    ------------


Net interest expense and other
   financing costs                (10,121,221)       (279,436)
Gain from extinguishment of
debt                                  305,822       5,679,261
Insurance recovery                    374,000              --
                                 ------------    ------------
Net loss                         $(17,537,775)   $ (8,037,173)
                                 ============    ============
Basic loss per share             $      (8.46)   $      (6.01)
                                 ============    ============

Diluted loss per share/1/        $      (8.46)   $      (6.01)
                                 ============    ============

Weighted average shares
   outstanding - basic              2,073,448       1,336,673
                                 ============    ============


Weighted average shares
   outstanding - diluted/1/         2,073,448       1,336,673
                                 ============    ============


Balance Sheet Data:
-------------------
Total assets                     $    836,685    $  3,351,925
Note payable                        3,340,430         500,000
Accumulated deficit               (90,396,781)    (72,859,006)
Stockholders' equity
    (deficiency)                   (5,469,387)        173,299


----------
1       Outstanding  employee  stock  options and other  warrants to purchase an aggregate of 4,447,416 and 1,163,833 shares of common stock at December 31, 2003 and 2002, respectively, were not included in the computation of the diluted loss per share because either we reported a loss for the period or their exercise prices were greater than the average market price of the common stock and therefore would be antidilutive.
--------------------------------------------------------------------------------

RISK FACTORS

An investment in SmartServ involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to buy our common stock. The risks described below are not the only ones that we face. Additional risks that generally apply to publicly traded companies, that are not yet identified or that we currently think are immaterial, may also have a material adverse effect on our company. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or results of operations could be seriously and irreparably harmed. The trading price of our common stock could, in turn, decline and you could lose all or part of your investment in our company.

We may not have sufficient working capital in the long term

We will be using our working capital to fund the business of nReach (which historically has incurred losses), test and launch the bundling of prepaid wireless airtime cards with premium content and fund our existing business (which currently operates at a loss). We used $1,391,500 of the approximately $8,600,000 net proceeds from the 2004 Private Placement to repay Global Capital Funding Group, LP. We also anticipate using a significant portion of our working capital to settle our accounts payable, which accounts payable were approximately $1,700,000 as of December 31, 2003. It is likely we may require additional funds in the long term depending upon the growth of our revenues, our business strategy, the costs of any acquisitions and other factors. We can give no assurance that we will be able to obtain sufficient debt or equity capital now or in the future to support our operations. Should we be unable to raise sufficient debt or equity capital, we will be forced to cease operations or seek a merger if possible.

We have a history of losses and we have never been profitable. If we do not achieve profitability we may not be able to continue our business.

We have, since our inception, earned limited revenues and incurred substantial recurring operating losses, including net losses of $17,537,775 for the year ended December 31, 2003, and net losses of $8,037,173 and $14,819,860 for the years ended December 31, 2002 and 2001, respectively. Additionally, at December 31, 2003, we had an accumulated deficit of $90,396,781. Losses have resulted principally from expenses incurred in connection with activities aimed at developing our software, information and transactional services and from costs associated with our marketing and administrative activities. We have incurred substantial expenses and commitments and expect to continue to have negative cash flows from operations. No assurance can be provided that we will be able to develop revenues sufficient to generate positive cash flow from our operations.

We have significant accounts payable obligations.

We have significant accounts payable obligations, many of which are past their stated terms of payment. We have many creditors who are demanding payment and either commencing or threatening to commence legal actions to collect what we may owe them. We expect to incur substantial expenses in defending those collection actions. We are using a substantial amount of our working capital to compromise with and pay various creditors. In general, any company that does not pay its creditors in a timely manner is at risk of being forced into an involuntary bankruptcy proceeding instituted by its creditors, which may provide for the liquidation of assets or the reorganization of assets and debts. There can be no assurance that our creditors will not pursue similar actions, and that, in the aggregate, such collection actions by creditors and payments by us to compromise and pay such claims would not have a material adverse impact on our business, financial condition and results of operations, or that we will not be forced into bankruptcy.

We plan to pursue potential acquisitions, and we may not be able to complete or successfully integrate such acquisitions, or achieve the desired results.

Our business plan includes growth through potential strategic acquisitions such as the nReach transaction. We have no history of completing acquisitions or successfully integrating such acquisitions into our company. We will expend significant management time and financial resources in finding, evaluating, and if appropriate, acquiring companies that can add value to our shareholders. Acquisitions are accompanied by a number of risks, including:

     o the difficulty and expense of integrating the operations and personnel of the acquired companies;

     o the potential disruption of the ongoing businesses and distraction of our management and the management of the acquired companies;

     o increase in expenses and the potential failure to achieve additional sales and enhance our customer base as a result of the acquisitions;

     o    potential unknown liabilities associated with the acquired businesses;
          and

     o if we identify suitable acquisition targets, there can be no assurance that we will be able to complete the acquisitions. Even if we complete such acquisitions, we may not succeed in managing the associated acquisition risks, including but not limited to, the risks described above. Our failure to successfully integrate our acquisitions could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, we may issue equity securities or incur additional debt to pay for any future acquisitions. The issuance of equity securities would be dilutive to our existing stockholders and additional debt could have an adverse effect on our balance sheet.

Only one of our four major customers will continue to generate revenues for us in 2004.

Substantially all of our revenues were generated through our licensing arrangements with four customers for the year ended December 31, 2003. Only one of these four customers will continue to generate revenues for us in 2004. Our revenues will be adversely affected from the loss of these three customers. We anticipate that our results from operations for the immediate future may continue to depend to a significant extent upon revenues from a small number of customers until we can develop revenues from more customers, including consumers. In order to increase our revenues, we will need to attract and retain additional customers. There can be no assurance that we will be able to obtain a sufficient number of additional customers to support our operations.

We plan to pursue new streams of revenue from the resale of prepaid wireless airtime bundled with wireless data content, and revenues from such business may not materialize.

We believe that we have a unique combination of content assets, including those currently owned or licensed and those that we plan to acquire, that may allow us to take a leadership position in the market for bundled prepaid voice and premium content and, later, a substantial position in the much larger market for the reselling of post-paid cell phone service. Thus, by providing a set of products that bundle cell phone airtime with affinity-related content delivered through our current technology infrastructure, we plan to enter the emerging market for reselling wireless airtime. We have no prior experience in this area, and significant financial resources will be devoted to this new business. Our failure to generate significant revenues from these efforts could have a material adverse affect on our business, financial condition and results of operations.

We have a new CEO and executive management team.

We believe that due to the rapid pace of our industry, as well as the unique challenges of growing our company, the quality of our executive officers will be key to our success. Our prior CEO, CFO and the balance of our executive management team left the company during 2003 and in the first quarter of 2004. There is a substantial risk that our new management team may not be able to successfully manage and grow the business. This would have a material adverse effect on our business, financial condition and results of operations.

The market for our business is in the development stage and may not achieve the growth we expect.

The market for mobile data services and premium content such as ringtones, images and games is highly dependent upon the evolution of wireless and Internet technologies, and is still in the development stage. Our future growth and profitability will depend, in part, upon consumer acceptance of mobile data services and premium content in general and a significant expansion in the consumer market for the delivery of such services and content to mobile phones. Even if these markets experience substantial growth, there can be no assurance that our products and services will be commercially successful or will benefit from such growth. Further, even if initially successful, any continued development and expansion of the market for our products and services will depend in part upon our ability to create and develop additional products and adjust existing products in accordance with changing consumer preferences, all at competitive prices. Our failure to develop new products and generate revenues could have a material adverse effect on our business, financial condition and results of operations.

We  depend  upon   revenue-sharing   agreements  with  carriers  and  enterprise
customers.

We sell our products and services primarily by entering into non-exclusive agreements with carriers and enterprise customers who offer such products and services to their subscribers, employees and clients. Our success will depend upon:

     o our ability to continue to enter into revenue sharing agreements with additional carriers and enterprise customers; and

     o their ability to successfully market, sell and generate revenues from our products and services.

There can be no assurance that we will successfully maintain these revenue sharing arrangements, enter into new ones, or that our customers will develop and sustain a market for our products and services.

We compete against larger, well-known companies with greater resources.

The market for mobile data services is highly competitive and involves rapid innovation and technological change, shifting consumer preferences and frequent new product and service introductions. Many of our competitors and potential competitors have substantially greater financial, marketing and technical resources than we have.

The principal competitive factors in both the Internet-based and wireless services industries include content, product features and quality, ease of use, access to distribution channels, brand recognition, reliability and price. We believe that potential new competitors, including large multimedia and information system companies, are increasing their focus on wireless data delivery. We face competition from numerous services delivered through the Internet to personal computers. Companies offering competing services include Semotus Solutions, Inc., Aether Systems, Inc., 724 Solutions, Inc., Everypath and Infospace. We expect competition to increase from existing competitors and from new competitors.

The content provided in our products is generally licensed through non-exclusive content distribution agreements. While we are not dependent on any single content provider, existing and potential competitors may enter into agreements with these and other providers and thereby acquire the ability to deliver content that is substantially similar to the content provided by us.

Our planned entry into the prepaid wireless reseller business also presents competitive challenges. Although the facilities-less wireless reseller business in the US is relatively new, Virgin Mobile, which has a strong market presence in the UK, already has a growing presence in the US. TracFone Wireless, Inc., a subsidiary of Mexico's dominant wireless carrier America Movil, has been in business in the US for several years. TracFone sells phones and prepaid airtime cards through many major retailers in the US. We also face competition from the wireless carriers themselves, all of whom already offer prepaid wireless voice services.

Our inability to successfully manage and adjust to these competitive forces could have a material adverse effect on our business, financial condition and results of operations.

Our relationship with Spencer Trask.

Spencer Trask and its affiliates own approximately 8% of the outstanding shares of our common stock as of April 15, 2004, and in the event its preferred stock is converted and warrants are exercised, Spencer Trask and its affiliates could potentially own approximately 65% of the shares of common stock. Based on such ownership, Spencer Trask will be able to affect and exercise some manner of control over us and our operations.

During 2003 and the first quarter of 2004, we paid to Spencer Trask $1,719,880 in cash (including consulting fees, finders fees and non-accountable expenses), issued 226,111 shares of our common stock, and issued warrants to purchase 4,328,516 shares our common stock at exercise prices ranging from $1.50 to $2.82 per share. We are also contractually obligated to pay Spencer Trask $15,000 in cash for consulting fees for the months of April and May 2004 and to issue 9,445 shares of common stock to Spencer Trask as finders fees for the November bridge financing. We also owe a finders fee to Spencer Trask in connection with the nReach acquisition and Spencer Trask has agreed to accept shares of our common stock in lieu of a cash payment. While we believe our financial arrangements with Spencer Trask have been appropriate, there can be no assurance that future financial arrangements may not be unduly affected by the extent of Spencer Trask's ownership of us.

We are involved in pending material litigation.

During February 2000, Commonwealth Associates, L.P. ("Commonwealth") filed a complaint against us in the Supreme Court of the State of New York, County of New York. The complaint alleged that in August of 1999, Commonwealth and us entered into an engagement letter that provided for a nonrefundable fee to Commonwealth of $15,000 payable in cash or common stock at our option. The complaint alleged that we elected to pay the fee in stock and, as a result, Commonwealth sought 13,333 shares of common stock or at least $1,770,000 together with interest and costs. In our defense, we denied that we elected to pay in stock. During March 2003, we received a favorable decision in this matter after a trial held in the Supreme Court of the State of New York. The decision holds that, consistent with our defense, we are required to pay Commonwealth a retainer fee of only $13,439, plus interest and certain costs. Commonwealth's time to appeal has not yet expired because a notice to enter the judgment has not yet been filed by either side. While we intend to vigorously defend any appeal of the decision, the unfavorable outcome of such an appeal could have a material adverse effect on our business, financial condition and results of operations.

On or about March 22, 2004, Jenkens & Gilchrist Parker Chapin, LLP, our former legal counsel, filed a complaint against us in the Supreme Court of the State of New York, County of New York. The complaint seeks payment of unpaid invoices for legal services in the amount of $599,244. While we intend to vigorously defend such lawsuit, an unfavorable outcome could have a material adverse effect on our financial condition, results of operation and cash flows.

Additional risks associated with a pending lawsuit against Citigroup.

A claim was filed during 2003 in US District Court, Northern District of Illinois by over one hundred investors in our common stock against Citigroup Global Markets, Inc., Citigroup, Inc., and an individual institutional broker at Citigroup, alleging fraud in connection with such investors' investment in SmartServ. Neither us, nor any of any of our employees, consultants, officers, directors or agents have been named as defendants in this lawsuit. However, we can provide no assurances that we or any of our current or former employees, consultants, officers, directors or agents will not be brought into the lawsuit by the plaintiffs or the defendants. We believe any such claim would be without merit. In such case, we would vigorously defend the action, however, there can be no assurance that we would be successful. Further, if we are named in this lawsuit, we would have to devote financial and other resources, diverting management's attention from our business, and an unfavorable outcome could have a material adverse effect on our business, financial condition and results of operations. Even if no claim is made against us, any negative publicity regarding this lawsuit could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to adequately protect our proprietary rights.

We have designed and developed our own "device agnostic" information platform, made up of our patent-pending W2W MiddlewareTM and our content and processing engines. This platform is comprised of the W2W MiddlewareTM, based on the Windows NT operating system, and the authorization, quote, news and transaction engines, based on Hewlett-Packard Company's Unix operating system and Oracle Corp.'s version 9i parallel server database. This platform supports a wide array of browsers and client side environments operating on wireless and wired networks.

We rely upon a combination of contract provisions, as well as trade secret, patent, trademark and copyright laws, to protect our proprietary rights. We license our products and related services under agreements that contain terms and conditions prohibiting the unauthorized use or reproduction of those products and services. Although we intend to vigorously protect our rights, if necessary, the cost could be burdensome and there can be no assurance that we would be successful.

We believe that none of our products, services, trademarks or other proprietary rights infringes on the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against us with respect to current features, content or services or that any such assertion may not require us to enter into royalty arrangements or result in costly litigation, either of which could have a material adverse effect on our business, financial condition and results of operations.

We are highly dependent on attracting and retaining highly skilled sales, marketing and technology development personnel.

We believe that our ability to increase revenues and to develop successful new products and product enhancements depends in part upon our ability to attract and retain highly skilled sales, marketing and technology development personnel. Our products involve a number of evolving technologies. Competition for such personnel is intense. Our ability to hire and retain such key personnel will depend upon our ability to raise capital and achieve increased revenue levels to fund the costs associated with such key personnel. Failure to attract and retain such key personnel could adversely affect our ability to develop new products and product enhancements and to generate revenue from the sale of those products, thereby having a material adverse effect on our business, financial condition and results of operations.

The market price of our common stock may decrease because we have issued, and will likely continue to issue, a substantial number of securities convertible or exercisable into our Common Stock.

We will have issued convertible preferred stock and warrants to investors and consultants and granted options to employees for the purchase of an aggregate of 27,534,698 shares of our common stock as of April 15, 2004, and in the future we will issue additional shares of common stock, options, warrants, preferred stock or other securities exercisable for or convertible into our common stock. Substantially all of such shares underlying the convertible preferred stock and warrants have registration rights, and many are being registered for sale by this prospectus. Additional shares are available for sale under Rule 144 of the Securities Act. Sales of these shares or the market's perception that sales could occur may cause the market price of our Common Stock to fall and may make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate or to use equity securities as consideration for future acquisitions.

Our common stock trades on the Over The Counter Bulletin Board, which subjects it to less liquidity and more volatility than our prior Nasdaq SmallCap listing.

Since June 27, 2003, our common stock has been trading on the Over The Counter ("OTC") Bulletin Board. This may influence the number of investors willing to trade in our common stock, and therefore could decrease the liquidity and trading volume of our common stock. Additionally, our position on the OTC Bulletin Board may reduce the number of market makers willing to trade in our stock, making it likely that wider fluctuations in the quoted price of our common stock would occur. As a result, there is a risk that stockholders will not be able to obtain price quotes that reflect the actual value of our common stock. Increases in the volatility of our common stock due to the decreased number of individuals willing to trade in it could also make it more difficult to pledge the common stock as collateral, if stockholders sought to do so, because a lender might be unable to accurately value the common stock.

In addition, we are subject to the Securities and Exchange Commission's penny stock rules. Penny stocks are securities with a price of less than $5.00 per share, other than securities that are registered on certain national securities exchanges, that are quoted on Nasdaq or that meet certain conditions. The penny stock rules require delivery, by a broker-dealer prior to any transaction in a penny stock, of a disclosure schedule about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. The rules also require that broker-dealers send monthly statements disclosing recent price information for each penny stock held in the account and information on the limited market in penny stocks. Because of the burden placed on broker-dealers to comply with the penny stock rules, stockholders may have difficulty selling our common stock in the open market.

Provisions in our charter may make it difficult for a company or person to acquire us.

Our charter restricts the ability of our stockholders to call a stockholders' meeting and provides that our stockholders may not act by written consent. Additionally, our Board of Directors is divided into three classes with each class being elected by our stockholders in different years. Our charter restricts the ability of our stockholders to change the number of directors and classes of our Board of Directors. These provisions may have the effect of deterring or delaying certain transactions involving an actual or potential change in control of our company, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of our stockholders to approve transactions that they may deem to be in their best interests.

            SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors" and below under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and those set forth in our other filings with the Securities and Exchange Commission. You can identify these statements by the fact that they do not relate strictly to historical or current facts. The words "believe," "expect," "anticipate," "intend" and "plan" and similar expressions are often used to identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect future events or developments.

                                 USE OF PROCEEDS

The selling stockholders are selling all of the shares covered by this prospectus for their own account. Accordingly, we will not receive any proceeds from the resale of shares. We will, however, receive approximately $39 million if all of the warrants for the underlying shares of common stock being registered are exercised. We expect to use these proceeds, if any, for general corporate purposes.

                        MARKET PRICE OF OUR COMMON STOCK

On June 27, 2003, our common stock, $.01 par value per share, commenced trading on the OTC Bulletin Board. Quotations from the OTC Bulletin Board (SSRV) reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

From August 20, 2002 to June 26, 2003 our common stock traded on the Nasdaq SmallCap Market as SSOL. Prior thereto, our common stock was traded on the Nasdaq National Market as SSOL. In each instance, our common stock was de-listed from the applicable Nasdaq stock market for failure to meet the continued listing requirements.

The following table sets forth the high and low prices for the common stock during the periods indicated as reported by the Nasdaq National Market, the Nasdaq Smallcap Market and the OTC Bulletin Board, as applicable. All amounts reflect the one-for-six reverse stock split effective November 25, 2003.

                                                     Common Stock
                                                     ------------
                                                   High             Low
                                                   ----             ---
         Year Ended December 31, 2003
         ----------------------------
         First Quarter                           $10.44            $4.86
         Second Quarter                            7.50             2.52
         Third Quarter                             3.06             1.02
         Fourth Quarter                            3.00             1.15

         Year Ended December 31, 2002
         ----------------------------
         First Quarter                           $42.60           $28.98
         Second Quarter                           37.50             4.02
         Third Quarter                            13.56             3.60
         Fourth Quarter                           12.36             6.36

As of April 15, 2004, we had 2,808,283 shares of common stock outstanding held by approximately 140 record holders.

Dividend Policy

We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid on our common stock until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings. The terms of our Series A convertible preferred stock provide that no dividends can be paid on our common stock unless an equal or greater dividend is paid on the preferred stock and all accrued and unpaid dividends on the preferred stock have been paid. The Series A convertible preferred stock receives dividends at the rate of 8% per year payable quarterly in cash or, in our sole discretion, in registered shares of our common stock.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATION

This discussion and analysis of our financial condition and results of operations contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in "Risk Factors" and elsewhere in this prospectus.

We design, develop and distribute software and services that enable the delivery to wireless devices of various content, with special emphasis on cell phones. The content which we provide includes premium content such as ringtones, images and games, and dynamic changing content such as horoscopes, lottery results and weather reports. Historically, we have licensed our applications, content and related services to wireless carriers and enterprises. We have revenue sharing license agreements with wireless carriers such as Verizon Wireless, AT&T Wireless, Nextel and ALLTEL Wireless, that allow us to deliver our services and branded content to a wide base of consumer cell phone users. For enterprises, we have in the past offered solutions that deliver financial market data, proprietary internal documents and other useful information to mobile workers, although this no longer comprises a core part of our business or strategy.

We have since our inception earned limited revenues and have incurred substantial recurring operating losses, including net losses of $17,537,775, $8,037,173 and $14,819,860 for the years ended December 31, 2003, 2002 and 2001, respectively, and net losses of $30,993,559 and $7,124,126 for the years ended June 30, 2000 and 1999, respectively. Additionally, we have an accumulated deficit of $90,396,781 at December 31, 2003.

Due to the substantial expenses and negative cash flows from operations that we have incurred, Ernst & Young LLP, in their report contained in our December 31, 2002 financial statements, indicated that there was a substantial doubt about our ability to continue as a going concern as of the date of their opinion. However, in February 2004, we completed the closing of a $10 million private offering of investment Units consisting of shares of Series A Convertible Preferred Stock and warrants to purchase common stock ("2004 Private Placement"). We have used and expect to use the net proceeds of approximately $8,600,000 from this offering for repayment of outstanding obligations (including $1,391,500 that was used to repay Global Capital Funding Group, LP), completion of strategic acquisitions and general working capital. We believe we have sufficient working capital for the short term. It is likely we may require additional funds in the long term depending upon the growth of our revenues, our business strategy, the costs of any acquisitions and other factors.

We believe that the evolution of the cellular industry is at an important turning point, where both consumers and businesses are expecting more functionality and features from both their cell phones and their cellular carriers. This expectation is being driven by a number of industry trends including highly competitive pricing packages, newer and more functional cell phones and mobile devices, and the customers' ability to take their cell phone number with them to a new carrier that offers them more value than the incumbent. Competition in this environment appears to be moving from differentiation based on network coverage or minute rates to one based on enhanced features and services. We believe that as carriers' network coverage, quality of service and pricing plans become more-or-less equal, cell phone customers will choose a carrier based principally on the suite of premium content and applications that are included with its service. This environment will provide an opportunity for us to exploit our current and planned content assets and delivery capabilities, developed over the past nine years.

To augment our capabilities, we acquired Colorado based nReach, Inc. on February 28, 2004 in exchange for 500,002 shares of our common stock, provided, if the value of such 500,002 shares immediately prior to June 1, 2004 is less than $900,000, we will issue up to 299,167 additional shares of our common stock with respect to such difference in value. We also agreed to an earnout schedule to pay up to an additional 916,667 shares of our common stock in the event we reach certain revenue targets within five fiscal quarters following the closing of this transaction at the rate of one share of our common stock for every dollar of our revenue in excess of $2,700,000 (the "Earnout Trigger") during such five fiscal quarters. In addition to the liabilities set forth in the financial statements of nReach, we assumed (i) ordinary course liabilities since November 30, 2003, (ii) taxes accrued on earnings since December 31, 2002 which were not yet due and payable as of the closing date, (iii) expenses incurred to accountants and attorneys in the transaction not to exceed $25,000, and (iv) short term borrowings up to $75,000 due to an nReach shareholder. nReach is a wireless content distribution company that offers a broad portfolio of popular mass-market cell phone content, including ringtones, games, and on-device images both direct to the consumer and through wireless carriers. This company may provide us with access to a large number of consumers through its existing marketing arrangements with large retailers.

We are building, through acquisition and through internal development, a wide array of content that will continue to be offered through traditional carrier-based distribution channels as well as through bundled offerings with pre-paid voice minutes. The content offered or to be offered through the SmartServ platforms consists of:

     o Premium content, such as ring tones, images and games, that are periodically delivered and reside on the mobile device; and
     o Dynamic mobile applications, where the information or data content is frequently changing and therefore frequently delivered to the mobile device.

While we expect to retain and grow our revenues derived through existing channels, we believe that there is a substantial opportunity to grow additional revenue through the bundling of our existing and planned future premium content with voice services in ways targeted to specific segments of the consumer market. Providing a set of products that bundle cell phone airtime with premium content, such as ringtones, images and games, delivered through our current technology infrastructure is how we plan to enter the emerging market for reselling wireless airtime.

Our immediate focus will be on finding channels to market to specific segments of consumers within the pre-paid wireless marketplace. The rapidly expanding pre-paid market parallels the track taken a decade ago for pre-paid long distance, but has an expanded reach since pre-paid wireless users can completely avoid the monthly costs for a traditional home landline telephone.

While we believe that our new marketing strategies, as well as our carrier and enterprise relationships are important to our success, no assurance can be given that we will be able to implement our new marketing strategies or that our carrier and enterprise relationships will be successful in our marketing efforts or that our products and services will be well received in the marketplace. We also expect to perform certain development projects during 2004 to enhance our product offerings, including development of mobile lifestyle BREW and J2ME applications.

As of March 15, 2004, we employed 20 people (including 8 nReach employees), all of whom were employed in the United States. We anticipate that staffing requirements associated with the implementation of our plan of operation will require the addition of approximately 3 people during the year ending December 31, 2004.

On November 24, 2003, we announced that our new trading symbol on the OTC Bulletin Board will be SSRV effective at market opening on November 25, 2003. This new trading symbol was assigned by NASD in conjunction with our one-for-six reverse stock split, which also took effect on November 25, 2003. Under the reverse stock split, our outstanding shares of common stock prior to the reverse split were exchanged for new shares of common stock at a ratio of one new share for every six pre-split shares. All of our convertible securities, such as convertible debentures, stock options and warrants, were also subject to the reverse split. Our convertible securities are convertible or exercisable, as the case may be, at six times the price for one-sixth the number of shares into which such security was previously convertible or exercisable. All share amounts of common stock and convertible securities reported in this prospectus are adjusted for the split.

Selected Financial Data

                                                        Year Ended December 31
                                                    ----------------------------
                                                        2003            2002
                                                    ------------    ------------
 Statement of Operating Data:
 ----------------------------
 Revenues                                           $    709,388    $    195,817
                                                    ------------    ------------
 Costs and expenses
    Operating Costs                                   (6,882,722)    (13,713,110)
    Stock based compensation                            (374,569)         80,295
   Impairment of capital assets and capitalized
   software                                           (1,548,473)             --
                                                    ------------    ------------
Total costs and expenses                              (8,805,764)    (13,632,815)
                                                    ------------    ------------
 Loss from operations                                 (8,096,376)    (13,436,998)
                                                    ------------    ------------
 Net interest expense and other financing costs      (10,121,221)       (279,436)
 Gain from extinguishment of debt                        305,822       5,679,261
 Insurance recovery                                      374,000              --
                                                    ------------    ------------
 Net loss                                           $(17,537,775)   $ (8,037,173)
                                                    ============    ============
 Basic loss per share                               $      (8.46)   $      (6.01)
                                                    ============    ============
 Diluted loss per share/1/                          $      (8.46)   $      (6.01)
                                                    ============    ============
 Weighted average shares outstanding - basic           2,073,448       1,336,673
                                                    ============    ============
 Weighted average shares outstanding - diluted/1/      2,073,448       1,336,673
                                                    ============    ============
 Balance Sheet Data:
 Total assets                                       $    836,685    $  3,351,925
 Note payable                                          3,340,430         500,000
 Accumulated deficit                                 (90,396,781)    (72,859,006)
 Stockholders' equity (deficiency)                    (5,469,387)        173,299


----------
1 Outstanding employee stock options and other warrants to purchase an aggregate of 4,447,416 and 1,163,833 shares of common stock at December 31, 2003 and 2002, respectively, were not included in the computation of the diluted loss per share because either we reported a loss for the period or their exercise prices were greater than the average market price of the common stock and therefore would be antidilutive.

Year Ended December 31, 2003 versus Year Ended December 31, 2002

During the year ended December 31, 2003, we recorded revenues of $709,388, a 262% increase over revenues for the year ended December 31, 2002. Of such revenues, $263,000, $188,500, $136,300 and $108,000 were earned through our licensing agreements with Salomon Smith Barney, Qualcomm, CitiGroup Global and Wireless Retail Pins, respectively. We expect that during 2004, only one of such customers, Qualcomm, will continue to generate revenues for us. During the year ended December 31, 2002, we recorded revenues of $195,817. Of such revenues, $181,800 were earned through our licensing agreement with Salomon Smith Barney.

During the year ended December 31, 2003, we incurred costs of services of $2,732,571, a decrease of 51.4% over the year ended December 31, 2002. Such costs decreased primarily due to reductions in consulting costs incurred in connection with the development of our systems' architecture and application platform. Components of the costs of service category consist primarily of information and communication costs ($640,200), personnel costs ($1,142,600), computer hardware leases, depreciation and maintenance costs, and amortization expenses relating to capitalized software development costs ($800,586). During the year ended December 31, 2002, we incurred costs of services of $5,620,994. Components of these costs consisted primarily of information and communication costs ($509,700), personnel costs ($2,652,100), computer hardware leases, depreciation and maintenance costs ($1,773,500), facilities ($315,700) and amortization expenses relating to capitalized software development costs ($271,700). During the year ended December 31, 2003 and 2002, we capitalized $-0- and $185,895, respectively, of development costs in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("Statement No. 86").

During the year ended December 31, 2003, we incurred sales and marketing expenses of $460,836, a decrease of 84.7% over $3,003,834 incurred for the year ended December 31, 2002. Such costs decreased primarily due to travel and personnel reductions associated with the closing of our Hong Kong and London sales offices, U.S. personnel reductions and reductions in marketing consultants' costs. Components of the sales and marketing category consist primarily of personnel costs ($333,700), marketing consultants ($51,700), advertising ($18,100) and travel ($39,900). During the year ended December 31, 2002, components of the sales and marketing category consist primarily of personnel costs ($1,698,200), marketing consultants ($209,600), advertising ($613,500) and travel ($247,700).

During the year ended December 31, 2003, we incurred general and administrative expenses of $3,335,109, a decrease of 24.6% over the year ended December 31, 2002. Such costs decreased primarily due to a reduction in personnel costs and the termination of litigation. Components of the general and administrative category consist primarily of personnel costs ($665,100), professional fees ($1,234,500), facilities ($440,400), insurance ($220,100), computer hardware leases, depreciation and maintenance costs ($103,400), travel ($56,700) and communications costs ($55,900). During the year ended December 31, 2002, we incurred general and administrative expenses of $4,423,642. Components of these costs consisted primarily of personnel costs ($1,463,100), facilities ($527,600), insurance ($530,500), computer hardware leases, depreciation and maintenance costs ($183,100), travel ($99,100) and communications costs ($62,800).

During the quarter ended June 30, 2003, we recorded a valuation allowance of $270,000 in connection with the potential uncollectibility of a recourse note from Mr. Cassetta, our former Chairman and Chief Executive Officer, which note relates to his purchase of our restricted stock in January 2000.

In addition, during the quarter ended December 31, 2002, we recorded a valuation allowance of $664,640 in connection with the potential uncollectibility of loans made to Mr. Cassetta, which loans included the restricted stock note and loans in the original principal amount of $500,000. Mr. Cassetta's ability to repay these loans was highly contingent on the market value of his investment in our common stock. In his separation agreement in October 2003, we extended the maturity date of the loan for the restricted stock until September 2004 and forgave over a 3 year period the loans in the aggregate original principal amount of $500,000 plus the accrued interest thereon.

During the year ended December 31, 2003, the net noncash charge for stock-based compensation amounted to $374,569 compared to a net noncash credit of $80,295 during the year ended December 31, 2002. Such noncash amounts are primarily related to the valuation of stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to
Employees" ("APB No. 25"). Certain employee stock options are subject to the variable plan requirements of APB No. 25, as they were repriced, and therefore, compensation expense is recognized for changes in the fair value of our common stock. Noncash charges for consulting services for the year ended December 31, 2003 and 2002 were $600,400 and $597,396, respectively, resulting primarily from the amortization of deferred costs associated with the prior issuance of warrants to purchase common stock to various financial, marketing and technical consultants.

Interest income for the year ended December 31, 2003 and 2002 amounted to $11,601 and $266,118, respectively. Such amounts were earned primarily from our investments in highly liquid commercial paper, money fund accounts and notes receivable from officers. During the year ended December 31, 2003 and 2002, interest and other financing costs were $10,132,872 and $525,165, respectively. During the year ended December 31, 2003, interest and other financing costs were incurred in connection with the convertible bridge notes issued in February, May, June, September and November 2003 in anticipation of closing our funding raise of $10 million in February 2004. Such 2002 costs were incurred primarily in connection with the $20 million line of credit facility with Hewlett-Packard ("HP"). In September 2002, we amended the terms of our promissory note to HP to provide for the (i) reduction of our aggregate outstanding principal and accrued interest amount of $7,045,000 to $1,000,000, (ii) return of certain unused hardware by us, (iii) issuance by us of a warrant for the purchase of 8,333 shares of common stock, and (iv) repayment of $500,000 of the amended obligation on September 10, 2002. In connection therewith, we recorded a charge to earnings of $38,000 representing the fair value of the warrant as determined in accordance with the Black-Scholes model and recognized a net gain of $5,679,261 from the extinguishment of this obligation.

Basic and diluted loss per share was $8.46 for the year ended December 31, 2003 compared to a basic and diluted loss per share of $6.01 for the year ended December 31, 2002. The weighted average shares outstanding increased to 2,073,448 for the year ended December 31, 2003 from 1,336,673 weighted average shares outstanding for the year ended December 31, 2002.

Capital Resources and Liquidity

At December 31, 2003 and 2002, the Company had cash of $139,178 and $154,800, respectively. Net cash used in operations was $3,929,136 for the year ended
December 31, 2003 compared to $9,839,000 during the year ended December 31, 2002. The primary reasons for this reduction were our initiatives to close the Hong Kong and United Kingdom sales offices, reduce our personnel and trim our operations. Other uses of cash during the twelve months ended December 31, 2003 were primarily for the partial repayment of our obligations to HP in the amount of $225,000. During the year ended December 31, 2003, we issued convertible notes in the amount of $3,340,400. Additionally, warrant holders provided funds aggregating approximately $376,000 through the exercise of warrants.

Uses of cash during the year ended December 31, 2002 were primarily for the partial repayment of our obligation to HP in the amount of $500,000, the purchase of computer equipment and related software in the amount of $166,700 and the capitalization of software development costs in the amount of $186,000.

In May 2000, we entered into a Business Alliance Agreement with HP whereby the companies agreed to jointly market their respective products and services and to work on the build-out of our domestic and international infrastructure. In furtherance of these objectives HP provided us with a line of credit of up to $20,000,000 for the acquisition of approved hardware, software and services. As of September 28, 2001, the expiration date of the facility, HP had advanced us $6,723,156 thereunder. In September 2002, we reached agreement with HP to amend the terms of the promissory note to provide for the (i) reduction of our aggregate outstanding principal and accrued interest amount of $7,045,000 to $1,000,000, (ii) return of certain unused hardware by us, (iii) issuance by us of a warrant for the purchase of 8,333 shares of common stock and (iv) repayment of $500,000 of the amended obligation on September 10, 2002. The remaining obligation was evidenced by a note, bearing an interest rate of 11%, to be repaid as follows: $200,000 on December 31, 2002, $200,000 on January 28, 2003 and $100,000 on February 27, 2003. The warrant expires on September 9, 2005 and has an exercise price of $10.494 per share. In connection therewith, we recorded a charge to earnings of $38,000 representing the fair value of the warrant as determined in accordance with the Black-Scholes model. Additionally, we recognized a net gain of $5,679,261 in 2002 resulting from the extinguishment of this obligation. In February 2003, we reached agreement with HP to amend the terms of the amended promissory note to provide for the settlement of our outstanding obligation of $530,800, inclusive of accrued interest of $30,800, in consideration of the payment by us of

$225,000. As a result, during the quarter ended March 31, 2003, we recognized an
additional  gain  of  $305,822,   resulting  from  the  extinguishment  of  this
obligation.

In June 2002, First Albany Corporation, acting as placement agent for us, completed a private placement of units at a price of $8.40 per unit consisting of 130,952 shares of common stock and warrants to purchase common stock. The net proceeds of $823,500 from the issuance of these units were used for general working capital requirements. The investors received warrants, callable under certain conditions, for the purchase of an aggregate of 238,095 shares of common stock at an exercise price of $8.40 per share through the expiration date on June 5, 2007, as well as non-callable warrants for the purchase of an aggregate of 32,738 shares of common stock, subject to antidilution adjustments, upon the occurrence of certain events, at an exercise price of $8.82 per share through June 5, 2007. In August 2002, pursuant to the terms of the callable warrants, we provided the investors with a notice calling such warrants; however, the investors rejected our call as permitted by the warrant. In September 2002, the callable warrants expired unexercised. Between July 2002 and December, 2002, non-callable warrants for the purchase of 34,142 shares of common stock were exercised. Proceeds from such exercises were $176,500.

In September 2002, we issued Units consisting of 647,368 shares of our common stock and warrants to purchase 323,685 shares of common stock, exercisable at $5.10 through September 8, 2007, to 22 accredited investors at a purchase price of $5.4750 per Unit. Gross proceeds from this transaction amounted to $3,544,346. We agreed to pay fees consisting of $249,050, an expense allowance of $25,000, and warrants to purchase 73,008 shares of common stock at an exercise price of $5.10 per share, expiring on September 8, 2007, as compensation to certain individuals and entities that acted as finders. Additionally, we incurred costs and other fees of $28,000 in connection with this transaction. The warrants expire in September 2007 and are not callable by us. Therefore, they cannot be relied upon by the Company as a definite source of capital. The warrant holders may choose to exercise their warrants if the market price of the Company's common stock exceeds the exercise price of the warrant. Between January 1, 2003 through April, 2003, warrants issued in September, 2002 for the purchase of 73,731 shares of common stock were exercised. Proceeds from such exercises were $376,000.

During the year ended December 31, 2002, we recorded a valuation allowance of $664,640 in connection with the potential uncollectibility of outstanding loans made to Mr. Sebastian Cassetta, our then Chairman and Chief Executive Officer, which included a loan used by him to purchase our restricted stock in January 2000 and loans in the original principal amount of $500,000. Additionally, during the quarter ended June 30, 2003, we recorded a valuation allowance of $270,000 in connection with the potential uncollectibility of the restricted stock loan. Mr. Cassetta's ability to repay these loans and interest thereon is highly contingent on the market value of his investment in our common stock. In his separation agreement in October 2003, we extended the maturity date of the loan for the restricted stock until September 2004 and forgave over a 3 year period the loans in the aggregate original principal amount of $500,000 plus the accrued interest thereon. See description under "Agreements with Named Executive Officers."

During the quarter ended June 30, 2003, we recorded a valuation allowance of $129,000 in connection with the potential uncollectibility of a loan made to Mr. Mario Rossi, our then Executive Vice President and Chief Technology Officer, for the purchase of our restricted stock. During the quarter ended September 30, 2003, we recorded a partial recovery amounting to $44,500 in connection with such obligation. Mr. Rossi's ability to repay this loan and interest thereon is highly contingent on the market value of his investment in us. While this loan had an original maturity date of December 2003, in his separation agreement in October 2003, the maturity date was extended until April 15, 2004. If the loan is not repaid on or before that date, Mr. Rossi shall assign and transfer all of the restricted shares of stock to us and we shall cancel the non-recourse debt. In January 2004, Mr. Rossi assigned and transferred all 34,397 restricted shares of common stock to us in full satisfaction of the outstanding non-recourse debt of $68,000.

At December 31, 2002, 287,500 public warrants (SSOLW) and 50,000 warrants with terms identical to the public warrants were outstanding. These warrants were convertible into our common stock at the ratio of 15 warrants per share of common stock at an exercise price of $63.00 per share. These warrants were redeemable by us on not less than 30 days written notice at the redemption price of $0.60 per warrant, provided the average closing bid quotation of the common stock as reported on the Nasdaq Stock Market has been at least 187.5% of the current exercise price of the warrants for a period of 20 consecutive trading days ending on the third day prior to the date on which we give notice of redemption. These warrants expired on March 20, 2003.

In January 2003, we issued a note to Steven B. Rosner in consideration of $70,000. Proceeds from the note were used for working capital. The debt was evidenced by an unsecured note bearing an interest rate of 12% per annum and was repaid in February 2003.

In February 2003, we issued a convertible note to Global Capital Funding Group, LP ("Global") in consideration for the receipt of $1 million. The note bore interest at the rate of 10% per annum, was secured by our assets, exclusive of our internally developed software products. As additional consideration, we issued Global a warrant for the purchase of 33,333 shares of our common stock at an exercise price of $9.68 per share. Alpine Capital Partners, Inc. ("Alpine") received a finder's fee of $70,000, representing 7% of the aggregate purchase price of the convertible note, and a warrant to purchase 15,167 shares of common stock exercisable at $9.66 per share, expiring on February 14, 2005, in connection with this transaction. In April 2003, we borrowed an additional $250,000 from Global and amended the convertible note to include such amount. As additional consideration, we issued Global a warrant for the purchase of 3,333 shares of our common stock at an exercise price of $7.20 per share. Alpine is to receive a finder's fee of $17,500 in connection with the April amendment. The warrants issued to Global and Alpine contain certain antidilution provisions and expire on February 14, 2006. Proceeds from the notes were used for working capital purposes. In November 2003, in connection with the sale of Units in the November 2003 bridge financing and the sale of Units in the 2004 Private Placement, we required the consent of Global. As an inducement to obtain its consent, we issued Global a warrant to purchase 16,667 shares of common stock at an exercise price of $2.40 per share. During February 2004, the note, as amended, matured and was paid off in full including accrued interest.

In February 2003, we issued 20,590 shares of common stock to 5 vendors in settlement of our obligations, aggregating $164,000, to such vendors.

In May 2003, in consideration of $358,000, we issued 3.58 Units consisting of convertible notes and warrants to purchase common stock ("May Units") to 8 investors. Each May Unit consisted of a $100,000 convertible note and a warrant to purchase 33,333 shares our common stock. The convertible notes bore interest at 8% per annum, were convertible into our common stock at $4.464 (the average of the closing bid prices of our common stock for the 5 days prior to the closing of the transaction) per share and were to mature on the earlier of November 19, 2003 or the closing of an equity placement of not less than $3 million. The warrants are exercisable at $4.464 per share and expire on May 19, 2006. In June 2003, in consideration of $1,142,000, we issued 11.42 Units ("June Units") to 20 accredited investors. Each June Unit also consisted of a $100,000 convertible note and a warrant to purchase 33,333 shares of our common stock. The convertible notes bore interest at 8% per annum, were convertible into our common stock at $4.764 (the average of the closing bid prices of the our common stock for the 5 days prior to the closing of the transaction) per share and were to mature on the earlier of November 19, 2003 or the closing of an equity placement of not less than $3 million. The warrants are exercisable at $4.764 per share and expire on June 13, 2006. Spencer Trask Ventures, Inc. ("Spencer Trask"), Steven B. Rosner and Richard Berland acted as finders for the May and June 2003 transactions. As consideration therefor, the finders received their proportionate share of (i) a cash fee of $150,000, or 10% of the aggregate purchase price of the Units sold; (ii) warrants to purchase 510,158 shares of our common stock at an exercise price of $1.50 per share; and (iii) 5,555 shares of unregistered common stock per Unit sold. These warrants provide for cashless exercise and expire 5 years from the date of grant. In addition, Spencer Trask received a non-accountable expense allowance of $45,000, or 3% of the aggregate proceeds of all Units sold in the May and June 2003 transactions. Proceeds from the sale of the Units were used for working capital purposes. In November 2003, we, as an inducement to extend the maturity date of the notes to February 19, 2004, offered the noteholders a warrant to purchase additional shares of common stock in an amount equal to 25% of the number of shares into which the notes purchased in the Unit are convertible.

On September 16, 2003, we issued 7.4 Units in a financing transaction consisting of an offering of up to 12 Units comprised of a $50,000 convertible note and a warrant to purchase 16,667 shares of our common stock. On September 19, 2003, we issued the remaining 4.6 Units of the financing transaction (collectively the "September Transaction"). The Units were sold to accredited investors for an aggregate of $600,000. Holders of the notes had the right to convert the notes into shares of common stock at a price equal to $1.896 per share for the notes issued on September 16, 2003 and $1.920 per share for the notes issued on September 19, 2003. The convertible notes bore interest at 8% per annum, and the maturity date of the notes was the earlier of November 19, 2003 or the completion of an equity placement of at least $3 million, at which time the notes would automatically convert into the equity placement. Holders of the warrants have the right to exercise the warrants into shares of common stock at a price equal to $1.50 per share, and the warrants expire 3 years after the date of grant. Finders' compensation to Spencer Trask and Richard Berland for the September Transaction consisted of (i) a cash fee of $60,000, or 10% of the aggregate purchase price of all of the Units; (ii) warrants to purchase 102,988 shares of common stock, or 20% of the shares of common stock underlying the securities in the Units sold, at exercise prices ranging from $1.50 to $1.90 per share and expiring 5 years from the date of grant; and (iii) 2,778 shares of unregistered common stock per Unit sold. In addition, Spencer Trask received a non-accountable expense allowance of $18,000, or 3% of the aggregate proceeds of all Units sold in the September Transaction. All of the notes and the warrants have full ratchet anti-dilution protection. In November 2003, as an inducement to extend the maturity date of the notes to February 19, 2004, we offered the noteholders a warrant to purchase additional shares of common stock in an amount equal to 25% of the number of shares into which the notes purchased in the Unit are convertible.

The September Transaction required the consent of Global, the holder of $1.25 million of our convertible notes issued in February and April 2003, and of 51% or more of the holders of our $1.5 million convertible notes issued in connection with the bridge financings in May and June 2003. As an inducement to obtain their consent, such holders received (i) a change in the conversion price of their convertible notes equal to the lowest conversion price of the notes issued in the September financings ($1.896 per share) and (ii) an increase in the number of shares purchasable pursuant to the warrant to reflect a full ratchet dilution formula with a decrease in the exercise price of the warrants to the exercise price of the warrants issued in the September financing ($1.50). Such amendment, as it pertains to the holders of convertible notes issued in the May and June 2003 bridge financings, was effective on November 25, 2003, coincident with the effective date of a one-for-six reverse stock split. We recorded a charge in the amount of $4,828,000 as "Other Financing Costs" for the fair value of the consideration granted to these note holders for such consent.

On November 11, 2003, we issued 18 Units in a financing transaction comprised of a $50,000 convertible note ("November Notes") and a warrant ("November Warrant") to purchase 16,667 shares of our common stock. The Units were sold to 20 investors for an aggregate of $900,000. Holders of the November Notes had the right to convert the November Notes into shares of common stock at a price equal to $2.10 per share. The November Notes bore interest at 8% per annum, and the maturity date was the earlier of December 19, 2003 or the completion of an equity placement of at least $3 million, at which time the November Notes would automatically convert into the equity placement. Holders of the November Warrants have the right to exercise the November Warrants into shares of common stock at a price equal to $1.50 per share, and the warrants expire 3 years after the date of grant. Finders' compensation to Spencer Trask and Richard Berland consisted of (i) a cash fee of $90,000, or 10% of the aggregate purchase price of all of the Units; (ii) warrants to purchase 136,000 shares of common stock, or 20% of the shares of common stock underlying the securities in the Units sold, at exercise prices ranging from $1.50 to $1.90 per share and expiring 5 years from the date of grant; and (iii) 2,778 shares of unregistered common stock per Unit sold. In addition, Spencer Trask received a non-accountable expense allowance of $27,000, or 3% of the aggregate proceeds of all Units sold in the November transaction. All of the November Notes and the November Warrants have full ratchet anti-dilution protection. In December 2003, as an inducement to extend the maturity date of the November Notes to February 19, 2004, we offered the noteholders a warrant to purchase additional shares of common stock in an amount equal to 25% of the number of shares into which the notes purchased in the Unit are convertible.

In February 2004, the convertible notes issued in the May, June, September and November 2003 bridge financings were automatically converted into the Units issued in connection with the 2004 Private Placement. The conversion took place at the rate of $15 per Unit, which is the price at which the Units were sold in the 2004 Private Placement. This resulted in the conversion of the aggregate outstanding amount of debt owing from these convertible notes ($3,122,302 - representing principal and accrued interest) into 208,147 Units from the 2004 Private Placement, which in the aggregate consists of 208,147 shares of Series A Convertible Preferred Stock and warrants to purchase 2,081,470 shares of common stock at an exercise price $2.82 per share. These warrants expire in February 2007. A description of the 2004 Private Placement is set forth below.

In February 2004, we completed the closing of a $10 million private offering of investment Units at the price of $15 per Unit. Each Unit consists of (i) one share of Series A convertible preferred stock, $.01 par value, each of which is initially convertible into 10 shares of common stock, and (ii) one warrant for the purchase of 10 shares of common stock. The Series A receives dividends at the rate of 8% per year payable quarterly in cash or, in our sole discretion, in registered shares of our common stock. The Series A is entitled to a liquidation preference equal to the purchase price per Unit plus accrued and unpaid dividends. The Series A is not redeemable. The warrants have an exercise price of $2.82 per share and expire in February 2007. We also completed the closing of an additional $25,000 private offering of these Units to an accredited investor in March 2004, which Units have the same terms as described above other than the expiration date which will be March 2007. We have used and expect to use the net proceeds of approximately $8,600,000 from this offering of Units for repayment of outstanding obligations, completion of strategic acquisitions and general working capital.

While the warrants to purchase common stock issued during the year ended December 31, 2003 and thereafter represent an additional source of capital, they expire between May 2006 and November 2008 and are not callable by us. Therefore, they cannot be relied upon by us as a definite source of capital. The warrant holders may choose to exercise their warrants if the market price of our common stock exceeds the exercise price of the warrant.

Our failure to timely file or keep registration statements effective has affected the registration rights held by certain of our stockholders and warrant holders. At December 31, 2003, we recorded an aggregate of $128,000 for penalties in connection with the aforementioned registration requirements. Such amounts are included in accrued expenses on our balance sheet. While we are intending to cure these deficiencies during the first six months of 2004, penalties may continue to accrue in certain circumstances.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. We have, since our inception, earned limited revenues and incurred substantial recurring operating losses, including net losses of $17,537,775, $8,037,173 and $14,819,860 for the years ended December 31, 2003, 2002 and 2001, respectively, and net losses of $30,993,559 and $7,124,126 for the years ended June 30, 2000 and 1999, respectively. Additionally, we had an accumulated deficit of $72,859,006 at December 31, 2002. These conditions had raised substantial doubt about our ability to continue as a going concern. Such concern was expressed by Ernst & Young LLP in their audit report regarding the financial statements included in our Form 10-KSB for the year ended December 31, 2002. The financial statements did not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

However, in February 2004, we received net proceeds of approximately $8,600,000 from the 2004 Private Placement. We have used and expect to use the net proceeds for repayment of outstanding obligations (including $1,391,500 that was used to repay Global Capital Funding Group, LP). We anticipate using a significant portion of our working capital to settle our accounts payable, which accounts payable were approximately $1,700,000 as of December 31, 2003.

The economic downturn in general, and its impact on the telecommunications industry in particular, caused telecommunications service providers to reduce capital spending, personnel and debt, as well as new service introductions. This had resulted in delays in the build-out of high-speed carrier data networks and availability of data-enabled wireless devices, causing the market for our financial data, lifestyle and transaction services to be lackluster. In addition, many financial services firms curtailed new product development to focus on data security and recovery. Consequently, the potential demand for our products and services has been significantly delayed. Such delays have had a very detrimental effect on our operations and have resulted in our inability to implement our business plan and related marketing strategies. Consequently, in May 2002, we commenced an effort to realign our infrastructure and related overhead to correlate with reductions in projected revenue. As part of this effort, we closed our UK and Hong Kong sales offices and downsized our domestic operations through staff reductions to a level sufficient to support our projected operations. In both March and May 2003, we reduced our cost structure through the termination of additional personnel. Personnel headcount has been reduced from 66 in May 2002 to the current level of 20 as of March 15, 2004 (including the nReach acquisition completed in March 2004). These efforts have reduced our average monthly operating expenses from approximately $1,090,000 in July 2002 to approximately $370,000 as of March 2004 (including operating expenses of nReach), excluding non-cash stock compensation, depreciation and amortization. We anticipate that our monthly operating expenses will increase during 2004 due to the working capital requirements of the business of nReach, as well as related to expansion of marketing and business development efforts for all of our products and services and increased corporate overhead.

In March 2004, we completed the acquisition of all of the outstanding stock of nReach Inc., based in Lakewood, Colorado, in exchange for 500,002 shares of our common stock, the assumption and payment of $100,000 of certain obligations of nReach's stockholders and an earn out schedule that may require our payment of up to an additional 916,667 shares of common stock based on certain revenue targets.

We believe we have sufficient working capital for the short term. It is likely we may require additional funds in the long term depending upon the growth of our revenues, our business strategy, the costs of any acquisitions and other factors.

Application of Critical Accounting Policies

The preparation of the consolidated financial statements, in conformity with accounting principles generally accepted in the United States, requires that management make critical decisions regarding accounting policies and judgments concerning their application. Materially different amounts could be reported under different circumstances and conditions.

Revenue Recognition
-------------------

We recognize revenue from the use of our products and services in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, "Software Revenue Recognition", SOP 98-9,
"Modification of SOP 97-2, "Software Recognition with Respect to Certain Transactions", and the SEC Staff Accounting Bulletin No. 104, "Revenue Recognition". Specifically, there must be (1) evidence of an arrangement, (2) delivery of our products and services, (3) fixed and determinable fees, and (4) probable collectibility of such fees. Multi-element revenue agreements are recognized based on vendor-specific objective evidence of the fair value of individual components or if the elements in the arrangement cannot be separated, all revenues from the arrangement are deferred until the earlier of (1) the existence of vendor-specific objective evidence or (2) all elements of the arrangement have been delivered.

The contract elements vary by both product and industry. The wireless carrier market is dominated by the "data portal" concept, whereby a SmartServ developed application is made available to a mobile customer through the carrier's wireless data portal. Our wireless carrier model provides for the delivery of a software license and related data, such as stock quotes, lottery results, horoscopes and weather reports to the customers of the carrier. Our products offer the carrier a new revenue stream and the ability to augment the carrier's efforts to increase customer retention. However, the mere placement of our applications in the carrier's data portal does not result in revenue to us. We earn revenue based upon a percentage of the carrier's monthly subscription fee only after the subscriber downloads our application onto his or her mobile phone. We continue to earn a monthly subscription fee only as long as it provides subscription services to the subscriber and the subscription has not been cancelled.

Our wireless products provide the financial services industry with applications that can increase productivity and customer retention through mobile delivery of an institution's proprietary data in combination with our market data.

Our agreements with customers in the financial services industry will generally contain multiple revenue elements. Such elements may include:

     o Subscription service fees consisting of fixed or variable charges for usage of our products. Such fees are based on the number of users having access to our products,
     o Development and integration fees for the development and integration of software applications that integrate our applications with a customer's proprietary data and legacy systems,
     o Professional service revenues that emanate from consulting services provided to customers, and
     o Hosting services whereby we provide the services necessary to cache and deliver a customer's proprietary data.

Paragraph no. 10 of SOP 97-2 states that "if an arrangement includes multiple elements, the fee should be allocated to the various elements based on vendor-specific objective evidence of fair value, regardless of any separate prices stated in the contract for each element. Vendor-specific objective evidence of fair value is limited to the following:

     o    The price charged when the same element is sold separately,

     o For an element not yet being sold separately, the price established by management having the relevant authority; it must be probable that the price, once established, will not change before the separate introduction of the element into the marketplace".

Paragraph 12 of SOP 97-2 requires deferral of all revenues from multiple element arrangements that are not accounted for using long-term contract accounting if sufficient vendor-specific objective evidence does not exist for the allocation of revenue to the various elements of the arrangement. In situations where vendor-specific objective evidence exists for those elements yet to be delivered, but vendor-specific objective evidence of fair value does not exist for one or more of the delivered elements in the arrangement, the fees should be recognized using the residual method.

Impairment of Property and Equipment
------------------------------------

We report our property and equipment at cost less accumulated depreciation. On an ongoing basis, we review the future recoverability of our property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. When such events or changes in circumstances do occur, an impairment loss is recognized if the undiscounted future cash flows expected to be generated by the asset are less than its carrying value. The impairment loss reduces the asset to its fair value.

Capitalized Software Development Costs
--------------------------------------

In connection with certain contracts entered into between us and our customers, as well as other development projects, we capitalized costs related to certain product enhancements and application development. Specifically, all software development costs are charged to expense as incurred until technological feasibility has been established for the product. Thereafter, additional costs incurred for development are capitalized. Capitalization ceases when the product is available for general release to customers. Amortization of software development costs is provided on a product-by-product basis over the economic life, not to exceed three years, of the product using the straight-line method. Amortization of capitalized software development costs commences with the products' general release to customers. The determination of estimated useful economic lives and whether or not these assets are impaired involves significant judgments. Changes in strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded asset balances.

                                    BUSINESS

Company Overview

We design, develop and distribute software and services that enable the delivery to wireless devices of various content, with special emphasis on cell phones. The content which we provide includes premium content such as ringtones, images and games, and dynamic changing content such as horoscopes, lottery results and weather reports. Historically, we have licensed our applications, content and related services to wireless carriers and enterprises. We have revenue sharing license agreements with wireless carriers such as Verizon Wireless, AT&T Wireless, Nextel and ALLTEL Wireless, that allow us to deliver our services and branded content to a wide base of consumer cell phone users. For enterprises, we have in the past offered solutions that deliver financial market data, proprietary internal documents and other useful information to mobile workers, although this no longer comprises a core part of our business or strategy.

During February 2004, we acquired the business of an early stage company, nReach, Inc., to increase our focused offerings of products and services to the cell phone industry. nReach is a wireless content distribution company that offers a broad portfolio of popular mass-market cell phone content including ringtones, games and on-device images. This company may provide us with access to a large number of consumers through its existing marketing arrangements with large retailers. nReach has an arrangement with Merit Industries, a manufacturer of touch-screen entertainment devices, to introduce self-serve mobile content vending machines capable of delivering nReach's ringtones, images and games. Prior to our acquisition, nReach had minimal revenues and incurred a significant loss in 2003.

We have since our inception earned limited revenues and incurred substantial recurring operating losses, including net losses of $17,537,775 for the twelve month period ended December 31, 2003, net losses of $8,037,173 and $14,819,860 for the years ended December 31, 2002 and 2001, respectively, and net losses of $30,993,559 and $7,124,126 for the years ended June 30, 2000 and 1999, respectively. Additionally, we had an accumulated deficit of $90,396,781 at December 31, 2003.

In May 2002, we commenced an effort to realign our infrastructure and related overhead to correlate with reductions in projected revenue. As part of this effort, we closed our UK and Hong Kong sales offices and downsized our domestic operations through staff reductions to a level sufficient to support our projected operations. During 2003, we continued to reduce our cost structure through the termination of additional personnel and the relocation of our headquarters to Plymouth Meeting, Pennsylvania. Personnel headcount was reduced from 66 in May 2002 to the level of 20 as of March 15, 2004 (including nReach employees). These efforts have reduced our average monthly operating expenses from approximately $1,090,000 in July 2002 to approximately $370,000 as of March 2004 (including operating expenses of nReach), excluding noncash stock compensation, depreciation and amortization. We anticipate that our monthly operating expenses will increase during 2004 due to the working capital requirements of the business of nReach, as well as related to expansion of marketing and business development efforts for all of our products and services and increased corporate overhead. We also anticipate using a significant portion of our working capital to settle our accounts payable, which accounts payable were approximately $1,700,000 as of December 31, 2003.

We are incorporated in the State of Delaware. We commenced operations in August 1993, and had our initial public offering in March, 1996.

Industry Overview

We believe that the wireless application market is evolving. The changing business needs of wireless carriers and enterprises and consumers combined with advances in wireless technology have created a market for the types of applications offered by us and other companies. Furthermore, consumers have shown a willingness to pay for well-targeted wireless applications that provide premium content and dynamic changing information.

Wireless carriers are working to increase average revenue per unit (ARPU) and enhance their return on investment for the billions of dollars they have spent and continue to spend on network upgrades and spectrum licenses. These carriers have identified wireless applications as a way to improve both their top-line revenue and profitability. Wireless applications can improve ARPU, increase customer loyalty through the use of branded products and services and financially justify the large investments in data networks.

Carriers have adopted wireless data platforms that allow users to download applications to their mobile phones facilitating a better overall user experience than WAP (Wireless Application Protocol) browsers can provide. As an example, Verizon Wireless has adopted BREW (Binary Runtime Environment for Wireless) while AT&T Wireless and Sprint PCS have adopted the J2ME (Java 2 Micro Edition) platform. Both platforms allow the carriers and the application developers to generate subscription, download and usage revenue from wireless subscribers. We develop our client-side applications for both BREW and J2ME environments.

We believe that the evolution of the cellular industry is at an important turning point, where both consumers and businesses are expecting more functionality and features from both their cell phones and their cellular carriers. This expectation is being driven by a number of industry trends including highly competitive pricing packages, newer and more functional cell phones and mobile devices, and the customers' ability to take their cell phone number with them to a new carrier that offers them more value than the incumbent. Competition in this environment is moving from differentiation based on network coverage or minute rates to one based on enhanced features and services. We believe that as carriers' network coverage, quality of service and pricing plans become more-or-less equal, cell phone customers will choose a carrier based principally on the suite of premium content and applications that are included with its service. This environment will provide an opportunity for us to exploit our current and planned content assets and delivery capabilities, developed over the past nine years.

Strategy

We are building, through acquisition and through internal development, a wide array of content that will continue to be offered through traditional carrier-based distribution channels as well as through bundled offerings with pre-paid voice minutes. The content offered or to be offered through the SmartServ platforms consists of:

     o Premium content, such as ring tones, images and games, that are periodically delivered and reside on the mobile device; and
     o Dynamic mobile applications, where the information or data content is frequently changing and therefore frequently delivered to the mobile device.

While we expect to retain and grow our revenues derived through existing channels, we believe that there is a substantial opportunity to grow additional revenue through the bundling of our existing and planned future premium content with voice services in ways targeted to specific segments of the consumer market. Providing a set of products that bundle cell phone airtime with premium content, such as ringtones, images and games, delivered through our current technology infrastructure is how we plan to enter the emerging market for reselling wireless airtime. We also believe there is the opportunity to grow revenues through the introduction and deployment of the self-serve mobile content vending machines. We intend to locate such vending machines at wireless retailers, electronics stores, airports, train stations and restaurants. The growth of revenues through these alternative channels in addition to the existing channels will be important as we expect that only one of four largest customers during fiscal year 2003 will continue to generate revenues for us in 2004. See "Risk Factors - Only one of our four major customers will continue to generate revenues for us in 2004" for more details.

Our immediate focus will be on finding channels to market to specific segments of consumers within the pre-paid wireless marketplace. The rapidly expanding pre-paid market parallels the track taken a decade ago for pre-paid long distance, but has an expanded reach since pre-paid wireless users can completely avoid the monthly costs for a traditional home landline telephone.

We plan to establish new brands delivering voice services together with simple, easy to use bundled content and applications that will provide a unique and sought after product for our targeted market segments. By providing unique and differentiated value, our goal is to attain a profitable leadership position supported by long-term customer loyalty. We plan to offer basic voice service by reselling airtime at retail rates by means of wholesale airtime purchase agreements with one or more major carriers. Content and applications will be a combination of our proprietary content, developed by us, and licensed content provided by third party content developers. All content and applications will be delivered by our wireless applications delivery technology and data center infrastructure. Consistent and effective brand communications are planned in order to build awareness of "the wireless service built for you" within our targeted markets. We may provide our premium content to other resellers of cell phone airtime who want to bundle our premium content on an OEM basis with their product or service. This will depend on whether it is financially and commercially feasible for us to work with other resellers and whether it will expedite the offering of our premium content to consumers on terms which are financially advantageous to us.

We have already begun the process of deploying these bundled products to market. In December 2003 we conducted a retail store trial sale of the SmartServ Toro Card Pack designed for Hispanic users who have prepaid cell phone service. Included in this product was a prepaid airtime card for use with most carriers and a Toro Card that entitled the purchaser, at no extra charge, to receive from us three Spanish-music ring tones, and horoscopes and lottery information in Spanish. Following this trial of the Toro product, we expect to continue to implement this concept.

We plan to conduct market analyses to identify consumer and business segments that can be better served by customized content and application packages. Consumer segments that have sufficient size, growth potential, and for which we can attain a leading position through our market penetration strategy, will be targeted for near-term development. Our goal is to enter this area initially through the internet, and then expand into other channels. There can be no assurance that such market segments will favorably respond to our products and services, or that we will have sufficient resources to pay the costs and expenses to launch our products and services into such market segments.

Ringtones, Images, and Games

We believe that the ability to provide certain types of premium content including ringtones, images and games offers a substantial revenue opportunity. Moreover, this type of content will play a prominent role in the bundling of premium content with voice services that, as previously discussed, forms a substantial part of our future plan. nReach provides us with a portfolio of premium content that is intended to be a foundation to acquire licenses for similar content with consumer appeal. nReach currently has licensed content for ringtones from brands including American Idol, The Matrix, Eminem, Britney Spears, 50 Cent, The Beatles, Elvis Presley, 2Pac, Snoop Dogg, Frank Sinatra, NSYNC, Star Trek, and Faith Hill. nReach's products also broaden our premium content offerings with downloadable games including Tom Clancy's Splinter Cell, Black Jack, Video Poker, Rayman Golf Bowling, and Solitaire. Additionally, nReach has licensed a large catalog of popular cell-phone background images ranging from landscapes, cartoons, and sports graphics to images from popular consumer magazines such as Maxim.

Dynamic Mobile Applications

We are marketing a portfolio of dynamic mobile applications. These include:

     o    Horoscopes
     o    Lottery results
     o    Weather reports
     o    Lifestyle news and information
     o    Stock quotes
     o    Stock watch lists
     o    Financial portfolio information

Most of our dynamic content products are branded and are summarized below:

     AstroCom Zodiac. AstroCom Zodiac delivers daily romance, career, family, life, health and inspirational readings. Horoscopes are written by leading astrologers.

     Lottery USA. Lottery USA provides the latest lottery results, jackpot updates and drawing dates. The user can set his personal preferences and see the results of favorite games automatically or he may search by state, game and date.

     Area Weather. Area Weather has animated forecast icons and is easy to use and customize. Users can save their preferences to instantly produce weather reports for their favorite places. Content is provided by Meteorlogix, formed by the consolidation of three weather-service leaders: b2b provider DTN Weather Services, broadcast media weather graphics expert Kavouras, and long-range forecaster and climate predictor Weather Services Corporation.

     BusinessWeek Online. BusinessWeek Online is a wireless financial application that provides news stories and proprietary content from BusinessWeek Online, while also providing stock quotes, company news, watch lists and stock day charts.

Technology Platform

Our content and application delivery technology is comprised of an integrated array of hardware, real-time network connections, and a suite of custom software code that provide a fast, reliable, and reusable solution for the delivery of data to mobile devices such as cell phones.

Today, mobile application technology is rapidly evolving along several discrete and competing paths. Some carriers have begun to deploy devices that use the J2ME mobile Java framework from Sun Microsystems, Inc. for their applications. Other carriers are placing heavy investments behind Qualcomm's BREW (Binary Runtime Environment for Wireless) development framework. Yet other carriers are relying on WAP (Web Access Protocol) or MMS messaging extensions to deliver application content. This complex array of end-user application technologies has historically meant that application developers needed to pick and choose among them. A single application could not work on all carriers and mobile devices. We have greatly reduced the complexity of this problem by building a device-independent middleware platform. Our middleware translates user interactions with complex back-end logic and data feeds into a set of formats that can be delivered to virtually all mobile devices. Using this approach, although "thin" client applications are still built in BREW, J2ME or WAP, our platform allows the majority of each application's complexity to be built in common back-end code shared across all of these platforms.

Wireless carriers and service providers require that the back-end services that deliver content and applications be reliably available on a 24/7 basis. We host our applications in a data center that features carrier-grade fault tolerance and redundancy. Every critical hardware and software system in the SmartServ platform is designed to be redundant. From a hardware perspective, our platform is able to maintain its uptime because of our substantial investment in redundant power sources, middleware and application servers that mirror one another, and fault-tolerant storage arrays. No single point of failure exists in our hardware platform. From a software perspective, our platform provides internal staff and interested application partners with a set of monitoring tools that provide real-time information about our data center's status. Additionally, we have built an application deployment process that allows new applications and application upgrades to be distributed with little or no downtime.

Competition and Competitive Risk

The market for wireless information services and application development is highly competitive and subject to rapid technological change, shifting consumer preferences and frequent new service introductions. We face competition from a number of businesses that deliver similar services through personal computers and mobile devices in three major categories: (1) wireless infrastructure solution providers targeting wireless carriers, (2) wireless application developers targeting wireless carriers, and (3) wireless application service providers targeting enterprise businesses. Wireless application developers such as InfoSpace, HillCast Technologies and Digital Orchid offer competing finance, news and content applications using WAP, Java and/or BREW to subscribers of wireless carriers for access on their mobile phones. Infrastructure providers such as Cellmania, ActiveSky and Mforma provide platform solutions to wireless carriers enabling the carriers to more easily provide content applications, games and ringtones to their subscribers. Wireless application service providers such as Aether Systems, Inc., 724 Solutions, Inc. and Semotus Solutions compete with us in developing and hosting wireless applications for enterprise businesses.

We expect competition to increase from existing competitors and from new competitors, possibly including wireless telecommunications companies. Many of our competitors and potential competitors have substantially greater financial, marketing and technical resources. Increased competition in the market for our services could limit our ability to expand and have a material adverse effect on our business.

The content provided through our applications and infrastructure is generally purchased through non-exclusive distribution agreements. While we are not dependent upon any one content provider, existing and potential competitors may enter into agreements with these and other such providers and thereby acquire the ability to deliver online information and transactional services substantially similar to those provided by us. Additionally, there are a relatively small number of information providers that control pricing and access to information.

The  principal  competitive  factors  in both  the Web and  wireless  industries include content, product features and quality, ease of use, access to distribution channels, brand recognition, reliability and price. Our strategy of establishing alliances with strategic marketing partners and our ability to provide what we believe to be unique applications and infrastructure may enable us to compete effectively.

Our entry into the prepaid wireless reseller business also presents competitive challenges. The facilities-less wireless reseller business in the US is relatively new. Recent developments in the industry have changed the economics of the reseller market, including pre-paid services.

Until recently, the major wireless carriers had been concentrating on managing the capital expense issues involved in deploying their networks to provide broad nationwide coverage. Their main focus was on getting the coverage they needed to make the service reliable and scaleable for the mass market. As a result, anyone interested in becoming a reseller had to pay very high wholesale prices to those carriers. Now, because of improved network technologies and better coverage, many carriers have excess capacity and wholesale airtime rates are getting lower. This natural industry progression is similar to the evolutionary changes that have occurred in Europe where resellers in Europe have a significant market share.

The pre-paid market is also fairly new. Only recently have Verizon and AT&T launched their own pre-paid services called Free-Up and Go-Phone, respectively. The promotional campaigns for these services, however, tend to emphasize the main brand rather than the pre-paid service brand. Sprint has also recently launched a pre-paid service, and Sprint has a financial stake in Virgin Mobile.

Virgin Mobile and TracFone have been the most visible of the wireless resellers in the U.S. pre-paid business. Virgin has been attacking the youth segment with a simple pricing plan and a promotion of its strong content affiliation with MTV.

TracFone Wireless, Inc., a subsidiary of Mexico's dominant wireless carrier America Movil, has been in business in the U.S. for several years. It has primarily targeted under-banked and credit risk customers with a simple pre-paid model. Its edge at this point is in distribution, and TracFone phones and prepaid airtime cards are being sold by many major retailers, including Wal-Mart and Best Buy.

We also face competition from the wireless carriers themselves, all of whom offer prepaid wireless services, and separately, mobile applications. So far, however, the carriers have not made any significant efforts in marketing bundled pre-paid voice and content services.

Proprietary Rights

Although we do not currently hold any patents, we have filed a patent application seeking a patent for our own "device agnostic" information and transaction platform, made up of our W2W MiddlewareTM and our content and processing engines. This platform is comprised of the W2W MiddlewareTM, based on the Windows NT operating system and the authorization, quote, news and transaction engines, based on Hewlett-Packard Company's Unix operating system and Oracle Corp.'s version 9i parallel server database. This platform supports a wide array of browsers operating on wireless and wired networks and seamlessly integrates real-time data and transaction capabilities, such as stock trade order routing and m-commerce services, into a user-friendly services interface.

We rely upon a combination of contract provisions and trade secret, patent, trademark and copyright laws to protect our proprietary rights. We license the use of our services under agreements that contain terms and conditions prohibiting the unauthorized use or reproduction of our software and services. Although we intend to protect our rights vigorously, there can be no assurance that any of the foregoing measures will be successful.

We believe that none of our products, services, trademarks or other proprietary rights infringe on the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against us with respect to current features, content or services or that any such assertion may not require us to enter into royalty arrangements or result in litigation.

Government Regulation

We are not currently subject to direct regulation other than federal and state regulation generally applicable to businesses. However, the current and future regulatory environment relating to the telecommunications and media industry could have an effect on our business, including transborder data flow regulations, regulatory changes which directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies. Additionally, legislative proposals from international, federal and state governmental bodies in the areas of content regulation, intellectual property and privacy rights, as well as federal and state tax issues could impose additional regulations and obligations upon all service providers. We cannot predict the likelihood that any such legislation will pass, or the financial impact, if any, the resulting regulation or taxation may have on us.

Moreover, the relevance to application service providers of existing laws governing issues such as intellectual property ownership, libel and personal privacy is uncertain. The use of the Internet for illegal activities has increased public focus and could lead to increased pressure on legislatures to impose regulations on application service providers such as us. The law relating to the liability of online service companies for information carried on or disseminated through their systems is currently unsettled. If an action were to be initiated against us, the costs incurred as a result of such action could have a material adverse effect on our business.

Employees

As of March 15, 2004, we employed 20 people (including 8 nReach employees in Lakewood, Colorado), all of whom were employed in the United States. We anticipate that staffing requirements associated with the implementation of our plan of operation will require the addition of approximately 3 people during the year ending December 31, 2004. None of our employees are covered by a collective bargaining agreement, and we believe that our relationship with our employees is satisfactory.

Description Of Property

We occupy approximately 4,400 square feet in a leased facility located in Plymouth Meeting, Pennsylvania. This is our headquarters and the lease expires in September 2007. nReach occupies approximately 4,077 square feet in a leased facility located in Lakewood, Colorado. The lease expires on July 31, 2007.

Legal Proceedings

On or about February 29, 2000, Commonwealth Associates, L.P. ("Commonwealth") filed a complaint against us in the Supreme Court of the State of New York, County of New York. The complaint alleged that in August of 1999, Commonwealth entered into an engagement letter with us that provided for a nonrefundable fee to Commonwealth of $15,000 payable in cash or common stock at our option. The complaint alleged that we elected to pay the fee in stock and, as a result, Commonwealth sought 13,333 shares of common stock or at least $1,770,000 together with interest and costs. In our defense, we denied that we elected to pay in stock. On March 4, 2003, we received a favorable decision in this matter after a trial held in the Supreme Court of the State of New York. The decision holds that, consistent with our defense, we are required to pay Commonwealth a retainer fee of only $13,439, plus interest and certain costs. Commonwealth's time to appeal has not yet expired because a notice to enter the judgment has not yet been filed by either party. While we intend to vigorously defend any appeal of the decision in the Commonwealth matter, the unfavorable outcome of such an appeal could have a material adverse effect on our financial condition, results of operations and cash flows.

In August of 2003, we entered into a Stipulation of Arbitration with Brauning Inc., Mike Silva and Todd Peterson, former consultants to us (collectively, the "Claimants"), pursuant to which we and the Claimants agreed to resolve, in a binding arbitration proceeding, the Claimants' demand for damages resulting from an alleged breach of contract and a failure by us to timely register the shares of common stock underlying certain consulting warrants issued by us to the Claimants. Although we believe that the shares underlying the warrants were timely registered, and that the Claimants demand is without merit, we have reached an agreement to settle this matter in order to avoid the uncertainties of litigation. Under the terms of the settlement agreement, dated February 27, 2004, we issued 60,000 shares of our common stock in satisfaction of the claim, and we paid Claimants $45,000 for certain wireless industry consulting reports. We also granted registration rights to the recipients of such 60,000 shares.

On or about March 22, 2004, Jenkens & Gilchrist Parker Chapin, LLP, our former legal counsel, filed a complaint against us in the Supreme Court of the State of New York, County of New York. The complaint seeks payment of unpaid invoices for legal services in the amount of $599,244. While we intend to vigorously defend such lawsuit, an unfavorable outcome could have a material adverse effect on our financial condition, results of operation and cash flows.

                                   MANAGEMENT

Directors and Executive Officers

The following table sets forth information with respect to our executive officers and directors.

Name                   Age    Position
----                   ---    --------

Robert Pons             47    Chief Executive  Officer,  President and Class III
                              Director
Timothy G. Wenhold      43    Chief Operating Officer,  Executive Vice President
                              and Secretary
Len von Vital           53    Chief Financial Officer
L. Scott Perry (1) (2)  55    Chairman of the Board and Class I Director
Catherine Cassel
  Talmadge (1)          52    Class I Director
Charles R. Wood (2)     63    Class III Director


----------
(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee

Robert Pons has been our Chief Executive Officer and President since January 24, 2004 and a director since August 28, 2003. He served as Interim Chief Executive Officer from August 28, 2003 to January 24, 2004. Mr. Pons had been a consultant to us from August 4, 2003 to January 24, 2004. From April 16, 1999 to April 15, 2002, Mr. Pons was founder and President of FreedomPay, a stored value payment processing company enabling cashless payments on wireless devices. From March 1999 through December 1999, Mr. Pons was Chief Operating Officer of Real Time Data, a company in the data transmission (telemetry) business. Prior thereto, from March 1, 1995 to April 15, 1999, Mr. Pons was President and CEO of LifeSafety Solutions, an enhancement to the 9-1-1 public safety emergency system. Mr. Pons also held executive positions with both MCI and Sprint. Mr. Pons is a member of the Board of Directors of Network-1 Security Solutions, Inc., a software licensing company.

Timothy G. Wenhold has been our Executive Vice President, Chief Operating Officer and Secretary since March 10, 2004. Mr. Wenhold had been a consultant to us from August 4, 2003 to March 10, 2004. From May 1, 2002 to August 31, 2003, Mr. Wenhold was founder and President of Factory X, Inc. a manufacturer of licensed high end movie, comic and gaming collectibles. Prior thereto, from January 1, 1985 to May 1, 2002, Mr. Wenhold was founder and President of Sintaks, Inc., a system integration and technology consulting firm. Sintaks was acquired by Canon in 1998.

Len von Vital has been our Chief Financial Officer since April 9, 2004. Mr. von Vital was engaged by us as a consultant to provide financial services from January 27, 2004 to April 9, 2004. From February 11, 2002 to October 31, 2003, Mr. von Vital was Chief Financial Officer of 4GL School Solutions, Inc., a developer and vendor of special education software and services. From April 2001 to November 2001, Mr. von Vital was Chief Financial Officer of eCal Corporation, a developer and vendor of enterprise Internet calendaring and scheduling software and services and was a consultant in December 2001 and January 2002. From July 2000 to March 2001, Mr. von Vital was Chief Financial Officer of
National Dental Corporation, an e-commerce start-up and software company providing procurement savings to the dental industry and from March 2000 to June 2000, was Chief Financial Officer of Financialweb.com, an e-financial services company. From October 1998 to February 2000, Mr. von Vital was the Chief Financial Officer of ESPS, Inc., a provider of enterprise business-to-business document management and publishing software and services. ESPS had its initial public offering in June 1999. Mr. von Vital also served as interim CEO of ESPS, Inc. from June 1999 until October 1999. Prior thereto, he held the positions of senior vice president of product management and Chief Financial Officer for Astea International, Inc., a developer and vendor of enterprise customer relationship management software and services, that had its initial public offering in July 1995. He also held senior financial positions during a twelve-year career with Decision Data Inc., an international provider of plug-compatible IBM computer peripheral equipment and services, including Vice President of Mergers and Acquisitions, Corporate Controller and Principal Accounting Officer. Mr. von Vital is a certified public accountant.

L. Scott Perry has been Chairman of the Board of Directors since August 2003 and a director since November 1996. Mr. Perry was appointed Vice Chairman of the Board of Directors from September 2002 until August 2003. Mr. Perry has been the managing partner of Cobblers Hill Group, a strategy consulting firm, since May 2002. From June 1998 to December 2001, Mr. Perry was Vice President, Strategy & Business Development, AT&T and Vice President Strategy and Alliances - AT&T Solutions. From December 1995 to June 1998, Mr. Perry was Vice President, Advanced Platform Services of AT&T. From January 1989 to December 1995, Mr. Perry held various executive positions with AT&T including Vice President - Business Multimedia Services, Vice President (East) - Business Communications Services and Vice President - Marketing, Strategy and Technical Support for AT&T Data Systems Group. Prior to AT&T, Mr. Perry was General Manager, Academic Computing Information Systems and served in other sales, marketing and general management positions at IBM. Mr. Perry is a member of the Board of Directors of the Information Technology Association of America, INEA, Inc., a web analytics software firm, Viacore, Inc., a supply chain services firm and Zanett, Inc., a professional services firm, as well as being a member of several technology advisory boards. He is also a special advisor to Global Asset Capital, a venture capital company.

Catherine Cassel Talmadge has been a director since March 1996. Since October 2002, Ms. Talmadge has been Vice President of Strategic Relationships for Lemur Networks, a leading provider of next generation business support systems for on-demand, real-time IP services delivery. From July 2001 to October 2002, Ms. Talmadge consulted to a number of companies in the areas of product development, business process improvement, strategic planning and business development. Ms. Talmadge was Vice President of Business Development for Maher & Maher, a leading business integration and consulting firm for the broadband industry from January through July 2001 and Senior Vice President of Business Development for High Speed Access Corporation from May 1999 to January 2001. From September 1984 to May 1999, she held various positions with Time Warner Cable, a division of Time Warner Entertainment Company, L.P., including Vice President, Cable Programming; Director, Programming Development; Director, Operations; Director, Financial Analyses; and Manager, Budget Department.

Charles R. Wood has been a director since September 1998. Mr. Wood is Chairman and Chief Executive Officer of Terra Investors, Inc., a private, closely held investment company. Mr. Wood also serves on the Board of Advisors of Contact Point, a privately held company specializing in customer service and sales training and as founder and Managing Advisor of Woodmar LLC, an Internet marketing company. Mr. Wood was Senior Vice President of Data Transmission Network Corporation and President of DTN Financial Services from 1989 and 1986, respectively, until February 28, 2000.

Our officers are elected annually and serve at the discretion of the Board of Directors for a one year term and until their respective successors are duly elected and qualified or until their earlier resignation or removal, subject to any rights provided by employment agreements that are described below under "Executive Compensation - Agreements with Named Executive Officers".

Other Significant Employees

Matthew Stecker, 35, has been our Chief Technology Officer since April 15, 2004. From September 2000 to February 2003, Mr. Stecker was a Director of Technology for Vindigo, Inc., a developer of mobile applications. He was a Director of Technology of Electronic Inc., a graphic and user interface design studio, from June 1999 to May 2000. Prior thereto, from March 1988 to June 1999, Mr. Stecker was the CEO and co-founder of The Applied Information Group, a consulting company that delivered custom software and strategy to pharmaceutical research organizations, specializing in gene expression technologies. Prior thereto, from May 1993 to March 1998, Mr. Stecker was the President of Marble Associates, Inc., a consulting company specializing in object-oriented software development.

Daniel Wainfan, 41, has been our Vice President of Marketing since March 22, 2004. From November 2000 to March 2004, Mr. Wainfan was President of Nutrabrand Innovations, L.L.C., a nutritional products development and marketing company. From 1994 to 2000, Mr. Wainfan was a Marketing Manager, Business Director and then a Category Director of various business groups for the Campbell's Soup Company. Prior thereto, from 1987 to 1993, Mr. Wainfan served in a variety of marketing and sales capacities at the Nabisco Biscuit Company, including Brand Manager of Ritz Crackers.

Board of Directors

Our Board of Directors is divided into three classes: Class I Directors, Class II Directors and Class III Directors. Directors of each Class are elected for a full term of three years (or any lesser period representing the balance of the previous term of such Class) and until their respective successors are duly elected and qualified or until their earlier resignation or removal. The Class I Directors will serve until the Annual Meeting of SmartServ's stockholders to be held in 2005, the Class II Directors will serve until the Annual Meeting of SmartServ's stockholders to be held in 2006 and the Class III Directors will serve until the Annual Meeting of SmartServ's stockholders to be held in 2004. Under a Stock Purchase Agreement dated May 15, 2000, TecCapital, Ltd. has the right to designate one member of our Board of Directors. However, TecCapital is not currently exercising its right to have a designee on the Board. Our current Board consists of four directors.

Executive Compensation

The following table sets forth, for each of the last three full fiscal years, information concerning annual and long-term compensation, paid or accrued for services in all capacities during the fiscal year ended December 31, 2003, for our Chief Executive Officers during 2003 and for the two executive officers (collectively, the "Named Executive Officers") with base salary and bonuses exceeding $100,000 during 2003:

                                                 Summary Compensation Table
                                                 --------------------------
                                      Annual Compensation                  Long-term Compensation
                             --------------------------------------- --------------------------------------

                                                          Other
                                                          Annual     Restricted   Securities
Name and Principal           Fiscal                    Compensation    Stock      Underlying    All Other
Position                      Year    Salary    Bonus     (1)(2)     Awards (3)   Options (4)  Compensation
-----------------------------------------------------------------------------------------------------------
Robert Pons (5)             2003     $44,000   $   --     $   --      $   --        50,000       $16,000
Chief Executive Officer     2002         -0-       --         --          --            --            --
                            2001         -0-       --         --          --            --            --

Sebastian E. Cassetta (6)   2003      90,449       --         --          --            --        12,941(8)
Former Chief Executive      2002     215,521       --      7,500          --        34,667        42,022(8)
Officer                     2001     255,000   50,000      9,750          --            --        37,218(8)

Thomas W. Haller (7)        2003     102,400        --     4,000          --            --         9,932(9)
Former Senior Vice          2002     134,479        --     6,000          --        13,250         9,932(9)
President and Chief         2001     164,558    37,500     6,000          --         3,750         9,932(9)
Financial Officer

Richard Kerschner (10)      2003     100,000       --         --          --            --            --
Former Senior Vice          2002     131,667       --         --          --            --            --
President and General       2001     160,000   48,000         --          --        13,333            --
Counsel


(1)  Amounts shown consist of a non-accountable expense allowance.
(2) The aggregate amount of personal benefits not included in the Summary Compensation Table does not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus paid to the Named Executive Officers.
(3) The Named Executive Officers did not receive any long-term incentive plan payouts during fiscal 2003, 2002 or 2001.
(4) All options granted to the Named Executive Officers in 2002 were the result of the reduction of the exercise prices of options to purchase a like number of shares granted in previous years. The exercise price reductions were approved by our stockholders at the Annual Meeting of Stockholders on December 13, 2002. The previously granted options are shown in the table if such options were granted during the reported period. Mr. Pons' warrants were granted in 2003 pursuant to his Consulting Agreement with us dated August 4, 2003.
(5) Salary reflects amounts paid under Mr. Pons' Consulting Agreement with us dated August 4, 2003. Mr. Pons served as Interim Chief Executive Officer from August 28, 2003 to January 23, 2004 pursuant to this Consulting Agreement. He is now our Chief Executive Officer.
(6)  Mr. Cassetta left our employ in August 2003.
(7)  Mr. Haller left our employ in January 2004.
(8) Amount represents premiums paid by for life and disability insurance for the benefit of Mr. Cassetta and membership dues approved by the Board of Directors.
(9) Amounts represent premiums paid by us for life insurance for the benefit of the employee.
(10) Mr. Kerschner left our employ in February 2004.

Stock Options

The following table sets forth information with respect to stock options granted to the Named Executive Officers in fiscal year 2003:

                        Option Grants in Last Fiscal Year
                        ---------------------------------

                               Number of Securities   % of Total Options Granted
                                Underlying Options    to Employees in the fiscal    Exercise
          Name                      Granted(1)                  year(2)               Price          Expiration Date
----------------------------- ----------------------- --------------------------- ----------------- ---------------------
Robert Pons                          41,667(1)                 83.3%                   $2.04           August 4, 2008

                                      8,133(1)                 16.7%                   $2.04           August 4, 2008

     (1) Represents warrants to purchase shares of our common stock issued to Mr. Pons pursuant to his consulting arrangement with us. See "Agreements with Named Executive Officers" for details.
     (2) We did not grant any options in fiscal year 2003. However, during fiscal year 2003 we did grant these warrants to Mr. Pons, who subsequently became our Interim Chief Executive Officer in August 2003.

     The following table sets forth information as to the number of unexercised shares of common stock underlying stock options and the value of unexercised in-the-money stock options at December 31, 2003:

               Aggregated Option Exercises in Last Fiscal Year and
                       Fiscal Year End Option Value (1)(2)
                       -----------------------------------


                                                   Number of Unexercised       Value of Unexercised
                                                  Securities Underlying        In-The-Money Options
                          Shares                  Options at Fiscal Year        at Fiscal Year End
                        Acquired on      Value      End Exercisable/              Exercisable/
Name                     Exercise      Realized      Unexercisable                Unexercisable
---------------------------------------------------------------------------------------------------
Robert Pons                   --          --          50,000/0                      $0/$0

Sebastian E. Cassetta         --          --          21,250/0                      $0/$0

Thomas W. Haller              --          --        29,083/1,500                    $0/$0

Richard Kerschner             --          --          21,667/0                      $0/$0


     (1) Value is based on the closing price of our common stock as reported by the OTC Bulletin Board on December 31, 2003 ($1.40) less the exercise price of the option.
     (2) No stock options were exercised by the Named Executive Officers during the fiscal year ended December 31, 2003.

Agreements with Named Executive Officers

We entered into a consulting agreement with Robert Pons, dated August 4, 2003 ("Pons Consulting Agreement"), whereby Mr. Pons rendered consulting services to us related to our business activities, strategic planning, and market research and strategic due diligence on proposed business opportunities. The agreement had an initial term of four months and was continued until he became our Chief Executive Officer on January 24, 2004. As compensation for such services, we agreed to pay him a cash fee of $15,000 per month ($4,000 of which was deferred until we closed a financing on no less than $2.5 million), issued to him a warrant to purchase 41,667 shares of our common stock, which was changed to 50,000 shares of our common stock, and agreed to pay him a transaction fee equal to 1% of (i) any cash or securities received by us from any equity transaction during the term of the agreement and
(ii) sales revenue received and recognized by us resulting from his assistance. The warrant expires in August 2008, is convertible at the price of $2.04 per share, and became exercisable in December 2003. The Pons Consulting Agreement was entered into prior to Mr. Pons becoming our Interim Chief Executive Officer on August 28, 2003.

We entered into an Employment Agreement with Robert Pons, dated March 12, 2004. The agreement provides for a 4 year term with a base annual salary of $210,000 in the first year of the term, subject to increases as determined by the Board of Directors. Mr. Pons shall also be eligible for bonuses in the event we meet certain performance goals related to raising additional capital, revenue targets or other goals mutually set by Mr. Pons and us. Mr. Pons also received an option to purchase 1,300,000 shares of our common stock under a non-plan option agreement, which option has an exercise price of $1.50 per share and a term of 10 years. The option provides for 557,141 shares to vest immediately and the remaining 742,859 shares to vest in equal amounts as of the last day of each calendar quarter commencing March 31, 2004. The options will vest immediately upon a Change of Control (as defined in his option agreement) or in the event Mr. Pons is terminated Other Than for Cause or he terminates employment for Good Reason (as each is defined under the Employment Agreement). Mr. Pons will also receive 12 months of base salary upon termination Other Than for Cause or if he terminates employment for Good Reason

We entered into a Separation Agreement with Sebastian E. Cassetta, our former Chairman and Chief Executive Officer, effective as of October 21, 2003 (the "Cassetta Separation Agreement"). The Cassetta Separation Agreement terminated Mr. Cassetta's rights under his employment agreement, including without limitation, any rights to compensation and severance, in exchange for the consideration set forth therein, including the following: (i) a cash payment for unpaid base salary and accrued vacation of $18,990.30, payable on or before October 31, 2003, (ii) forgiveness over a 3 year period of certain loans in the original principal amount of $500,000 plus accrued interest, (iii) extension of the Put Right contained in Mr. Cassetta's Restricted Stock Agreement dated December 28, 1998, allowing Mr. Cassetta 1 year instead of 60 days to either repay a promissory note in the original principal amount of $457,496.86 plus accrued interest, or return 94,707 restricted shares of our common stock in full satisfaction of such promissory note and accrued interest thereon.

In connection with his retirement, we entered into a Separation Agreement with Mario Rossi, our former Executive Vice President, Chief Technology Officer, and Director, effective as of October 21, 2003 (the "Rossi Separation Agreement"). The Rossi Separation Agreement terminated Mr. Rossi's rights under his employment agreement, including without limitation, any rights to compensation and severance, in exchange for the consideration set forth therein, including the following: (i) a cash payment for unpaid base salary and vacation of $16,667.00 payable in two equal installments on October 31, 2003 and November 20, 2003, (ii) a cash payment for unpaid contractual base salary of $112,500.00, of which $81,370.69 will be offset against Mr. Rossi's obligation to us of $47,004.00 in accrued interest on a restricted stock note in the original principal amount of $152,500 (the "Rossi Note"), and the remaining $31,129.31 to be paid in two equal installments on April 21, 2004 and October 21, 2004, (iii) a warrant to purchase 41,667 shares of our common stock at no less than $2.40 per share, and (iv) pursuant to Mr. Rossi's rights under a Restricted Stock Agreement, cancellation of the principal amount of the Rossi Note upon delivery by Mr. Rossi to us of the 34,347 shares of restricted stock securing the Rossi Note. In January 2004, Mr. Rossi assigned and transferred all 34,397 restricted shares of common stock to us in full satisfaction of the outstanding non-recourse debt of $68,000.

We entered into a retention agreement with Thomas W. Haller, Senior Vice President and Chief Financial Officer, effective as of June 20, 2003 (the "Haller Agreement"), pursuant to which Mr. Haller would receive the following severance benefits if he is terminated by us other than for Cause (as defined in the Haller Agreement): (i) 12 months of Mr. Haller's then current annual base salary (but in no event less than $165,000 per annum), plus any deferred and unpaid salary and bonus, payable in equal quarterly installments, in advance,
(ii) continuation of health, disability, and life insurance coverage for a period equal to the earlier of 12 months or Mr. Haller's eligibility for replacement coverage from a new employer, and (iii) vesting of any unvested stock options and extension of the exercise period of all stock options to one year from the Termination Date, as defined in the Haller Agreement. Mr. Haller left our employ in January 2004, which we believe does not trigger such severance benefits.

We entered into a retention agreement with Richard D. Kerschner, Senior Vice President, General Counsel and Secretary, effective as of June 20, 2003 (the "Kerschner Agreement"), pursuant to which Mr. Kerschner would receive the following severance benefits if he was terminated by us other than for Cause (as defined in the Kerschner Agreement): (i) 9 months of Mr. Kerschner's then current annual base salary (but in no event less than $160,000 per annum), plus any deferred and unpaid salary and bonus, payable in equal quarterly installments, in advance, (ii) continuation of health and disability insurance coverage for a period equal to the earlier of 9 months or Mr. Kerschner's eligibility for replacement coverage from a new employer, and (iii) vesting of any unvested stock options and extension of the exercise period of all stock options to one year from the Termination Date, as defined in the Kerschner Agreement. In connection with him leaving our employ in February 2004, Mr. Kerschner entered into an Employee Separation Agreement with us, dated February 2, 2003, providing for his severance compensation of continuation of his current, reduced salary of $100,000 through June 30, 2004, a one-time payment of $15,000 and issuance of a warrant to purchase 50,000 shares of our common stock. The Employee Separation Agreement replaced and superceded the Kerschner Agreement. The warrant has a term of five years, is immediately exercisable, has an exercise price of $1.65 per share, and contains registration rights for the shares underlying the warrants. In consideration of his severance payments, he agreed to join our Advisory Board to provide strategic advice and transition services until June 30, 2004.

Directors' Compensation

Each director who is not an officer or employee of SmartServ is reimbursed for his or her out-of-pocket expenses incurred in connection with attendance at meetings or other SmartServ business. As of January 1, 2004, each non-employee director receives a $1,500 fee for each meeting he or she attends. Additionally, each committee member receives up to $1,000 per committee meeting attended.

The Compensation Committee has the discretionary authority to grant options to directors. The exercise price of each share of common stock under any option granted to a director is equal to the fair market value of a share of common stock on the date the option was granted. On September 13, 2002, each director was granted an option to purchase 1,667 shares of our common stock at an exercise price of $8.52 per share, which was the average of high and low stock prices for the preceding day. As the then Vice Chairman of the Board of Directors, L. Scott Perry was granted an option to purchase an additional 5,000 shares at an exercise price of $8.52 per share. No options were granted to directors in the year ended 2003. Commencing January 1, 2003, the Compensation Committee set L. Scott Perry's compensation as Vice Chair at $5,000 per quarter, which arrangement has continued in his current position as Chairman of the Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 15, 2004, certain information with respect to the beneficial ownership of our common stock by (i) each person known by us to beneficially own more than 5% of our outstanding shares of common stock or preferred stock, (ii) each or our directors, (iii) each of the Named Executive Officers and (iv) all of our executive officers and directors as a group.

                                                Common Stock                  Series A Preferred Stock
                                                ------------                  ------------------------
                                     Amount and Nature     Percent of     Amount and Nature    Percent of
          Name and Address of          of Beneficial       Outstanding      of Beneficial      Outstanding
          Beneficial Owner (1)         Ownership (2)       Shares (3)       Ownership (2)      Shares (3)        Total (4)
          --------------------         -------------       ----------       -------------      ----------        ---------
    Kevin Kimberlin                    4,554,625 (5)           63.19%         46,065(18)          5.26%         31.40% (5) (18)
    c/o Spencer Trask
    535 Madison Avenue
    New York, New York 10021

    Global Capital Funding Group,        257,333 (6)            8.21%             0                 *            2.16% (6)
    L.P.
    106 Colony Park Drive
    Suite 900
    Cumming, Georgia 30040

    Mike Stemple                         211,397                7.34%             0                 *            1.82%
    1919 Denver West Drive #1221
    Golden, CO  80401

    Steven B. Rosner                     186,229 (7)            6.18%             0                 *            1.59% (7)
    1220 Mirabeau Lane
    Gladwyn, Pennsylvania 19035

    TecCapital, Ltd.                     185,958 (8)            6.46%             0                 *            1.60% (8)
    Cedar House
    41 Cedar Avenue
    Hamilton, HM 12, Bermuda

    Sebastian E. Cassetta                118,598 (9)            4.12%             0                 *            1.02% (9)
    415 Mine Hill Road
    Fairfield, Connecticut 06824

    Robert M. Pons                       653,570 (10)          18.50%             0                 *            5.31% (10)

    Timothy G. Wenhold                   325,000 (11)          10.14%             0                 *            2.72% (11)

    Richard D. Kerschner                  71,667 (12)           2.43%             0                 *               *  (12)

    Thomas W. Haller                      29,194 (13)           1.00%             0                 *               *  (13)

    L. Scott Perry                         9,306 (14)             *               0                 *               *  (14)

    Catherine Cassel Talmadge              5,119 (15)             *               0                 *               *  (15)

    Charles R. Wood                        5,666 (16)             *               0                 *               *  (16)

    All executive officers and
    directors as a group (6 persons)     998,661 (17)          25.77%             0                 *            7.90% (17)


----------
*    Less than 1%

(1) Under the rules of the Securities and Exchange Commission ("SEC"), addresses are only given for holders of 5% or more of our outstanding common stock who are not currently officers or directors. This table contains information furnished to us by the respective stockholders or contained in filings made with the SEC.

(2) Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of April 15, 2004. For purposes of beneficial ownership of our common stock, excludes shares of common stock that may be acquired upon the conversion of Series A preferred stock held by such person. Except as otherwise indicated, the named entities or individuals have sole voting and investment power with respect to the shares of common stock and preferred stock beneficially owned.
(3) Represents the number of shares of common stock or preferred stock (as applicable) beneficially owned as of April 15, 2004 by each named person or group, expressed as a percentage of the sum of all of (i) the shares of such class outstanding as of such date, and (ii) the number of shares of such class not outstanding, but beneficially owned by such named person or group as of such date. There were 2,878,840 shares of common stock and 876,491 shares of Series A preferred stock outstanding on April 15, 2004.
(4) The percentage in this column is based upon the total number of shares of common stock beneficially owned, calculated by assuming conversion of all of the outstanding Series A preferred shares.
(5) Includes holdings of (i) Spencer Trask Ventures, Inc., a Delaware corporation and wholly-owned subsidiary of Spencer Trask & Co., a Delaware corporation, of which Kevin Kimberlin is the controlling shareholder, (ii) Spencer Trask Investment Partners LLC, a Delaware limited liability company, of which Kevin Kimberlin is the non-member manager, and (iii) Spencer Trask Private Equity Fund I, LP, Spencer Trask Private Equity Fund II LP, Spencer Trask Private Equity Accredited Fund III, LLC, and Spencer Trask Illumination Fund (collectively, the "Funds"), of which Kevin Kimberlin is an approximately 80% owner of the manager of such Funds. Includes 4,328,514 shares of common stock subject to warrants. Excludes 9,445 shares of common stock to be issued as a finder's fee in connection with the November 2003 bridge financing. If such shares were included, Kevin Kimberlin would beneficially own 4,564,070 shares of our common stock, representing 63.95% of the outstanding common shares and 31.60% of the total capital stock (see footnote 4 above).
(6)  Consists of 257,333 shares of common stock subject to warrants.
(7)  Includes 135,012 shares of common stock subject to warrants.
(8) Excludes 63,274 shares of common stock subject to issuance in connection with the November 2003 bridge financing and 94,323 shares of common stock subject to issuance in connection with the 2004 Private Placement.
(9) Includes 21,250 shares of common stock subject to options. Also includes 342 shares held in trust for the benefit of Mr. Cassetta's wife and 2,300 shares of common stock held by his children.
(10) Consists of 50,000 shares of common stock subject to warrants and 603,570 shares of common stock subject to options.
(11) Includes 325,000 shares of common stock subject to options.
(12) Consists of 50,000 shares of common stock subject to warrants and 21,667 shares of common stock subject to options.
(13) Includes 29,083 shares of common stock subject to options.
(14) Includes 9,167 shares of common stock subject to options.
(15) Includes 5,000 shares of common stock subject to options and 33 shares of common stock held for her daughter under the Uniform Gift to Minors Act.
(16) Includes 3,333 shares of common stock subject to options.
(17) Includes 33 shares of common stock held for Ms. Talmadge's daughter under the Uniform Gift to Minors Act and 996,070 shares of common stock subject to options and warrants issued to our executive officers and directors. Excludes shares of common stock beneficially owned by Messrs. Cassetta, Haller and Kerschner as they were not officers of SmartServ as of April 15, 2004.
(18) Excludes 2,612 shares of Series A preferred stock and 26,120 shares of common stock subject to warrants issued to Adam Stern, an employee of Spencer Trask, in connection with the 2004 Private Placement.

                              SELLING STOCKHOLDERS

An aggregate of 733,818 outstanding shares of common stock, 15,123,474 shares of common stock underlying warrants and 8,764,910 shares of common stock underlying Series A convertible preferred stock are being offered for resale by the selling stockholders in this offering. The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by the selling stockholders as of April 15, 2004 (assuming the exercise or conversion of all warrants, options and convertible preferred stock owned by the selling stockholder), the number of shares of common stock to be offered for the selling stockholder's account, and the number of shares and the percentage of the common stock to be owned by such selling stockholder after the offering is complete (assuming the selling stockholder sells all shares being offering in this prospectus). The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately under this prospectus. Because the selling stockholders may sell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby. All information with respect to share ownership has been furnished by the selling stockholders or, with respect to shares of common stock underlying warrants, options and convertible preferred stock, from our records.

Certain of the selling stockholders have or, within the past three years had, a position, office or other material relationship with us or any of our predecessors or affiliates. Any such relationship with respect to a selling stockholder is described in a footnote to the table below.

                                                  Beneficial Ownership    Shares                             Percentage of Common
                                                     Prior to the     Available for   Beneficial Ownership     Stock Owned After
                                                     Offering (1)          Sale      After the Offering (1)      Offering (2)
                                                     ------------          ----      ----------------------      ------------
Abishour, Issac ................................          **                13,337             **                      *

Abramson, Clarence A. ..........................          **                20,000             **                      *

Adair, Lincoln & Adair, Sally TIC ..............          **                40,000             **                      *

Agajanian, Artie ...............................          **                46,072             **                      *

Aran Asset Management SA .......................          **                45,335             **                      *

Arnett, Dr. Jan ................................          **                66,663             **                      *

ARS Family Revocable Trust .....................          **                68,215             **                      *

AS Capital Partners, LLC .......................          **               133,337             **                      *

Bakshi, Pradeep ................................          **                20,000             **                      *

Bartlett, Richard ..............................          **                 6,663             **                      *

Battin, Michael ................................          **                 6,000             **                      *

Beadle, Robert S. ..............................          **                33,337             **                      *

Beem, Craig ....................................          **                66,663             **                      *

Bell, Lon ......................................          **                46,010             **                      *

Bell, Lon E. ...................................          **               136,441             **                      *

Bennie, Robert .................................          **                33,337             **                      *

Berger, Cliff ..................................          **               333,337             **                      *

Berns, Michael T. ..............................          **                 6,663             **                      *

Berzow, Harold .................................          **                 9,211             **                      *

Blomstedt, Jeffrey & Lascala, Susan JTWROS .....          **                16,663             **                      *

                                       40

                                                  Beneficial Ownership    Shares                             Percentage of Common
                                                     Prior to the     Available for   Beneficial Ownership     Stock Owned After
                                                     Offering (1)          Sale      After the Offering (1)      Offering (2)
                                                     ------------          ----      ----------------------      ------------

Blue & Gold Enterprises ........................          **               362,715             **                      *

Blumberg, Estate of Richard ....................          **                10,800             **

Boim, David ....................................          **                46,072             **                      *

Boyd, Dr. John .................................          **                26,663             **                      *

Bremer Family Partnership ......................          **                66,663             **                      *

Breslin, Dorothy ...............................          **               205,257             **                      *

Burrows, Gregory A. & Lorraine E. ..............          **                33,337             **                      *

Callahan, William & Joan .......................          **               136,441             **                      *

Callahan, William J. & Joan M. JTWROS ........            **               133,337             **                      *

Capital Management & Administration,
 Inc. ..........................................          **                45,335             **                      *

Cardwell , Jack ................................          **                45,335             **                      *

Cassetta, Sebastian E. (3) .....................        118,598             94,707           23,891                    *

Castlerigg Master Investment Ltd................          **               333,337             **                      *

Charles Schwab Todd Mabach
Contributory Account (IRA) .....................          **                16,663             **                      *

Chestler, Daniel ...............................          **                66,663             **                      *

Clariden Bank ..................................          **               402,782             **                      *

Clofine, Michael ...............................          **                34,113             **                      *

Cohen, Donald ..................................          **                18,431             **                      *

Cohen, Donald E. ...............................          **                13,337             **                      *

Cohen, Larry ...................................          **                33,337             **                      *

Colacino, Thomas & Elizabeth ...................          **                27,641             **                      *

Cooper, Arthur G. ..............................          **                33,337             **                      *

Crestview Capital Masters LLC ..................          **               653,337             **                      *

Currie, Dr. Malcolm R. .........................          **                26,663             **                      *

Curtis, Paul ...................................          **                13,337             **                      *

DCG&T c/f Robert G. Heidenreich IRA ............          **                33,337             **                      *

DCG&T Walter J. Krzanowski IRA .................          **                33,337             **                      *

De Kanter, Stephen .............................          **                33,337             **                      *

Delaware Charter G&T C/F Elizabeth A. Eller IRA           **                26,663             **                      *

Delaware Charter G&T Co FBO
Elizabeth H. Bone SEP IRA ......................          **                13,337             **                      *

Delaware Charter G&T Co FBO Ronald Hutchison IRA          **                33,337             **                      *

Delaware Charter G&T Co. FBO
Benjamin King IRA ..............................          **                33,337             **                      *

Delaware Charter Guarantee & Trust Co FBO Chatri
Jhunjhnuwala SEP IRA ...........................          **                45,335             **                      *

                                       41

                                                  Beneficial Ownership    Shares                             Percentage of Common
                                                     Prior to the     Available for   Beneficial Ownership     Stock Owned After
                                                     Offering (1)          Sale      After the Offering (1)      Offering (2)
                                                     ------------          ----      ----------------------      ------------

Delaware Charter Lee R. Beck SEP IRA ...........          **                33,337             **                      *

Delis, Dean ....................................          **                33,337             **                      *

Deloach, Jr., Dennis R. ........................          **                33,326             **                      *

Deutsch, Steven H. & Deutsch, Wilma K. JTWROS ..          **                40,000             **                      *

Deutsch, Steven H. or Deutsch,
Wilma K.........................................          **                45,335             **                      *

Dolgin, Cindy ..................................          **                66,663             **                      *

Donald E. Yohe & Sheri J. Yohe Revocable Trust .          **                66,663             **                      *

Dreyfuss, Jules H. .............................          **                33,337             **                      *

Duymazlar, Erol ................................          **                20,000             **                      *

E.A. Moos & CO LP ..............................          **               133,337             **                      *

Elliot, Iona S. ................................          **                 6,663             **                      *

Ellis, Jr., U. Bertram .........................          **                90,679             **                      *

Engel, Jacob ...................................          **               136,441             **                      *

Esposito, Joanne K. ............................          **                34,113             **                      *

F. Berdon Defined Benefit Plan .................          **                66,663             **                      *

Field & Field, LP ..............................          **                64,503             **                      *

Finelt, Harold .................................          **                45,335             **                      *

Fisher, Andrew .................................          **               266,663             **                      *

Fleisig, Jonathan D. ...........................          **               399,460             **                      *

Forsyth, Dr. Richard ...........................          **                33,337             **                      *

Gans, Walter G. ................................          **                66,663             **                      *

Garfield Associates LLC ........................          **                20,000             **                      *

Gearns, Richard ................................          **                20,000             **                      *

Genovese, Richard ..............................          **               272,882             **                      *

Giambrone, Carol ...............................          **                93,337             **                      *

Gilson, David ..................................          **                40,000             **                      *

Ginsburg, Jerome Z. ............................          **                66,663             **                      *

Gioia, Louis G. ................................          **                33,337             **                      *

Global Capital Funding Group, L.P. (4)..........        257,333            257,333              0                      *

Goekjian, Samuel ...............................          **                33,337             **                      *

Golden Gate Ventures LLC .......................          **               242,209             **                      *

Goldstein, William M. ..........................          **                66,663             **                      *

Goodale, Robert ................................          **                33,337             **                      *

Goodman, Rhoda .................................          **                66,663             **                      *

Goodman, Steve .................................          **                85,952             **                      *

Goodman, Steven ................................          **                64,212             **                      *

Gould, Peter C. ................................          **                33,337             **                      *

                                       42

Gozlan, Maurice & Stacy ........................          **               170,554             **                      *

Gozlan, Maurice & Stacy TIE ....................          **                66,663             **                      *

Greenwood Partners, LP .........................          **               133,326             **                      *

Gross, Irwin & Linda JTWROS ....................          **                66,663             **                      *

Haboush, Ronald  ...............................          **               333,337             **                      *

Hanam Capital Corporation ......................          **                53,337             **                      *

Hannahs, Gerald ................................          **               133,337             **                      *

Harold A. Havekotte Inc. Pension Plan 11/28/80 .          **                16,663             **                      *

Harrigan, Robert & Lane, Cindy .................          **                33,337             **                      *

Hawkeye Ventures, Inc. .........................          **               533,337             **                      *

Headwaters Holdings ............................          **               545,754             **                      *

Hochman, David P. ..............................          **                22,672             **                      *

Hughey, Byron C. & Julie L. Tenants By the
Entirety .......................................          **                20,000             **                      *

IMT Industries, Inc. ...........................          **               133,337             **                      *

Iseli, Andre ...................................          **                33,337             **                      *

Jacobson, David ................................          **                66,663             **                      *

Jaret, Alec ....................................          **                20,000             **                      *

Jericho Investments ............................          **                66,663             **                      *

Joe N. & Jamie Behrendt Revocable
Trust 10/20/96 .................................          **                33,337             **                      *

John P. Funkey Revocable Trust
2/26/90 ........................................          **                66,663             **                      *

Jones, W. Kentley ..............................          **                66,663             **                      *

Kahn, David V. .................................          **                30,000             **                      *

Kahn, Jonathan .................................          **                50,000             **                      *

Kantor, Robert .................................          **                66,663             **                      *

Karfunkel, George ..............................          **               333,337             **                      *

Karfunkel, Michael .............................          **               333,337             **                      *

Keenan, Steven & Marilyn JTWROS ................          **                33,337             **                      *

Kellogg Capital Group LLC ......................          **                66,663             **                      *

Kendall, James .................................          **               133,337             **                      *

Kerschner, Richard D. (5) ......................        71,667              50,000           21,667

Kim M. Berretta Trust DTD 10/24/94 .............          **                16,663             **                      *

Klingenstein, William P. .......................          **               266,663             **                      *

Kobayashi, Patrick .............................          **                33,337             **                      *

Kokales, John ..................................          **                33,337             **                      *

Kostal, Kenneth J. .............................          **                33,337             **                      *

Koukoulis, Athanasios ..........................          **                 6,663             **                      *

                                       43

                                                  Beneficial Ownership    Shares                             Percentage of Common
                                                     Prior to the     Available for   Beneficial Ownership     Stock Owned After
                                                     Offering (1)          Sale      After the Offering (1)      Offering (2)
                                                     ------------          ----      ----------------------      ------------

Kousouros, James ...............................          **                33,337             **                      *

Kredietbank (Suisse) SA Acting for Customers A/C          **                66,663             **                      *

Kroening, John C. ..............................          **                33,337             **                      *

Lachman, Ronald ................................          **                66,663             **                      *

Laddcap Value Partners, LP .....................          **               400,000             **                      *

Lang, Allan ....................................          **                33,337             **                      *

Lawrence Cohen Trust ...........................          **                66,663             **                      *

Lee O. Hill CGM IRA Rollover
Custodian ......................................          **                33,337             **                      *

Lee, Shellie Lyn Peck ..........................          **                26,663             **                      *

Leishman, Gregory J. ...........................          **                33,337             **                      *

Levine, Lee A. .................................          **                33,337             **                      *

Levy Jr., Robert ...............................          **                33,337             **                      *

Lincoln Associates LLC .........................          **                20,000             **                      *

Lorch, Timothy R. ..............................          **                53,337             **                      *

Madigan, Elizabeth .............................          **                 6,663             **                      *

Martone, Anthony J. ............................          **                33,337             **                      *

Masci, Jr., Thomas A. ..........................          **                16,663             **                      *

McBride, Gerald & Patricia JTWROS ..............          **                33,337             **                      *

McGuire, Mikell Rigg ...........................          **                66,663             **                      *

MCP Global Corporation Ltd. ....................          **               184,039             **                      *

Meadowbrook Capital Corp. Profit
Sharing Plan ...................................          **               266,663             **                      *

Merkle, Robert .................................          **                13,337             **                      *

Michael, Daniel ................................          **                33,337             **                      *

Millet, Craig H. ...............................          **                33,337             **                      *

Molinsky, Richard ..............................          **                80,000             **                      *

Morris Holdings, LLC ...........................          **                66,663             **                      *

Moskowitz, Leonard .............................          **                33,337             **                      *

Mouton Family Living Trust .....................          **                20,000             **                      *

Nash, Ronald ...................................          **               160,000             **                      *

Navigato, Daniel ...............................         6,000               6,000             **

Nicolopoulos, Gus & Karen ......................          **                20,000             **                      *

O'Connell, Edward J. ...........................          **                45,335             **                      *

Oliphant, James ................................          **                33,337             **                      *

Omenn, Dr. Gilbert S. ..........................          **                66,663             **                      *

One Station Place, Limited Partnership .........        22,000              22,000              0

Orlando, John ..................................          **                66,663             **                      *

Pallini, Larry .................................          **                45,335             **                      *

                                       44

                                                  Beneficial Ownership    Shares                             Percentage of Common
                                                     Prior to the     Available for   Beneficial Ownership     Stock Owned After
                                                     Offering (1)          Sale      After the Offering (1)      Offering (2)
                                                     ------------          ----      ----------------------      ------------

Patel, Suresh ..................................          **                33,337             **                      *

PEAK Private Equity AG .........................          **                30,000             **                      *

Pepper, Christopher ............................          **                18,431             **                      *

Pepper, Christopher K. .........................          **                13,337             **                      *

Perl, Sheldon ..................................          **                92,019             **                      *

Perl, Sheldon & Perl, Ruth TIC .................          **                33,337             **                      *

Peterson, Lisa & Smith, Mark JTWROS ............          **                13,337             **                      *

Peterson, Todd .................................          **                 7,440             **

Pizzo, James ...................................          **                13,337             **                      *

Plum Glen Partners, LP .........................          **                33,337             **                      *

Rajagopalan, K.V. ..............................          **                26,663             **                      *

Ralph C. Wintrode Trust dtd
May 9, 2001 ....................................          **                33,337             **                      *

Rarey, David ...................................          **                13,337             **                      *

Restatement of the Tan 1994 Family
Trust dated 5/22/03 ............................          **                26,663             **                      *

Rice, Donald S. ................................          **                20,000             **                      *

Roberts, William Martin ........................          **                13,337             **                      *

Rosner, Robert .................................          **               286,521             **                      *

Rossi, Mario (7) ...............................          **                41,667             **

Rothman, Eli ...................................          **                92,144             **                      *

Rothman, Elisha ................................          **               133,056             **                      *

Rubin, Alan J. .................................          **               133,337             **                      *

Rubin, Stanley M. ..............................          **                33,337             **                      *

Russey, Richard ................................          **                16,663             **                      *

Sadow, Bernard .................................          **                66,663             **                      *

Sakakeeny, Richard .............................          **                20,000             **                      *

Saker, Wayne ...................................          **                66,663             **                      *

Schackner, Martin ..............................          **                13,337             **                      *

Schmidt, Daniel R. & Schmidt,
Kaliana C. JTWROS ..............................          **                13,337             **                      *

Schrager, Howard ...............................          **                66,663             **                      *

Scott, C. Dennis ...............................          **                13,337             **                      *

Segal, Aaron ...................................          **                 9,200             **                      *

Shaoul, Ralph ..................................          **                34,663             **                      *

Shea Ventures LLC ..............................          **               581,357             **                      *

Shemaria, Barry ................................          **                33,337             **                      *

Shippel, Ronald ................................          **                18,431             **                      *

Shippel, Ronald M. .............................          **                18,140             **                      *

Silva, Michael P. ..............................          **                29,760             **

                                       45

                                                  Beneficial Ownership    Shares                             Percentage of Common
                                                     Prior to the     Available for   Beneficial Ownership     Stock Owned After
                                                     Offering (1)          Sale      After the Offering (1)      Offering (2)
                                                     ------------          ----      ----------------------      ------------

Silverman, Arthur ..............................          **                40,000             **                      *

Sokolow, Elliot ................................          **                46,072             **                      *

Soyak, James & Deborah JTWROS ..................          **                66,663             **                      *

Spencer Trask Illumination Fund (4)(8) .........        93,337              93,337              0                      *

Spencer Trask Investment Partners, LLC (4)(8) ..        643,287            643,287              0                      *

Spencer Trask Private Equity Accredited Fund
III, LP (4)(8) .................................        201,133            201,133              0                      *

Spencer Trask Private Equity Fund I, LP (4)(8) .        247,796            247,796              0                      *

Spencer Trask Private Equity Fund II, LP (4)(8)         181,133            181,133              0                      *

Spencer Trask Ventures, Inc. (4)(8) ............       3,658,034         3,658,034              0                      *

SPH Investments, Inc. ..........................          **               266,663             **                      *

Steadman, Mark C. ..............................          **                33,337             **                      *

Stern, Adam K. (9)..............................          **                90,215             **                      *

Stollwerk, David or Stollwerk, Ida .............          **                45,335             **                      *

Struett, Joanna ................................          **                33,337             **                      *

Sue Berland Revocable Living Trust .............          **                66,663             **                      *

Sunflower Trading Fund .........................          **               133,337             **                      *

Swartz, Jack ...................................          **                20,000             **                      *

Sweetland L.L.C. ...............................          **                33,337             **                      *

Sydorick, David ................................          **               232,539             **                      *

Taney, Richard .................................          **                66,663             **                      *

Taus, Amy ......................................          **                47,450             **                      *

TecCapital, Ltd. ...............................          **               343,555             **

The Bansi Bhaswani Revocable
Trust dtd-6-23-92 ..............................          **                33,337             **                      *

THE PAUL F PETRUS REV TRUST OF 1988 UAD 4-15-88           **                53,337             **                      *

Union Securities, Ltd ..........................          **               181,357             **                      *

Vestcap International Management,
Ltd. ...........................................          **               333,337             **                      *

Viswanath, Premnath ............................          **               184,298             **                      *

Vitel Ventures .................................          **               409,312             **                      *

Vitel Ventures, Inc. ...........................          **               200,000             **                      *

Vito Stamato Family Limited Partnership
#22-3181014 ....................................          **               100,000             **                      *

Wagner, John V., Jr. ...........................          **                33,337             **                      *

WEC Partners, LLC ..............................          **               133,337             **                      *

                                       46

                                                  Beneficial Ownership    Shares                             Percentage of Common
                                                     Prior to the     Available for   Beneficial Ownership     Stock Owned After
                                                     Offering (1)          Sale      After the Offering (1)      Offering (2)
                                                     ------------          ----      ----------------------      ------------

Weinger, Jerold & Weinger, Lilli
JTWROS .........................................          **               133,337             **                      *

Weir, Paul J. ..................................          **                33,337             **                      *

Weisbeck, Kevin ................................          **                33,337             **                      *

Weiss, Michael .................................          **                92,019             **                      *

Wheeler, Donald C. .............................          **                66,663             **                      *

William C. Wetzel TTEE for the Livingston,
Berger, Brandt & Schroeder Self Employment Ret
Plan DTD 9/30/94 FBO Richard E. Stites .........          **                33,337             **                      *

Yamada, Ray Y. .................................          **                13,337             **                      *

Zimmerman, Michael .............................          **                10,000             **                      *


---------------

* Less than 1%.
** To be filed by amendment.

(1) The number of shares owned prior to and after the offering includes all shares of common stock that the selling stockholder may acquire upon the exercise of warrants, exercise of options and conversion of Series A preferred stock, regardless of whether these derivative securities are currently exercisable or not.
(2) The percentage of common stock owned after the offering is based on the fully diluted number of shares of common stock outstanding assuming the exercise of all warrants and options and the conversion of all Series A preferred stock held by the selling stockholders.
(3)  Mr.  Cassetta is our former  Chief  Executive  Officer and  Chairman of the
     Board of Directors. See also "Certain Relationships and Related Transactions" and "Agreements with Named Executive Officers" for a description of certain material relationships between the selling stockholder and us.
(4) The selling stockholder (and affiliates where applicable) was the beneficial owner of at least 5% of our outstanding common stock as of April 15, 2004.
(5) Mr. Kerschner is our former Senior Vice President and General Counsel. See "Agreements with Named Executive Officers" for a description of certain material relationships between the selling stockholder and us.
(6) Mr. Rosner is an investor, provides consulting services to us and acted as a finder. See "Certain Relationships and Related Transactions" for a description of certain material relationships between the selling stockholder and us.
(7) Mr. Rossi is our former Executive Vice President and Chief Technology Officer. See also "Certain Relationships and Related Transactions" and "Agreements with Named Executive Officers" for a description of certain material relationships between the selling stockholder and us
(8) We have been advised by each selling stockholder that its controlling person is Kevin Kimberlin. Spencer Trask Ventures, Inc. provided services to us as a consultant and placement agent. The other Spencer Trask entities invested in the May through November 2003 bridge financings. See also "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions" for a description of certain material relationships between the selling stockholder and us.
(9) Adam Stern is an employee of Spencer Trask. See footnote (8) above regarding Spencer Trask's relationship with us.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     o an exchange distribution in accordance with the rules of the applicable exchange;
     o    privately negotiated transactions;
     o    short sales;
     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
     o    a combination of any such methods of sale; and
     o    any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required, a supplement to this prospectus will be distributed which sets forth the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares purchased from the selling stockholders and any discounts, concessions or commissions and other items constituting compensation from the selling stockholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares of common stock offered hereby will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states these shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration of qualification is available and the conditions of such exemption have been satisfied.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Steven B. Rosner, a beneficial owner of more than 5% of our common stock, entered into an agreement with us, dated October 25, 1999, whereby Mr. Rosner was to provide consulting services to us. Pursuant to an amendment dated January 4, 2000, the agreement was extended until October 24, 2002 (the agreement as amended, the "Rosner Agreement"). Pursuant to the Rosner Agreement, Mr. Rosner received $125,000 and warrants to purchase (i) 16,667 shares of common stock at $15.75 per share, (ii) 16,667 shares of common stock at $21.75 per share and
(iii) 1,334 shares of common stock at $110.25 per share. Mr. Rosner has exercised warrants to purchase 33,333 shares of common stock. The remaining warrants expire on October 25, 2004. In December 2002, we entered into a two year consulting agreement with Mr. Rosner to replace the Rosner Agreement. As consideration for such services, we granted Mr. Rosner a warrant to purchase 41,667 shares of common stock at an exercise price of $7.68 per share. The warrants expire on December 4, 2005. In March 2004, we amended and restated the December 2002 consulting agreement by extending the term by one year until March 2005. In consideration for this new agreement, we granted Mr. Rosner a warrant to purchase 300,000 shares of common stock at an exercise price of $1.50 per share and Mr. Rosner waived $60,000 in consulting fees that we owed him under the December 2002 consulting agreement. This amended and restated agreement superceded the December 2002 consulting agreement.

Mr. Rosner also acted as a finder in the September 2002 private placement of our Units. For his services as a finder, Mr. Rosner received warrants to purchase 31,062 shares of common stock at $5.10 per share and a cash fee of $157,500 from us. The warrants expire on September 8, 2007. In May and June 2003, Mr. Rosner acted as a finder in connection with our private placement of Units consisting of convertible notes and warrants to purchase common stock issued by us to 20 accredited investors, Mr. Rosner received a finder's fee of $10,500, warrants to purchase 12,283 shares of common stock at $4.464 per share and 5,556 shares of unregistered common stock. As a result of anti-dilution provisions and subsequent financings, the exercise price of the warrants was reduced to $1.50 per share in September 2003.

In January 2003, we issued a note to Mr. Rosner in consideration of $70,000. Proceeds from the note were used for working capital. The debt was evidenced by an unsecured note bearing an interest rate of 12% per annum and was repaid in February 2003.

In December 2000, our Board of Directors authorized the issuance of a line of credit of up to $500,000 to Sebastian E. Cassetta, our then Chief Executive Officer and Chairman of the Board. Mr. Cassetta issued promissory notes, effective on January 2, 2001 and March 20, 2001, aggregating $500,000 to us in exchange for amounts borrowed under the line of credit. Each note bears interest at the prime rate and matures three years from the date the note was issued. Interest for the period January 2, 2001 to June 30, 2002 has been accrued and is payable at maturity. Commencing July 1, 2002 interest is payable semi-annually in arrears. In October 2003 we agreed to forgive these loans over a three-year period and we extended the term of certain other loans pursuant to Mr. Cassetta's Separation Agreement with us as described in the section entitled "Agreements with Named Executive Officers".

In January 2000, we issued Mr. Mario Rossi, our then Executive Vice President and Chief Technology Officer, 34,347 shares of restricted common stock in exchange for Mr. Rossi's note in the amount of $152,500. Such note is secured by the common stock issued to Mr. Rossi. In October 2003, pursuant to Mr. Rossi's rights under his Restricted Stock Agreement and in connection with his retirement, the principal amount of this note will be cancelled upon his delivery to us of the 34,347 shares of restricted stock securing this note. In January 2004, Mr. Rossi assigned and transferred all

34,397 restricted shares of common stock to us in full satisfaction of the outstanding non-recourse debt of $68,000. Please see the description of the Separation Agreement with Mr. Rossi in the section entitled "Agreements with Named Executive Officers" for additional information.

We entered into a consulting arrangement with Spencer Trask in May 2003 providing that Spencer Trask would render corporate financial consulting, financial advisory, and investment banking services to us ("Trask Consulting Agreement"). Under the Trask Consulting Agreement, we agreed to pay consulting fees of $7,500 per month commencing July 1, 2003 through May 31, 2004 and we issued Spencer Trask 83,333 shares of our common stock. Spencer Trask is a beneficial owner of more than 5% of our common stock.

As part of the consulting arrangement, Spencer Trask acted as a finder and assisted us with sales of Units consisting of convertible debentures and warrants from May 2003 through November 2003 in the aggregate amount of $2,685,000. We paid Spencer Trask a finders fee consisting of $349,050 in cash (including finders fees and non-accountable expenses), 152,223 shares of our common stock (includes 9,445 shares which have yet to be issued to Spencer Trask) and a warrant to purchase 749,146 shares of our common stock at exercise prices ranging from $1.50 to $1.90 per share. We also reimbursed Spencer Trask for $20,000 of legal expenses and $5,000 of out-of-pocket expenses. As a result of the anti-dilution provisions in the warrant, we subsequently issued Spencer Trask an additional warrant to purchase 445,393 shares of our common stock at an exercise price of $1.50.

Under the terms of the Trask Consulting Agreement, we are obligated to pay Spencer Trask a fee upon closing of our acquisition of nReach, based on 5% of the first two-million dollars of the aggregate consideration of such acquisition, 4% of the next two million dollars or portion thereof, 3% of the third $2,000,000 or portion thereof, and 2.5% of the balance of the consideration. For purposes of determining the aggregate consideration, the total value of liabilities assumed are included, and fees on any contingent payment shall be paid to Spencer Trask when such contingent payment is made. Spencer Trask has agreed to accept shares of our common stock in lieu of cash with respect to such fees.

Under the terms of the Trask Consulting Agreement, in the event that on or before May 31, 2004 or 18 months thereafter (under certain conditions), we sell, outside the ordinary course of business, our company or any of our assets, securities or business by means of a merger, consolidation, joint venture or exchange offer, or any transaction resulting in any change in control of us or our assets or business, or we purchase, outside the ordinary course of business, another company or any of its assets, securities or business by means of a merger, consolidation, joint venture or exchange offer, or we receive an investment in us (other than an investment pursuant to an agented offering, which will be subject to compensation pursuant to a separate arrangement with Spencer Trask), we will owe Spencer Trask a cash fee and in some instances, warrants.

Spencer Trask served as the placement agent for the 2004 Private Placement. In accordance with the terms of the Placement Agency Agreement, dated January 29, 2004, Spencer Trask received compensation consisting of (i) a cash fee of $1,002,500, or 10% of the aggregate purchase price of all of the Units acquired for cash, (ii) a non-accountable expense allowance of $300,750, or 3% of the aggregate proceeds of all Units sold for cash in the transaction, and (iii) warrants to purchase a number of shares of common stock equal to 20% of the shares of common stock underlying the securities in the Units sold for cash, constituting in the aggregate warrants to purchase 1,336,666 shares of common stock at $1.50 per share and warrants to purchase 1,336,666 shares of common stock at $2.82 per share.

In February 2003, we issued a convertible note to Global Capital Funding Group, LP ("Global") in consideration for the receipt of $1 million. Global is the beneficial owner of more than 5% of our common stock. The note bore interest at the rate of 10% per annum, and was secured by our assets, exclusive of our internally developed software products. The note matured on February 14, 2004, contained certain anti-dilution provisions, and could have been converted into shares of our common stock at $6.60 per share. As additional consideration, we issued Global a warrant for the purchase of 33,333 shares of our common stock at an exercise price of $9.68 per share. In April 2003, we borrowed an additional $250,000 from Global and amended the convertible note to include such amount. As additional consideration, we issued Global a warrant for the purchase of 3,333 shares of our common stock at an exercise price of $7.20 per share. The warrants issued to Global and Alpine contain certain antidilution provisions and expire on February 14, 2006. Proceeds from the notes were used for working capital purposes.

In connection with a September 2003 sale of Units (comprised of convertible debentures and warrants to purchase common stock), we required the consent of Global, the holder of $1.25 million of our convertible debentures issued in February and April 2003, and of 51% or more of the holders of our $1.5 million convertible debentures issued in connection with the bridge financings in May and June 2003. As an inducement to obtain their consent, such holders received
(a) a change in the conversion price of their convertible debentures equal to the lowest conversion price of the debentures issued in September 2003 financing ($1.896 per share) and (b) an increase in the number of shares purchasable pursuant to the warrant to reflect a full ratchet dilution formula with a decrease in the exercise price of the warrants to the exercise price of the warrants issued in such September financing ($1.50). In November, 2003, as an inducement to obtain Global's consent to the sale of Units (comprised of convertible debentures and warrants to purchase common stock) in the November 2003 transaction and the sale of Units in the 2004 Private Placement transaction, we issued Global a warrant to purchase 16,667 shares of common stock at an exercise price of $2.40 per share.

On February 13, 2004, we paid $1,391,504 to Global in full satisfaction of our convertible debentures issued in February and April 2003 in the principal amount of approximately $1.25 million plus accrued interest of $141,504.

Pursuant to Robert Pons' Consulting Agreement and Employment Agreement, he was entitled to a transaction fee equal to 1% of any cash or securities received by us from any equity transaction. Based on this, he received $100,000 from us in 2004 in connection with the 2004 Private Placement transaction. Mr. Pons is currently our Chief Executive Officer, but he was neither a director nor Chief Executive Officer at the time the Consulting Agreement was executed.

We believe that the terms of the transactions described above were no less favorable to us than would have been obtained from a non-affiliated third party for similar transactions at the time of entering into such transactions. In accordance with our policy, such transactions were approved by a majority of our independent disinterested directors.

                          DESCRIPTION OF CAPITAL STOCK
General

The following is a description of our capital stock which summarizes all material rights of holders of such stock but does not purport to be complete. The Amended and Restated Certificate of Incorporation, as amended, and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by our Board of Directors. The Amended and Restated Certificate of Incorporation and Bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of April 15, 2004, we had 2,808,283 shares of common stock and 876,491 shares of Series A convertible preferred stock issued and outstanding. We have reserved 27,534,698 shares of common stock for issuance pursuant to outstanding shares of Series A preferred stock, options and warrants, as of April 15, 2004.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Amended and Restated Certificate of Incorporation and By-Laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the voting rights of our preferred stockholders. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available for such distributions, subject to any preferential dividend rights of holders of our preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities, subject to the prior rights of any holder of shares of our preferred stock. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and nonassessable.

Preferred Stock

Our Board of Directors may, without stockholder approval, establish and issue shares of one or more series of preferred stock having the designations, number of shares, dividend rates and preferences, liquidation preferences, redemption provisions, sinking fund provisions, conversion or exchange rights, voting rights and other rights, preferences and limitations that our Board may determine. The Board may authorize the issuance of preferred stock with voting, conversion and economic rights senior to the common stock so that the issuance of preferred stock could adversely affect the market value of the common stock. The creation of one or more series of preferred stock may adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things and under some circumstances, have the effect of delaying, deferring or preventing a change in control without any action by stockholders.

The Board of Directors has designated 876,491 shares of preferred stock as Series A Convertible Preferred Stock. Our Series A preferred stock ranks senior to our common stock and senior to any class or series of our capital stock hereafter created, in each case as to payment of dividends, distributions of assets upon liquidation, and our dissolution or winding up, whether voluntary or involuntary. Each outstanding share of Series A preferred stock receives a liquidation preference equal to the aggregate purchase price at which the shares, along with accompanying warrants, were first issued and sold by us to the original holder thereof pursuant to the 2004 Private Placement (the "Initial Purchase Price"), plus all accrued and unpaid dividends. Each holder of Series A preferred stock is further entitled to share pro rata in the distribution of any remaining assets with the common stockholders, such distribution to be based on the number of shares of our common stock that would be held if the Series A preferred stock were converted into shares of common stock. In this context, the term liquidation includes:

     o a consolidation or merger of us with or into any other corporation or a merger of any other corporation into us (except where the holders of our common stock immediately prior to the transaction would own more than 50% of the voting securities of the surviving entity);

     o    our reorganization;

     o a purchase or redemption of all or a substantial part of the outstanding shares of any class or classes of our capital stock; or

     o    a  sale,  transfer,   assignment,  or  other  disposition  of  all  or
          substantially all of our assets.

Each holder of the Series A preferred stock is entitled to receive preferential cumulative dividends at the rate of 8% per year on the Initial Purchase Price of the Series A preferred stock, payable quarterly. These dividends will be paid in cash or, at our option, in fully-paid nonassessable registered shares of our common stock.

Each share of Series A preferred stock is convertible into 10 shares of our common stock at the election of the holder thereof. Additionally, all Series A preferred stock automatically converts into common stock upon the earliest of
(i) the third anniversary of the date on which shares of Series A preferred stock are last issued and sold by us (the "Original Issue Date") or (ii) upon written notice by us if, following the second anniversary of the Original Issue Date, the closing price of our common stock is $4.00 per share (subject to adjustment in connection with any forward or reverse stock split, stock dividend, merger, reorganization or similar event) or greater for 20 consecutive trading days, as listed or quoted on either the OTC Bulletin Board, American Stock Exchange, New York Stock Exchange, Nasdaq National Market or Nasdaq Small Cap Market, as applicable at the time. The Series A preferred stock is not redeemable.

The holders of our Series A preferred stock are entitled to notice of any stockholders' meeting and to vote with the common stockholders on all matters submitted to a vote of our stockholders. The Series A preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which the Series A preferred stock are then convertible. Additionally, the Series A preferred stock is entitled to vote separately on:

     o    any alteration of the rights of the Series A preferred stock;

     o    any  change  in the  authorized  number  of  shares  of the  Series  A preferred stock, except as authorized by our Certificate of Incorporation (other than an increase in the number of the Series A preferred stock in connection with shares to be issued pursuant to an offering described in the Private Placement Memorandum issued in connection with the 2004 Private Placement ("Memorandum"));

     o    the redemption or repurchase of shares of Series A preferred stock; or

     o with respect to those matters required by law to be submitted to a separate class or series vote.

The Series A preferred stockholders have preemptive rights, except in respect of the issuance of:

     o shares of common stock or options or warrants to our employees, consultants, advisors, officers or directors that have been approved by the Board of Directors or issued pursuant to any stock or option plan adopted by the Board of Directors;

     o securities upon anti-dilution adjustments under any securities, options or warrants issued and outstanding on the Original Issue Date, and securities upon the exercise of or conversion of any convertible securities, options or warrants issued and outstanding on the Original Issue Date, provided that such securities have not been amended since such date;

     o securities in connection with acquisitions or strategic investments (including any licensing or distribution arrangements), the primary purpose of which is not to raise capital;

     o securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, where the principal consideration for the transaction is not the issuance of such securities; or

     o securities issued in connection with the financing described in the Memorandum.

We may not, without the prior written consent of the Series A preferred stockholders holding at least two-thirds of the then outstanding Series A preferred shares, create or issue any additional shares of preferred stock (other than shares of Series A preferred stock offered pursuant to the Memorandum) or securities which rank senior to or on an equal basis with the Series A preferred stock with respect to payment of dividends or liquidation or other distribution of assets.

Warrants

As of April 15, 2004, there are warrants outstanding to purchase 16,149,316 shares of our common stock in the aggregate. These warrants are held by various different persons and are exercisable at prices ranging from $1.34 to $110.25, subject to anti-dilution adjustments set forth in the applicable warrant. These warrants expire between July 31, 2004 and February 9, 2099.

Business Combination Provisions

We are governed by the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, this statute prohibits a publicly held Delaware corporation from engaging in any "business combination" with an "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder unless:

     o prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder,

     o the stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers and shares held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder, or

     o the business combination is approved by the Board of Directors and by at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or after the date such stockholder became an interested stockholder.

An "interested stockholder" is defined to mean, with certain exceptions, any person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock.
Section 203 defines a "business combination" broadly to include various mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

Our Amended and Restated Certificate of Incorporation restricts the ability of our stockholders to call a stockholders' meeting and provides that our stockholders may not act by written consent. Additionally, our Board of Directors is divided into three classes with each class being elected by our stockholders in different years. Our Amended and Restated Certificate of Incorporation restricts the ability of our stockholders to change the number of directors and classes of our Board of Directors. These provisions may have the effect of deterring or delaying certain transactions involving an actual or potential change in control of our company, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of our stockholders to approve transactions that they may deem to be in their best interests.

Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, except:

     o for any breach of a director's duty of loyalty to the corporation or its stockholders,

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     o    pursuant  to  Section  174 of the DGCL  (providing  for  liability  of
          directors  for  unlawful   payment  of  dividends  or  unlawful  stock
          purchases or redemptions), or

     o for any transaction from which a director derived an improper personal benefit.

Our  Amended  and  Restated  Certificate  of  Incorporation   provides  for  the
elimination of the liability of directors to the extent permitted by the DGCL.

Section 145 of the DGCL sets forth the extent to which a corporation may indemnify its directors, officers, employees and agents. More specifically, this law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person
(i) acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

Additionally, Section 145 empowers the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Indemnification under these circumstances (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper under the circumstance because the person has met the applicable standard of conduct. The determination shall be made, with respect to a person who is a director or officer at the time of such determination:

     o by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum,

     o by a committee of such directors designated by majority vote of such directors, even though less than a quorum,

     o    if there are no such  directors,  or if such  directors so direct,  by
          independent  legal  counsel  in  a  written  opinion,   or

     o    by the stockholders.

A present or former director or officer of a corporation is entitled to be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense of any action, suit or proceeding or in defense of any claim, issue or matter therein to the extent that the director or officer is successful on the merits thereof. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, provided that the director or officer undertakes to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified.

Our By-laws provide that we shall indemnify members of the Board to the fullest extent permitted by the DGCL and may, if authorized by the Board, indemnify our officers, employees and agents and any and all persons whom we shall have the power to indemnify against any and all expenses, liabilities or other matters. We also maintain liability insurance for our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                 TRANSFER AGENT

The Transfer Agent and Registrar for the common stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219. Its telephone number is
(718) 921-8124.

                                  LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Stradley Ronon Stevens & Young, LLP, 2600 One Commerce Square, Philadelphia, PA 19103-7098.

                                     EXPERTS

The consolidated financial statements of SmartServ Online, Inc. at December 31, 2003, and for the year ended December 31, 2003, appearing in this prospectus and registration statement have been audited by Grant Thornton LLP independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of SmartServ Online, Inc. at December 31, 2002, and for the year ended December 31, 2002, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file with the SEC at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the SEC's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The SEC maintains a web site at http.//www.sec.gov that contains reports, proxy and information statements and other information filed with the SEC.

We have filed a registration statement on Form SB-2 with the SEC to register the shares of our common stock to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the Public Reference Room maintained by the SEC, and on the SEC's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                             SMARTSERV ONLINE, INC.
                          INDEX TO FINANCIAL STATEMENTS

                                      Page

Report of Grant Thornton LLP                                                F-2

Report of Ernst & Young LLP                                                 F-3

Consolidated Balance Sheets as of December 31, 2003 and 2002                F-4

Consolidated Statements of Operations for the years ended
        December 31, 2003 and 2002                                          F-6

Consolidated Statement of Stockholders' Equity (Deficiency) for
        the years ended December 31, 2003 and 2002                          F-7

Consolidated Statements of Cash Flows for the years ended December
        31, 2003 and 2002                                                   F-9

Notes to Consolidated Financial Statements                                  F-10

               Report of Independent Certified Public Accountants



To the Shareholders and Board of Directors
SmartServ Online, Inc. and Subsidiaries


We have audited the accompanying consolidated balance sheet of SmartServ Online, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statement of operations, stockholders equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SmartServ Online, Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.


/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
March 24, 2004

                         Report of Independent Auditors



Stockholders and Board of Directors
SmartServ Online, Inc.


We have audited the accompanying consolidated balance sheet of SmartServ Online, Inc. as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SmartServ Online, Inc. at December 31, 2002, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that SmartServ Online, Inc. will continue as a going concern. As more fully described in Note 1, the Company has earned limited revenues and incurred recurring operating losses which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ ERNST & YOUNG LLP

New York, New York
April 23, 2003, except for the second paragraph of Note 1 as to which the date is March 24, 2004

                             SmartServ Online, Inc.

                           Consolidated Balance Sheets




                                                                                       December 31
                                                                                -----------------------
                                                                                  2003          2002
                                                                                ----------   ----------
Assets
Current assets
    Cash and cash equivalents                                                   $  139,178   $  154,759
    Accounts receivable                                                            103,230       55,907
    Accrued interest receivable                                                     47,004       50,658
    Prepaid compensation                                                           133,127      117,500
    Prepaid expenses                                                                86,798      164,258
    Deferred financing costs                                                       322,192           --
                                                                                ----------   ----------
Total current assets                                                               831,529      543,082

Property and equipment, net                                                             --    1,573,978

Other assets
   Capitalized software development costs, net of accumulated amortization of           --      888,467
      $1,097,148, and $208,681 at December 31, 2003 and 2002
    Security deposits                                                                5,156      238,690
    Note receivable from officer, net of an allowance for uncollectibility of           --           --
      $664,640 at December 31, 2003 and 2002
   Prepaid compensation                                                                 --      107,708
                                                                                ----------   ----------
                                                                                     5,156    1,234,865
                                                                                ----------   ----------

Total Assets                                                                    $  836,685   $3,351,925
                                                                                ==========   ==========

See accompanying notes.

                             SmartServ Online, Inc.

                           Consolidated Balance Sheets




                                                                     December 31
                                                           ----------------------------
                                                               2003           2002
                                                           ------------    ------------
Liabilities and Stockholders' Equity (Deficit)
Current liabilities
   Accounts payable                                        $  1,702,768    $  1,307,342
   Accrued liabilities                                          928,393         476,346
   Accrued salaries                                              78,133         295,437
   Note payable                                                      --         500,000
   Accrued interest payable                                     218,848              --
                                                           ------------    ------------
Total current liabilities                                     2,928,142       2,579,125

Deferred revenues                                                37,500         193,294
Deferred lease costs                                                 --         242,300
Accounts payable - noncurrent                                        --         163,907

Note payable                                                  3,340,430              --

Commitments and Contingencies                                        --              --

Stockholders' Equity (Deficit)
Preferred stock - $0.01 par value
   Authorized - 1,000,000 shares
   Issued and outstanding - None                                     --              --
Common Stock - $0.01 par value
   Authorized - 40,000,000 shares
   Issued and outstanding - 2,261,300 shares at 2003 and         22,613          19,060
     1,906,040 shares at 2002
Additional paid-in capital                                   85,160,306      73,623,241
Notes receivable from officers                                 (255,525)       (609,996)
Accumulated deficit                                         (90,396,781)    (72,859,006)
                                                           ------------    ------------
Total stockholders' equity (deficit)                         (5,469,387)        173,299
                                                           ------------    ------------

Total Liabilities and Stockholders' Equity (Deficit)       $    836,685    $  3,351,925
                                                           ============    ============

See accompanying notes.

                             SmartServ Online, Inc.

                      Consolidated Statements of Operations


                                                               Year Ended December 31
                                                           ----------------------------
                                                              2003             2002
                                                           ------------    ------------
Revenues                                                   $    709,388    $    195,817
                                                           ------------    ------------
Costs and expenses
   Cost of services                                          (2,732,571)     (5,620,994)
   Sales and marketing expenses                                (460,836)     (3,003,834)
   General and administrative expenses                       (3,335,109)     (4,423,642)
   Provision for losses on loans to officer                    (354,206)       (664,640)
   Stock-based compensation                                    (374,569)         80,295
   Impairment of capital assets and capitalized software     (1,548,473)             --
                                                           ------------    ------------

Total costs and expenses                                     (8,805,764)    (13,632,815)
                                                           ------------    ------------

Loss from operations                                         (8,096,376)    (13,436,998)
                                                           ------------    ------------

Other income (expense):
     Interest income                                             11,601         266,118
     Interest expense                                          (235,921)       (525,165)
     Gain from extinguishment of debt                           305,822       5,679,261
     Insurance recovery                                         374,000              --
     Debt origination and other financing costs              (9,896,951)             --
     Foreign exchange gain (loss)                                    50         (20,389)
                                                           ------------    ------------

                                                             (9,441,399)      5,399,825
                                                           ------------    ------------

Net loss                                                   $(17,537,775)   $ (8,037,173)
                                                           ============    ============

Basic and diluted loss per share                           $      (8.46)   $      (6.01)
                                                           ============    ============

Weighted average shares outstanding - basic and diluted       2,073,448       1,336,673
                                                           ============    ============


See accompanying notes.

                             SmartServ Online, Inc.

           Consolidated Statement of Stockholders' Equity (Deficiency)



                                         Common Stock
                                   --------------------------        Notes        Additional
                                                     Par           Receivable       Paid-in         Unearned         Accumulated
                                      Shares        Value         from Officers     Capital       Compensation         Deficit
                                    ----------------------------------------------------------------------------------------------
Balances at December 31, 2001          1,043,964   $     10,440   $   (666,841)   $ 69,732,257    $   (540,354)   $(64,821,833)

Issuance of common stock upon              2,833             28             --          15,794              --              --
  exercise of employee stock
  options

Conversion of 6.5 prepaid common           4,643             47             --             (47)             --              --
  stock purchase warrants into
  common stock

Issuance of common stock through         778,321          7,783             --       4,057,281              --              --
  private placements of
  securities

Issuance of common stock upon             34,142            341             --         175,818              --              --
   exercise of warrants

Amortization of unearned                      --             --             --              --         540,354              --
   compensation over the terms
   of consulting agreements

Warrants issued to consultants                --             --             --         282,250              --              --
  as compensation for services

Issuance of common stock                  42,137            421             --            (421)             --              --
  pursuant to the antidilution
  provisions of the May 2000
  stock purchase agreement

Warrants issued as compensation               --             --             --           1,500              --              --
  to a former employee

Warrants to purchase common                   --             --             --          38,000              --              --
  stock issued as a condition of
  debt extinguishment

Change in market value of                     --             --             --        (679,191)             --              --
  employee stock options

Repayment of note receivable from             --             --         56,845              --              --              --
  officer

Net loss for the year                         --             --             --              --              --      (8,037,173)
                                    ------------   ------------   ------------    ------------    ------------    ------------

Balances at December 31, 2002          1,906,040   $     19,060   $   (609,996)   $ 73,623,241    $         --    $(72,859,006)
                                    ------------   ------------   ------------    ------------    ------------    ------------

                             SmartServ Online, Inc.

           Consolidated Statement of Stockholders' Equity (Deficiency)
                                   (Continued)


                                         Common Stock
                                   --------------------------        Notes        Additional
                                                        Par        Receivable       Paid-in         Unearned      Accumulated
                                      Shares           Value      from Officers     Capital       Compensation      Deficit
                                    ------------------------------------------------------------------------------------------

Balances at December 31, 2002         1,906,040   $     19,060   $   (609,996)   $ 73,623,241    $       --      $(72,859,006)


Issuance of common stock upon               958             10             --           9,650            --                --
  exercise of employee stock
  options

Issuance of common stock upon            73,731            737             --         375,290            --                --
  exercise of warrants


Issuance of common stock to              20,590            206             --         163,701            --                --
  vendors to satisfy debt

Change in market value of                    --             --             --          (1,323)           --                --
   employee stock options

Issuance of common stock as             166,666          1,667             --       1,221,931            --                --
   compensation for services

Issuance of common stock related         93,315            933             --         436,867            --                --
  to debt financing

Warrants issues as compensation              --             --             --         154,500            --                --
  for services

Allowance for uncollectibility               --             --        354,471              --            --                --
  of loans to officers

Issuance of warrants related to              --             --             --       7,273,960            --                --
  debt financing

Beneficial conversion features               --             --             --       1,902,489            --                --
  of notes

Net loss for the year                        --             --             --              --            --       (17,537,775)
                                   ------------   ------------   ------------    ------------    ----------      ------------

Balances at December 31, 2003         2,261,300   $     22,613   $   (255,525)   $ 85,160,306    $       --      $(90,396,781)
                                   ============   ============   ============    ============    ==========      ============

                             SmartServ Online, Inc.

                      Consolidated Statements of Cash Flows




                                                               Year Ended December 31
                                                                2003            2002
                                                            ------------    ------------
Operating Activities
Net loss                                                    $(17,537,775)   $ (8,037,173)
Adjustments  to  reconcile  net  loss to net
  cash used for operating activities:
    Gain from extinguishment of debt                            (305,822)     (5,679,261)
    Provision for losses on loans to officer                     354,471         664,640
    Amortization of deferred financing costs                   9,748,076
    Depreciation and amortization                                913,972       1,944,515
    Impairment of capital assets and capitalized software      1,548,473              --
    Provision for losses on receivables                               --           2,228
    Noncash compensation costs                                        --        (677,690)
    Noncash consulting services                                  600,400         597,396
    Amortization of unearned revenues                           (403,794)        (16,706)
    Changes in operating assets and liabilities:
       Accounts receivable                                       (47,323)        (17,337)
       Accrued interest receivable                                 3,654        (215,298)
       Prepaid expenses                                           77,460         366,770
       Accounts payable and accrued liabilities                  637,538         783,169
       Deferred revenues                                         248,000         210,000
       Security deposits                                         233,534         235,855
                                                            ------------    ------------

Net cash used for operating activities                        (3,929,136)     (9,838,892)
                                                            ------------    ------------

Investing Activities
Capitalization of software development costs                          --        (185,895)
Purchase of equipment                                                 --        (166,666)
                                                            ------------    ------------
Net cash used for investing activities                                --        (352,561)
                                                            ------------    ------------

Financing Activities
Proceeds from the issuance of common stock                       385,545       4,836,392
Proceeds from the issuance of notes                            3,823,010              --
Repayment of note payable                                       (295,000)       (500,000)
Repayment of note receivable from officer                             --          56,845
Costs of issuing securities                                           --        (579,348)
                                                            ------------    ------------
Net cash provided by financing activities                      3,913,555       3,813,889
                                                            ------------    ------------

Decrease in cash and cash equivalents                            (15,581)     (6,377,564)
Cash and cash equivalents - beginning of period                  154,759       6,532,323
                                                            ------------    ------------
Cash and cash equivalents - end of period                   $    139,178    $    154,759
                                                            ============    ============

See accompanying notes.

                             SmartServ Online, Inc.

                   Notes to Consolidated Financial Statements


1.   Nature of Business and Operations

SmartServ Online, Inc. (the "Company" or "SmartServ") designs, develops and distributes software and services that enable the delivery to wireless devices of various content, with special emphasis on cell phones. The content which the Company provides includes premium content such as ringtones, images and games, and dynamic changing content such as horoscopes, lottery results and weather reports. Historically, the Company has licensed its applications, content, and related services to wireless carriers and enterprises. The Company has revenue sharing license agreements with wireless carriers such as Verizon Wireless, AT&T Wireless, Nextel, and ALLTEL Wireless, that allow it to deliver its services and branded content to a wide base of consumer cell phone users. For enterprises, the Company has in the past offered solutions that deliver financial market data, proprietary internal documents and other useful information to mobile workers, although this no longer comprises a core part of the Company's business or strategy.

The Company is incorporated in the State of Delaware. The Company commenced operations in August 1993, and had its initial public offering in March, 1996. The Company did a one-for-six reverse stock split effective November 25, 2003. The par value of the common stock remained at $0.01 per share in accordance with Delaware corporation law. The reverse stock split also effected the conversion price and number of shares into which an outstanding convertible security is convertible or exercisable. Unless otherwise noted, descriptions of shareholdings and convertible securities reflect such one-for-six reverse stock split in all years presented.

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has since its inception earned limited revenues and incurred substantial recurring operating losses, including net losses of $17,537,775 and $8,037,173 for the years ended December 31, 2003 and 2002, respectively. Additionally, we have an accumulated deficit of $90,396,781 at December 31, 2003. In May 2002, the Company commenced an effort to realign its infrastructure and related overhead to correlate with reductions in projected revenue. As part of this effort, the Company closed its UK and Hong Kong sales offices and downsized its domestic operations through staff reductions to a level sufficient to support the Company's projected operations. During 2003, the Company continued to reduce its cost structure through the termination of additional personnel and the relocation of the Company's headquarters to Plymouth Meeting, Pennsylvania. Personnel headcount was reduced from 66 in May 2002 to the level of 9 in December 2003. These efforts have reduced the Company's average monthly operating expenses from approximately $1,090,000 in July 2002 to approximately $370,000 from September through December 2003, excluding noncash stock compensation and depreciation and amortization and working capital used to settle accounts payable. As discussed in Note 14, the Company received $10 million in gross proceeds from the 2004 Private Placement.

As a result of the factors identified above, the Company believes it has sufficient capital for approximately the next 12 months. However, no assurance can be given that the Company will be able meet its revenue and cash flow projections, maintain its cost structure as presently configured, or raise additional capital on satisfactory terms. Should the Company be unable to raise additional debt or equity financing, it may be forced to seek a merger or cease operations.

2.   Summary of Significant Accounting Policies

Basis of Presentation
---------------------

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. Significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition
-------------------

The Company recognizes revenue from the use of its products and services in accordance with American Institute of Certified Public Accountants' ("AICPA") Statement of Position ("SOP") 97-2, "Software Revenue Recognition", SOP 98-9, "Modification of SOP 97-2, Software Recognition, With Respect to Certain Transactions", and the SEC Staff Accounting Bulletin No.104, "Revenue Recognition". Specifically, there must be (1) evidence of an arrangement, (2) delivery of the Company's products and services, (3) fixed and determinable fees and (4) probable collectibility of such fees. Revenues from multi-element revenue agreements are recognized based on vendor specific objective evidence of individual components or, if the elements in the arrangement cannot be separated, as has been the situation to date, recognized as one element ratably over the term of the agreement.

Subscription Revenue
--------------------

Subscription revenue consists of fixed and variable charges for the usage of the Company's products and services provided through its relationships with wireless telecommunications carriers and a financial services company. Such revenue is recognized as the services are provided on a monthly basis.

Development and Integration Revenue
-----------------------------------

Development and integration fees are charged for the development of private-labeled applications for customers that incorporate their proprietary data into SmartServ's products and services. Such fees are recognized ratably over the term of the agreement.

Service Revenue
---------------

Service revenue is derived from consulting or by providing other professional services to customers. Revenue from the performance of such services is recognized when the services are performed. Losses, if any, from professional services contracts are recognized at the time such losses are identified. Maintenance and support fees paid in advance are nonrefundable and are recognized ratably over the term of the agreement, generally 12 months.

Hosting Services
----------------

Hosting service arrangements are based on a flat monthly fee or on the number of users and may include a one-time setup fee. The one-time setup fee is recognized over the term of the hosting arrangement, and the hosting services revenue is recognized monthly as earned on a fixed fee or variable rate basis.

Deferred Revenues
-----------------

Deferred revenues, resulting from customer prepayments, are recognized as services are provided throughout the term of the agreement with the respective customer.

Deferred Financing Costs
------------------------

Deferred financing costs represent those costs incurred in connection with the issuance of the Company's convertible notes. These costs are recorded at the fair value of the consideration (cash or securities) paid to the finders in such transactions and are amortized to operations as other financing costs over the terms of the respective notes.


Earnings Per Share
------------------

Basic earnings per share is computed on the weighted average number of common shares outstanding; however, it does not include the unvested portion of restricted shares in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". Diluted earnings per share reflects the increase in the weighted average common shares outstanding that would result from the assumed exercise of outstanding stock options calculated using the treasury stock method when dilutive.

Capitalized Software Development Costs
--------------------------------------

In connection with certain contracts entered into between SmartServ and its customers, as well as other development projects, the Company has capitalized costs related to certain product enhancements and application development in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Specifically, all software development costs are charged to expense as incurred until technological feasibility has been established for the product. Thereafter, additional costs incurred for development are capitalized. The Company ceased capitalizing such costs in connection with its current product offering during the quarter ended September 30, 2002 when the products became available for general release to customers. Amortization of capitalized software development costs commences with the products' general release to customers and is provided on a product-by-product basis over the economic life, not to exceed three years, using the greater of the straight-line or a flow of revenue method.

On an ongoing basis, SmartServ reviews the future recoverability of its capitalized software development costs for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. When such events or changes in circumstances do occur, an impairment loss is recognized if the undiscounted future cash flows expected to be generated by the asset are less than its carrying value. As a result of less than anticipated demand for the Company's products and services, as well as its inability to leverage certain relationships during the quarter ended June 30, 2003, the Company recorded in accordance with SFAS No. 86, an impairment loss of $704,705 in such quarter to reduce the recorded value of the assets to their estimated net realizable value.

Fair Value of Financial Instruments
-----------------------------------

The carrying amounts of our financial instruments approximate fair value due to their terms and maturities.

Supplemental Cash Flow Data
---------------------------

The Company considers all highly liquid investments with a maturity date of three months or less when purchased to be cash equivalents.

During the year ended December 31, 2003, the Company issued 20,590 shares of common stock to 5 vendors in settlement of the Company's obligations, aggregating $164,000, to such vendors. These transactions are considered non-cash transactions for the purposes of the Statement of Cash Flows.

Interest, debt origination and other financing costs paid during the years ended December 31, 2003 and 2002 were $322,000 and $373,339, respectively.

Concentration of Credit Risk
----------------------------

Financial instruments that potentially subject SmartServ to concentrations of credit risk consist solely of accounts receivable. At December 31, 2003 and 2002, accounts receivable consist principally of amounts due from major telecommunications carriers, as well as a financial services company. The
Company  performs   periodic  credit   evaluations
of its customers and, if applicable, provides for credit losses in the financial statements. As of December 31, 2003 and 2002 the Company did not have a reserve for doubtful accounts.

Property and Equipment
----------------------

Property and equipment are stated at cost, net of accumulated depreciation. Equipment purchased under a capital lease is recorded at the present value of the future minimum lease payments at the date of acquisition. Depreciation is computed using the straight-line method over estimated useful lives of three to ten years.

On an ongoing basis, SmartServ reviews the future recoverability of its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. When such events or changes in circumstances do occur, an impairment loss is recognized if the undiscounted future cash flows expected to be generated by the asset are less than its carrying value. As a result of less than anticipated demand for the Company's products and services, as well as its inability to leverage certain relationships during the quarter ended June 30, 2003, the Company recorded an impairment loss of $843,768 in such quarter to reduce the recorded value of its assets to their estimated net realizable value.

Advertising Costs
-----------------

Advertising costs are expensed as incurred and were approximately $6,600 and $280,000 for the years ended December 31, 2003 and 2002, respectively.

Stock Based Compensation
------------------------

Employee Stock Option Plans
---------------------------

The Company maintains several stock option plans for employees and directors that provide for the granting of stock options for a fixed number of common shares with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for such grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Accordingly, compensation expense is recognized to the extent that the fair value of the stock exceeds the exercise price of the option at the measurement date. Certain options, which have been repriced, are subject to the variable plan requirements of APB No. 25, which requires the Company to record compensation expense for changes in the fair value of its common stock.

Non-Employee Compensation
-------------------------

The Company has issued warrants to purchase common stock to non-employee consultants as compensation for services rendered or to be rendered to the Company. The warrants are recorded in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and are valued in accordance with the Black-Scholes pricing methodology.

The Company adopted the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, which amends SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation, which was originally provided under SFAS No. 123. SFAS No. 148 also improves the timeliness of disclosures by requiring the information to be included in interim as well as annual financial statements. The adoption of these disclosure provisions had no impact on the Company's 2003 consolidated results of operations, financial position or cash flows.

SFAS No. 123 requires companies to recognize compensation expense based on the respective fair values of the options at the date of grant. Companies that choose not to adopt such rules will continue to apply the existing accounting rules contained in APB No. 25, but are required to disclose the pro forma effects on net income (loss) and earnings (loss) per share, as if the fair value based method of accounting had been applied.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. As such, the pro forma net earnings (loss) and earnings (loss) per share are not indicative of future years.


SmartServ's pro forma information is as follows:

                                                     Year Ended
                                                     December 31
                                             ----------------------------
                                                2003              2002
                                             ------------    ------------

Net  loss as reported                        $(17,537,775)   $ (8,037,173)

Employee stock-based compensation included
  in net loss                                     374,569        (677,690)

Employee stock-based compensation pursuant
  to SFAS 123                                    (677,416)     (4,278,214)
                                             ------------    ------------

Proforma net loss                            $(17,840,622)   $(12,993,077)
                                             ============    ============

Basic and diluted loss per share             $      (8.46)   $      (6.01)
                                             ------------    ------------

Proforma basic and diluted loss per share    $      (8.60)   $      (9.72)
                                             ============    ============


Foreign Currency Translation
----------------------------

The financial statements of the Company's foreign subsidiaries whose functional currencies are other than the U.S. dollar, have been translated into U.S. dollars in accordance with SFAS No. 52, Foreign Currency Translation. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Income statement amounts have been translated using the average rate for the year. Gains and losses resulting from the changes in exchange rates from year to year have been reported in accumulated other comprehensive income.

Recent Accounting Pronouncements
--------------------------------

Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which provides a single accounting model for measuring impairment of long-lived assets and the disposal of such assets. The adoption of SFAS No. 144 had no impact on the Company's consolidated results of operations, financial position or cash flows.

In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". Under SFAS 145, the Company's gain on extinguishment of debt has been recorded in "Other income" in the consolidated financial statements.

In July 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with an Exit or Disposal Activity". SFAS No. 146 revises the accounting for exit and disposal activities under Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)", by potentially spreading out the reporting of expenses related to restructuring activities. SFAS No. 146 became effective prospectively for exit or disposal activities initiated after December 31, 2002. The Company adopted SFAS No. 146 on January 1, 2003, as required, and the adoption of this new standard did not have a material effect on its consolidated results of operations, financial position or cash flows.

On January 1, 2003, the company adopted SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of SFAS No. 143 did not have any impact on the company's financial position or results of operations.

On January 1, 2003, the company  adopted  Financial  Accounting  Standards Board
(FASB) Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantors, Including Indirect Guarantees of Indebtedness of Others, which requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation that it assumes under the guarantee. Guarantors are also required to meet expanded disclosure obligations. The adoption of Interpretation No. 45 did not have a material impact on the company's financial position or results of operations.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which are entities that either (a) do not have equity investors with vesting rights or (b) have equity investors that do not provide sufficient financial resources for the entity to support its activities. The interpretation is effective immediately for variable interest entities created after February 1, 2003. In December 2003, the FASB published FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46(R)). FIN 46(R), among other things, defers the effective date of implementation for certain entities. The revised interpretation is effective for the first interim or annual reporting period ending after March 15, 2004, with the exception of structures that are commonly referred to as special-purpose entities, for which the statement is effective for periods ending after December 15, 2003. The adoption of Interpretation No. 46 is not expected to have a material impact on the company's results of operations or financial position.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly. The statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The provisions of SFAS No. 149 generally are to be applied prospectively only. The adoption of SFAS No. 149 did not have a material impact on the company's results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for classification and measurement by an issuer of certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within the scope as a liability (or asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except as it relates to consolidated limited-life subsidiaries. The FASB indefinitely deferred the effective date of this statement as it relates to certain mandatorily redeemable non-controlling interests in consolidated limited-life subsidiaries. The company does not have any interest in limited-life entities as of December 31, 2003. The adoption of the effective provisions of SFAS No. 150 did not have an impact on the company's results of operations or financial position.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employer's Disclosures about Pensions and Other Postretirement Benefits. This statement revises employers' disclosures about pension plans and other postretirement benefit plans; however it does not change the measurement or recognition of those plans required by SFAS No. 87, Employers' Accounting for Pensions, SFAS No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. The revised statement retains the disclosure requirements contained in the original SFAS No. 132 and requires additional disclosures to those in the original statement about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The revised statement is effective for fiscal years ending after December 15, 2003. The adoption of SFAS 132R is not expected to have a material impact on the company's results of operations or financial position.

3.   Property and Equipment

Property and equipment consist of the following:

                                              December 31
                                    -----------------------------
                                        2003              2002
                                    -----------       -----------
Data processing equipment           $ 4,594,526       $ 4,842,941
Office furniture and equipment          397,474           151,263
Display equipment                        71,335            71,335
Leasehold improvements                   69,852            69,852
                                    -----------       -----------

                                      5,133,187         5,135,391
Impairment of capital assets           (843,768)               --
Accumulated depreciation             (4,289,419)       (3,561,413)
                                    -----------       -----------
                                    $        --       $ 1,573,978
                                    ===========       ===========

4.   Note Receivable From Officer

In December 2000, the Company's Board of Directors authorized the issuance of a line of credit to Sebastian Cassetta, SmartServ's Chief Executive Officer, for an amount not to exceed $500,000. Such amount bears interest at the prime rate and matures on March 20, 2004. Pursuant to the terms of the note, interest for the period January 2, 2001 to June 30, 2002 has been accrued and is payable at maturity. Commencing July 1, 2002 until maturity, interest shall be payable semi-annually in arrears on January 1st and July 1st. In October 2003 we agreed to forgive this loan over a three-year period pursuant to Mr. Cassetta's Separation Agreement with us as described in the section entitled "Agreements with Named Executive Officers."

The financial statements at December 31, 2002 contain a valuation allowance for a potential loss of $552,467, relating to the collectibility of Mr. Cassetta's note and the interest accrued thereon through June 30, 2002.

Additionally, during the quarter ended June 30, 2003, the Company recorded a valuation allowance of $270,000 in connection with the potential uncollectibility of a loan made to Mr. Cassetta for the purchase of SmartServ restricted stock. Such reserve is classified as a reduction of stockholders' equity. While this loan had original maturity date of December 2003, Mr. Cassetta's ability to repay this loan and interest thereon is highly contingent on the market value of his investment in the Company. In his separation agreement in October 2003, the Company extended the maturity date of the restricted stock note until September 2004.

5.   Note Payable

In May 2000, the Company entered into a Business Alliance Agreement with Hewlett-Packard Company ("HP") whereby the companies agreed to jointly market their respective products and services, and to work on the build-out of SmartServ's domestic and international infrastructure. In furtherance of these objectives, HP provided the Company with a line of credit of up to $20,000,000 for the acquisition of approved hardware, software and services. On September 10, 2002, the Company and HP amended the terms of the promissory note to provide for the (i) reduction of SmartServ's aggregate outstanding principal and accrued interest amount of $7,045,000 to $1,000,000, (ii) return of certain unused hardware by SmartServ, (iii) issuance by SmartServ of a warrant for the purchase of 8,333 shares of common stock and (iv) repayment of $500,000 of the amended obligation on September 10, 2002. The remaining $500,000 obligation was evidenced by a note, bearing an interest rate of 11%, secured by the Company's assets exclusive of its internally developed software products, and was satisfied through a partial repayment in February 2003. The warrant expires on September 9, 2005 and has an exercise price of $6.996, determined as 110% of the average closing bid price of the common stock for the five trading days prior to September 10, 2002. In connection therewith, the Company recorded a charge to earnings of $38,000 representing the fair value of the warrant as determined in accordance with the Black-Scholes pricing model. The restructuring of the obligation resulted in a net gain in 2002 of $5,679,261 which has been recorded as "Other income" in the consolidated financial statements.

In February 2003, the Company issued a convertible note to Global Capital Funding Group, LP ("Global") in consideration for the receipt of $1 million. The note bears interest at the rate of 10% per annum, and is secured by the Company's assets, exclusive of its internally developed software products. The note matures on February 14, 2004, contains certain antidilution provisions, and may be converted into shares of SmartServ common stock at $6.60 per share. As additional consideration, the Company issued Global a warrant for the purchase of 33,333 shares of its common stock at an exercise price of $9.66 per share. The note and the warrant have been recorded in accordance with APB No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants". The warrant has been valued in accordance with the Black-Scholes pricing methodology and is netted against the outstanding obligation in the financial statements. Such amount is being amortized into operations as interest expense and other financing costs over the life of the obligation. Alpine Capital Partners, Inc. ("Alpine") received a finder's fee of $70,000, representing 7% of the aggregate purchase price of the convertible note and a warrant to purchase 15,167 shares of common stock exercisable at $9.66 per share, expiring on February 14, 2005, in connection with this transaction. This warrant has been valued in accordance with SFAS No. 123 and the Black-Scholes pricing methodology and recorded in the financial statements as deferred financing costs. This amount is being amortized into operations on a straight-line basis as interest expense and other financing costs over the life of the obligation. Also in connection with the 10% convertible notes, the Company has recorded a non-cash charge for other financing costs of $406,400, representing a portion of the intrinsic value of the beneficial conversion feature of the notes. Emerging Issues Task Force ("EITF") Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" ("Issue No. 98-5") as more fully described in EITF Issue No. 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments", defines the beneficial conversion feature as the non-detachable conversion feature that is "in-the-money" at the date of issuance. Issue No. 98-5 requires the recognition of the intrinsic value of the conversion feature as the difference between the conversion price and the fair value of the common stock into which the notes are convertible. In April 2003, the Company borrowed an additional $250,000 from Global and amended the convertible note to include such amount. As additional consideration, the Company issued Global a warrant for the purchase of 3,333 shares of its common stock at an exercise price of $7.20 per share. Alpine is to receive a finder's fee of $17,500 in connection with the April amendment. The warrants issued to Global and Alpine contain certain antidilution provisions and expire on February 14, 2006. In November 2003, as an inducement to obtain Global's consent to the sale of Units in the November 2003 transaction and the 2004 private placement, the Company issued Global a warrant to purchase 16,667 shares of common stock at an exercise price of $2.40 per share. On February 13, 2004, we paid off the convertible note in full for the principal and accrued interest due under the Global note.

In May 2003, the Company, in consideration of $358,000, issued 3.58 Units consisting of convertible notes and warrants to purchase common stock ("May Units") to 8 investors. Each May Unit consists of a $100,000 convertible note and a warrant to purchase 33,333 shares of the Company's common stock. The convertible notes bear interest at 8% per annum, are convertible into the Company's common stock at $4.464 (the average of the closing bid prices of the Company's common stock for the 5 days prior to the closing of the transaction) per share and were to mature on the earlier of November 19, 2003 or the closing of an equity placement of not less than $3 million. The warrants are exercisable at $4.464 per share and expire on May 19, 2006. In June 2003, the Company in consideration of $1,142,000 issued 11.42 Units ("June Units") (each May or June Unit referred to individually as a "Unit") to 20 accredited investors. Each June Unit also consists of a $100,000 convertible note and a warrant to purchase 33,333 shares of the Company's common stock. The convertible notes bear interest at 8% per annum, are convertible into the Company's common stock at $4.764 (the average of the closing bid prices of the Company's common stock for the 5 days prior to the closing of the transaction) per share and were to mature on the earlier of November 19, 2003 or the closing of an equity placement of not less than $3 million. The warrants are exercisable at $4.764 per share and expire on June 13, 2006. The Units have been recorded in accordance with APB No. 14. The warrants have been valued in accordance with the Black-Scholes pricing methodology and are netted against the outstanding obligation in the financial statements. Such amount is being amortized into operations as interest expense and other financing costs over the life of the obligation. Also in connection with the 8% convertible notes, the Company has recorded a non-cash charge for other financing costs of $81,400, representing a portion of the intrinsic value of the beneficial conversion feature of the notes. EITF Issue No. 98-5, as more fully described in EITF Issue No. 00-27, defines the beneficial conversion feature as the non-detachable conversion feature that is "in-the-money" at the date of issuance. Issue No. 98-5 requires the recognition of the intrinsic value of the conversion feature as the difference between the conversion price and the fair value of the common stock into which the notes are convertible. In November 2003, the Company, as an inducement to extend the maturity date of the notes to February 19,

2004, offered the note holders a warrant to purchase additional shares of common stock in an amount equal to 25% of the number of shares into which the notes purchased in the Unit are convertible.

Spencer Trask Ventures, Inc. ("Spencer Trask"), Steven B. Rosner and Richard Berland acted as finders for the May and June 2003 transactions. As consideration therefor, the finders received their proportionate share of (i) a cash fee of $150,000, or 10% of the aggregate purchase price of the Units sold;
(ii) warrants to purchase 510,158 shares of the Company's common stock at an exercise price of $1.50 per share; and (iii) 5,555 shares of unregistered common stock per Unit sold. These warrants provide for cashless exercise and expire 5 years from the date of grant. In addition, Spencer Trask received a non-accountable expense allowance of $45,000, or 3% of the aggregate proceeds of all Units sold in the May and June 2003 transactions. The warrants have been valued in accordance SFAS No. 123 and the Black-Scholes pricing methodology and recorded in the financial statements as deferred financing costs. Such costs are being amortized into operations on a straight-line basis as interest expense and other financing costs over the life of the obligation.

On September 16, 2003, SmartServ issued 7.4 Units in a financing transaction consisting of an offering of up to 12 Units comprised of a $50,000 convertible note and a warrant to purchase 16,667 shares of SmartServ's common stock. On September 19, 2003, SmartServ issued the remaining 4.6 Units of the financing transaction (collectively the "September Transaction"). The Units were sold to 18 investors for an aggregate of $600,000. Holders of the notes have the right to convert the notes into shares of common stock at a price equal to $1.896 per share for the notes issued on September 16, 2003 and $1.920 per share for the notes issued on September 19, 2003. The maturity date of the notes was to be the earlier of November 19, 2003 or the completion of an equity placement of at least $3 million, at which time the notes will automatically convert into the equity placement. Holders of the warrants have the right to exercise the warrants into shares of common stock at a price equal to $1.500 per share.
Spencer Trask and Richard Berland acted as finders for the September transaction. As consideration therefor, the finders received their proportionate share of (i) a cash fee of $60,000, or 10% of the aggregate purchase price of all of the Units; (ii) warrants to purchase 102,988 shares of common stock, or 20% of the shares of common stock underlying the securities in the Units sold, at exercise prices ranging from $1.50 to $1.90 per share and expiring 5 years from the date of grant; and (iii) 2,778 shares of unregistered common stock per Unit sold. In addition, Spencer Trask received a non-accountable expense allowance of $18,000, or 3% of the aggregate proceeds of all Units sold in the September Transaction. All of the notes and the warrants have full ratchet anti-dilution protection. In November 2003, the Company, as an inducement to extend the maturity date of the notes to February 19, 2004, offered the noteholders a warrant to purchase additional shares of common stock in an amount equal to 25% of the number of shares into which the notes purchased in the Unit are convertible.

The September Transaction required the consent of Global, the holder of $1.25 million of SmartServ's convertible notes issued in February and April 2003, and of the holders 51% or more of SmartServ's $1.5 million convertible notes issued in connection with the bridge financings in May and June 2003. As an inducement to obtain their consent, such holders received (a) a change in the conversion price of their convertible notes equal to the lowest conversion price of the notes issued in the September financings ($1.896 per share) and (b) an increase in the number of shares purchasable pursuant to the warrant to reflect a full ratchet dilution formula with a decrease in the exercise price of the warrants to the exercise price of the warrants issued in the September financing ($1.500). Such amendment, as it pertains to the holders of convertible notes issued in the May and June 2003 bridge financings, was effective on November 25, 2003, coincident with the effective date of a one-for-six reverse stock split. SmartServ recorded a charge in the amount of $4,828,000 as "Other Financing Costs" for the fair value of the consideration granted to these note holders for such consent.

On November 11, 2003, SmartServ issued 18 Units in a financing transaction comprised of a $50,000 convertible note ("November Notes") and a warrant ("November Warrant") to purchase 16,667 shares of SmartServ's common stock. The Units were sold to 20 investors for an aggregate of $900,000. Holders of the November Notes have the right to convert the November Notes into shares of common stock at a price equal to $2.10 per share. The maturity date of the November Notes is the earlier of December 19, 2003 or the completion of an equity placement of at least $3 million, at which time the November Notes will automatically convert into the equity placement. Holders of the November Warrants have the right to exercise the November Warrants into shares of common stock at a price equal to $1.500 per share. Finders' compensation to Spencer Trask and Richard Berland consisted of (i) a cash fee of $90,000, or 10% of the aggregate purchase price of all of the Units; (ii) warrants to purchase 136,000 shares of common stock, or 20% of the shares of common stock underlying the securities in the Units sold, at exercise prices ranging from $1.50 to $1.90 per share and expiring 5 years from the date of grant; and (iii) 2,778 shares of unregistered common stock per Unit sold. In addition,

Spencer Trask received a non-accountable expense allowance of $27,000, or 3% of the aggregate proceeds of all Units sold in the November transaction. All of the November Notes and the November Warrants have full ratchet anti-dilution protection. In December 2003, as an inducement to extend the maturity date of the November Notes to February 19, 2004, the Company offered the noteholders a warrant to purchase additional shares of common stock in an amount equal to 25% of the number of shares into which the notes purchased in the Unit are convertible.

While the warrants to purchase common stock issued during the year ended December 31, 2003 and thereafter represent an additional source of capital, they expire between May 2006 and November 2008 and are not callable by the Company. Therefore, they cannot be relied upon by the Company as a definite source of capital. The warrant holders may choose to exercise their warrants if the market price of the Company's common stock exceeds the exercise price of the warrant.

As of December 31, 2003, the face amount of the Company's debt obligations is $4,250,010 and the unamoritzed discount amounted to $909,580.

6.   Equity Transactions

In December 1998, the Company's Board of Directors approved the terms of restricted stock purchase agreements for Sebastian E. Cassetta, Chairman and Chief Executive Officer, and Mario F. Rossi, Executive Vice President of
Technology. In connection with Mr. Cassetta's purchase of 103,040 shares of restricted stock, SmartServ received cash in the amount of $6,182 and a 5 year, non-recourse promissory note in the amount of $457,497. In connection with Mr. Rossi's purchase of 34,347 shares of restricted stock, SmartServ received cash in the amount of $2,061 and a 5 year, non-recourse promissory note in the amount of $152,499. The notes are secured by the stock and bear interest at the rate of 7.50% per annum. The stock purchase agreements provide SmartServ with certain repurchase options and provide Messrs. Cassetta and Rossi with a put option in the event of the termination of their employment. Through December 31, 1999, the restricted stock purchase agreements were variable plan awards pursuant to APB No. 25 and accordingly, SmartServ was required to recognize compensation expense for the changes in the market value of its common stock. As a result thereof, the Company recorded a charge to compensation expense of $15,636,300, as well as a corresponding increase to additional paid-in capital during the year ended June 30, 2000. The restricted stock purchase agreements with Messrs. Cassetta and Rossi were amended to provide for certain recourse against them in the event of their default on their obligations the Company. Commencing January 1, 2000, the restricted stock awards are no longer variable plan awards pursuant to APB No. 25.

In October 1999, SmartServ entered into a restricted stock agreement with Robert Pearl, the former Senior Vice President Business Development, providing for the sale to Mr. Pearl of 12,803 shares of common stock at a purchase price of $4.50 per share. SmartServ received cash in the amount of $768 and a 5 year, promissory note in the amount of $56,845. The note was secured by the common stock, bore an interest rate of 7.50% and contained certain recourse provisions in connection with the payment of such interest. The stock purchase agreement provided SmartServ with certain repurchase options and provided Mr. Pearl with a put option in the event of the termination of his employment without cause. In August 2002, this loan was repaid.

In October 1999, SmartServ entered into an agreement for consulting services. As consideration for such services, the Company granted this consultant warrants to purchase 16,667 shares of common stock at an exercise price of $15.75 per share and warrants to purchase 16,667 shares of common stock at $21.75 per share. In January 2000, in consideration of $125,000 and the issuance of warrants to purchase 1,333 shares of common stock at $110.25 per share, the Company extended this agreement for the two-year period commencing October 24, 2000. The warrants expire on October 24, 2004. A noncash charge of $62,400 was recorded in the year ended June 30, 2000 for the fair value of the warrants to unearned compensation that was amortized to income over the term of the agreement. In July 2000, we issued 33,333 shares of our common stock to this consultant upon exercise of warrants to purchase such shares. Proceeds from the exercise were $625,000.

During the year ended June 30, 2000, the Company issued warrants to purchase 21,000 shares of its common stock to various marketing and technical consultants as partial compensation for services rendered and to be rendered to SmartServ. The warrants have exercise prices of between $15.00 and $297.00 and expire through April 30, 2003. The

Company recorded $74,000 as unearned compensation which has been amortized to income over the terms of the consulting agreements.

In January 2000, the Company completed an offering of 55,500 shares of its common stock to accredited investors. Gross proceeds from the offering amounted to $4,995,000 or $90.00 per share of common stock. America First Associates Corp. received a commission of $279,600, an unaccountable expense allowance of $25,000 and warrants to purchase 3,107 shares of common stock at $90.00 per share through January 18, 2005 as compensation for services as placement agent for the offering.

In August 2000, the Company issued warrants to purchase 8,333 shares of its common stock to a financial consultant as partial consideration for services to be rendered to SmartServ. The warrants have an exercise price of $297.00. and expired on April 30, 2003. During the six months ended December 31, 2000, the Company recorded a charge to earnings of $60,000 in connection with these warrants.

In April 2001, the Company issued a warrant to purchase an aggregate of 333 shares of common stock to a member of the Company's Advisory Board as partial consideration for services to be provided to SmartServ as a member of such Board. The warrant is exercisable after one year at an exercise price of $56.16 per share, expires on April 15, 2005, and has been recorded in the financial statements based on the Black-Scholes pricing methodology.

In June 2002, SmartServ issued units consisting of 130,952 shares of its common stock and warrants, callable under certain conditions, for the purchase of an aggregate of 238,095 shares of common stock at an exercise price of $8.40 per share through the expiration date on June 5, 2007, as well as non-callable warrants for the purchase of an aggregate of 32,738 shares of common stock, subject to antidilution adjustments upon the occurrence of certain events, at an exercise price of $8.82 per share through June 5, 2007 to two accredited investors at a purchase price of $8.40 per share. The callable warrants provided that upon exercise the investors would receive non-callable warrants for the purchase of an aggregate of 59,524 shares of common stock at an exercise price of $8.82 per share. In August 2002, pursuant to the terms of the callable warrants, the Company provided the investors with a notice, calling such warrants. In September 2002, the callable warrants expired unexercised. Gross proceeds from this transaction amounted to $1,100,000. First Albany Securities Corporation, the placement agent, received a commission of $66,000 in connection with this transaction. Additionally, the Company incurred costs and other fees of $80,500 in connection with this transaction. Each of the investors received a fee of $65,000 in connection with the performance of due diligence related to their investment in the Company. In September 2002, SmartServ issued 28,309 shares of common stock upon the exercise, by Bonanza Master Fund, Ltd., an investor in the June 2002 financing, of warrants to purchase such shares at an exercise price, after antidilution adjustments, of $5.10 per share. Proceeds from the issuance were $144,375. In December 2002, the Company issued 5,833 shares of common stock to Vertical Ventures Investments, LLC, an investor in the June 2002 financing, upon the exercise of warrants to purchase such shares. Proceeds from the exercise of these warrants were $31,850.

In September 2002, SmartServ issued units consisting of 647,368 shares of its common stock and warrants to purchase 323,685 shares of common stock exercisable at $5.10 per share through September 8, 2007 to 22 accredited investors at a purchase price of $5.475 per unit. Gross proceeds from this transaction amounted to $3,544,346. SmartServ paid fees consisting of $249,050, an expense allowance of $25,000, and issued warrants to purchase 73,008 shares of common stock at an exercise price of $5.10 per share, expiring on September 8, 2007, as compensation to certain individuals and entities that acted as finders. Additionally, the Company incurred costs and other fees of $28,800 in connection with this transaction.

In December 2002, the Company entered into a consulting agreement with Steven B. Rosner. As consideration for such services, the Company granted Mr. Rosner a warrant to purchase 41,667 shares of common stock at an exercise price of $7.68 per share. The warrants have been valued in accordance with the Black-Scholes pricing methodology, recorded in the financial statements as deferred compensation and are being amortized as consulting costs over the two-year term of the agreement.

During the year ended December 31, 2002, the Company issued warrants to purchase 44,500 shares of our common stock to certain financial and marketing consultants as partial compensation for services rendered and to be rendered to SmartServ. The warrants have exercise prices ranging from $7.68 to $32.64, expire in April and December 2005, and have been recorded in the consolidated financial statements at fair market value as determined in accordance with the Black-Scholes pricing model.

At December 31, 2002, the Company had 287,500 public warrants (SSOLW) and 50,000 warrants with terms identical to the public warrants outstanding. In February 2002, the Company's Board of Directors modified the terms of, and extended such warrants which were due to expire on March 20, 2002. These warrants, which had an exercise formula requiring the surrender of 11.598 warrants and the payment of $46.686 for each share of common stock, were modified to provide for the surrender of .42 warrants and the payment of $63.00 for each share of common stock. The modified warrants expired on March 20, 2003.

At December 31, 2002, there were 317,667 shares reserved for issuance upon the exercise of options granted to employees and 846,667 shares reserved for the exercise of warrants to purchase common stock granted to investors in, and consultants to the Company.

During the year ended December 31, 2003, the Company issued 73,731 shares of common stock to investors upon the exercise of warrants to purchase such shares. Proceeds from the exercise of these warrants were $376,000.

In February 2003, the Company issued an aggregate of 20,590 shares of common stock to 5 vendors in satisfaction of obligations for services rendered to the Company aggregating $164,000.

In May 2003, the Company entered into a Corporate Finance Consulting Agreement ("Consulting Agreement") with Spencer Trask whereby Spencer Trask agreed to render services to the Company as its corporate finance consultant, financial advisor and investment banker. As compensation for such services, the Company has issued Spencer Trask 83,333 shares of its common stock. The value of such compensation has been recorded in the financial statements as prepaid compensation and is being amortized over the one year term of the Consulting Agreement.

Also, during the year ended December 31, 2003, the Company issued 72,222 shares of common stock to Spencer Trask as fees related to the May, June, September and November 2003 bridge financing (excluding 80,002 shares earned but that have not yet been issued) and 14,441 shares of common stock to two individuals as fees for assisting with such bridge financings.

Also during the year ended December 31, 2003, the Company issued 93,315 shares related to an anti-dilution adjustment with respect to a certain May 2000 equity financing.

At December 31, 2003, there were 186,297 shares reserved for the issuance upon the exercise of options granted to employees and 4,261,119 shares reserved for the exercise of warrants to purchase common stock granted to investors in, and consultants to the Company. The range of exercise prices of the warrants to purchase common stock are as follows:

                              Exercise Price Range        Underlying Shares
                           ---------------------------- ----------------------
                                  $1.34 to $15.00                4,254,429

                                 $15.00 to $30.00                       -0-

                                     Above $30.00                    6,690
                                                              -----------------
                                                                 4,261,119
                                                              =================

The Company's failure to timely file its Form 10-KSB for its fiscal year ending December 31, 2002 has affected the following registration rights held by some of its shareholders and warrant holders. The Company is working expeditiously to cure these deficiencies.

Obligations to Maintain Effective Registration Statements:
----------------------------------------------------------

Vertical Ventures Investments, LLC holds a warrant to purchase up to 22,476 shares of common stock that is subject to registration rights. The Registration Statement covering the shares underlying this warrant is no longer effective. The Company had until May 14, 2003 to cause the Registration Statement to again become effective. The Company failed to do so by May 14, 2003, so it is required to pay a fee of $8,250 for the first month of the deficiency and a fee of $16,500 for each month thereafter until the shares underlying the warrant are registered.

Accredited investors in the Company's September 2002 Equity Placement hold up to an aggregate of 616,991 shares of common stock, and warrants to purchase up to an aggregate of 249,954 shares of common stock, all subject to registration rights requiring the Company to use its commercially reasonable best efforts to maintain the effectiveness of the Registration Statement covering the shares of common stock and the shares underlying the warrants. The Registration Statement is no longer effective.

Obligation to File a Registration Statement:
--------------------------------------------

Global Capital Funding Group, L.P. holds warrants to purchase up to 257,333 shares of common stock, and a convertible note convertible into 189,394 shares of common stock (which was paid off in February, 2004). The Company was required to file a Registration Statement covering all such shares on April 14, 2003 and by agreement with Global is required to include such shares in a Registration Statement. The Company has not yet filed the Registration Statement, but negotiated a cure of the penalty fee, equal to $25,000 for each month that this deficiency remained uncured, by paying off the convertible note in February 2004.

7.   Stock-based Compensation

In connection with the grant of certain stock options, warrants and other compensation arrangements, the Company has recorded charges to earnings that are noncash in nature. Certain of these stock option grants are subject to the variable plan requirements of APB No. 25 that require the Company to record compensation expense for changes in the fair value of its common stock.

As more fully described in Note 13 to the financial statements, stock-based compensation for the years ended December 31, 2003 and 2002, consisted primarily of the impact of changes in the market value of the Company's common stock on the value of options to purchase common stock issued to employees and the amortization of deferred costs associated with the prior issuance of warrants to purchase common stock to various consultants.

The following table illustrates the amount of stock-based compensation (charges)/credits that would have been recorded in the categories of the statement of operations had stock-based compensation not been separately stated in the accompanying Consolidated Statements of Operations:

                                  Year Ended December 31
                                -------------------------
                                  2003             2002
                                ---------       ---------
Costs of services               $ (81,604)      $ 184,726
Sales and marketing                    --         (50,542)
General and administrative       (292,965)        (53,889)
                                ---------       ---------
                                $(374,569)      $  80,295
                                =========       =========

8.   Earnings Per Share

The following table sets forth the computation of basic and diluted loss per share:

                                                    Year Ended December 31
                                                ----------------------------
                                                    2003          2002
                                                ------------    ------------
Numerator
   Net loss                                     $(17,537,775)   $ (8,037,173)
                                                ============    ============
Denominator
   Denominator for basic and diluted loss per
   share - weighted average shares                 2,073,448       1,336,673

                                                ------------    ------------
Basic and diluted loss per common share         $      (8.46)   $      (6.01)
                                                ============    ============

Outstanding employee stock options and other warrants to purchase an aggregate of 4,447,416 and 1,163,833 shares of common stock at December 31, 2003 and 2002, respectively, were not included in the computation of diluted earnings per share because either the Company reported a loss for the period or their exercise prices were greater than the average market price of the common stock and therefore would be antidilutive.

9.   Income Taxes

At December 31, 2003 and 2002, SmartServ has deferred tax assets as follows:

                                          December 31
                                   -------------------------
                                      2003          2002
                                   -----------   -----------

Net operating loss carryforwards   $35,800,000   $33,100,000
                                   ===========   ===========


In accordance with SFAS No. 109, "Accounting for Income Taxes," the Company has established a valuation allowance to fully reserve the future income tax benefit of these deferred tax assets due to uncertainty about their future realization. The valuation allowances were $35,800,000 and $33,100,000 at December 31, 2003 and 2002, respectively.

At December 31, 2003, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $90,700,000 which expire in the years 2009 through 2023. As a result of ownership changes, pursuant to Internal Revenue Code Section 382, the utilization of net operating losses may be limited.

10.  Leases

SmartServ leased office space for its Stamford, Connecticut headquarters under a noncancelable lease. The lease included escalation clauses for items such as real estate taxes, building operation and maintenance expenses, and electricity usage. In January 2004 the Company negotiated a settlement of that lease the terms of which include a cash payment of $175,000 (evidenced by a promissory note) payable over time through December 31, 2004 and a warrant to purchase 22,000 shares of SmartServ common stock at an exercise price equal to $1.34 per share. The warrant vests upon grant and expires on the three year anniversary of the grant date.

In September 2003, the Company relocated its headquarters and leases office space in Plymouth Meeting, Pennsylvania. The lease includes escalation clauses for items such as real estate taxes, building operation and maintenance expenses.

Rent expense amounted to approximately $384,800 and $642,000 for the years ended December 31, 2003, and 2002, respectively.

Minimum future rental payments at December 31, 2003 are as follows:

Year Ending December 31
-----------------------

         2004                                              $58,100
         2005                                               60,400
         2006                                               62,600
         2007                                               48,200
         2008                                                   --
         Thereafter                                             --
                                                     -------------

                                                          $229,300
                                                     =============

11.  Commitments and Contingencies

On or about June 4, 1999, Michael Fishman, SmartServ's former Vice President of Sales, commenced an action against the Company and certain directors and officers, in the Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford (Michael Fishman v. SmartServ Online, Inc., et al.). On February 11, 2003, the Company received a favorable trial decision in this matter. This decision, entered after a trial in the Superior Court of Connecticut, found no liability by SmartServ or the individual defendants on any of Mr. Fishman's claims. Mr. Fishman's time to appeal has expired.

On or about February 29, 2000, Commonwealth Associates, L.P. ("Commonwealth") filed a complaint against us in the Supreme Court of the State of New York, County of New York. The complaint alleged that in August of 1999, Commonwealth and SmartServ entered into an engagement letter that provided for a nonrefundable fee to Commonwealth of $15,000 payable in cash or common stock at SmartServ's option. The complaint alleged that SmartServ elected to pay the fee in stock and, as a result, Commonwealth sought 2,222 shares of common stock or at least $1,770,000 together with interest and costs. In SmartServ's defense, SmartServ denied that it elected to pay in stock. On March 4, 2003, SmartServ received a favorable decision in this matter after a trial held in the Supreme Court of the State of New York. The decision holds that, consistent with SmartServ's defense, SmartServ is required to pay Commonwealth a retainer fee of only $13,439, plus interest and certain costs. Commonwealth's time to appeal has not yet expired.

On or about March 22, 2004, Jenkens & Gilchrist Parker Chapin, LLP, SmartServ's former legal counsel, filed a complaint against SmartServ in the Supreme Court of the State of New York, County of New York. The complaint seeks payment of unpaid invoices for legal services in the amount of $599,244. While the Company intends to vigorously defend such lawsuit, an unfavorable outcome could have a material adverse effect on the Company's financial condition, results of operation and cash flows.

12.  Significant Relationships

During the year ended December 31, 2002, substantially all of the Company's revenues were earned through its licensing agreement with Salomon Smith Barney. During the year ended December 31, 2003, substantially all of the Company's revenues were earned through four customers.

The Company entered into a consulting arrangement with Spencer Trask in May 2003 providing that Spencer Trask would render corporate financial consulting, financial advisory, and investment banking services ("Trask Consulting Agreement"). Under the Trask Consulting Agreement, the Company agreed to pay consulting fees of $7,500 per month commencing July 1, 2003 thru May 31, 2004 and the Company issued Spencer Trask 83,333 shares of common stock. Spencer Trask is a beneficial owner of more than 5% of the Company's common stock.

As part of the consulting arrangement, Spencer Trask acted as a finder and assisted the Company with sales of Units consisting of convertible debentures and warrants from May 2003 through November 2003 in the aggregate amount of $2,685,000. The Company paid Spencer Trask a finders fee consisting of $349,050 in cash (including finders fees and non-accountable expenses), 152,223 shares of common stock (includes 80,002 shares which have yet to be issued to

Spencer Trask) and a warrant to purchase 749,146 shares of common stock at exercise prices ranging from $1.50 to $1.90 per share. The Company also reimbursed Spencer Trask for $20,000 of legal expenses and $5,000 of out-of-pocket expenses. As a result of the anti-dilution provisions in the warrant, the Company subsequently issued Spencer Trask an additional warrant to purchase 445,393 shares of common stock at an exercise price of $1.50.

Under the terms of the Trask Consulting Agreement, SmartServ is obligated to pay Spencer Trask a fee upon closing of the acquisition of nReach, based on 5% of the first two-million dollars of the aggregate consideration of such acquisition, 4% of the next two million dollars or portion thereof, 3% of the third $2,000,000 or portion thereof, and 2.5% of the balance of the consideration. For purposes of determining the aggregate consideration, the total value of liabilities assumed are included, and fees on any contingent payment shall be paid to Spencer Trask when such contingent payment is made. Spencer Trask has agreed to accept shares of the Company's common stock in lieu of cash with respect to such fees.

Under the terms of the Trask Consulting Agreement, in the event that on or before May 31, 2004 or 18 months thereafter (under certain conditions), SmartServ sells, outside the ordinary course of business, its company or any of its assets, securities or business by means of a merger, consolidation, joint venture or exchange offer, or any transaction resulting in any change in control of SmartServ or its assets or business, or SmartServ purchases, outside the ordinary course of business, another company or any of its assets, securities or business by means of a merger, consolidation, joint venture or exchange offer, or SmartServ receives an investment (other than an investment pursuant to an agented offering, which will be subject to compensation pursuant to a separate arrangement with Spencer Trask), SmartServ will owe Spencer Trask a cash fee and in some instances, warrants.

13.  Employee Stock Option Plans

In April 1996, the Company's Board of Directors approved the establishment of an Employee Stock Option Plan ("1996 Plan") authorizing stock option grants to directors, key employees and consultants. The options are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or as nonqualified stock options. The 1996 Plan provided for the issuance of up to 41,667 of such options at not less than the fair value of the stock on the date of grant. The options are partially exercisable after one year from the date of grant and expire on the tenth anniversary of the date of grant. As of December 31, 2003, there were options to purchase 28,880 shares of common stock issued and outstanding and -0- available for grant pursuant to the 1996 Plan.

In October 1999, the Board of Directors authorized the establishment of the 1999 Employee Stock Option Plan ("1999 Plan"). The 1999 Plan provided for the issuance of options to employees and directors for the purchase of a maximum of 66,667 shares of the Company's common stock. The Board of Directors authorized the issuance of 66,667 of such options to both employees and directors at the fair value of the common stock on that date. The 1999 Plan provides for the issuance of such options at not less than the fair value of the common stock on the date of grant. As of December 31, 2003, there were options to purchase 40,367 shares of common stock issued and outstanding and -0- available for grant pursuant to the 1999 Plan.

In May 2000, the Board of Directors authorized the establishment of the 2000 Employee Stock Option Plan ("2000 Plan"). In November 2000, the Board of Directors increased the number of shares available for issuance under the 2000 Plan by 100,000 to a maximum of 225,000. The 2000 Plan provides for the issuance of such options at not less than the fair value of the common stock on the date of grant. The Board of Directors has authorized the issuance of options to purchase 113,717 shares of common stock to employees and directors at exercise prices equal to the fair value on the dates of grant. The stockholders approved the repricing of options to purchase 132,875 shares of common stock with exercise prices ranging between $35.82 and $297.00 to $8.52 per share at the Annual Meeting of Stockholders on December 13, 2002. In connection therewith, the Company recorded a charge to earnings of approximately $42,600 in the year ended December 31, 2003 for the increase in the market value of the Company's common stock between the date the repricing was authorized by the Board and the date it was approved by the stockholders. As of December 31, 2003, there were options to purchase 113,717 shares of common stock issued and outstanding and -0- shares of common stock available for grant pursuant to the 2000 Plan.

In connection with the stockholders' approval of the Company's 2002 Stock Option Plan at the Annual Meeting of Stockholders on December 13, 2002, the Board of Directors amended all previously existing stock option plans by reducing the size of such plans to the number of options issued and outstanding at that date. Additionally, the Board of Directors amended such plans so that options that are terminated or forfeited may not be re-granted.

In November 2000, the Board of Directors granted non-qualified options to purchase 25,000 shares of common stock to Sebastian E. Cassetta and granted non-qualified options to purchase 9,375 shares of common stock to Mario F. Rossi, subject to stockholder approval, which was received at the Annual Meeting of Stockholders held on December 8, 2000. The options were exercisable at $114.00 per share and expire on November 3, 2010. The stockholders approved the repricing of such options to $8.52 per share at the Annual Meeting of Stockholders on December 13, 2002.

In September 2001, the Board of Directors voted to cancel certain outstanding employee options and reissue options to employees at an exercise price not less than the fair value at the date of grant. Officers of the Company were required to surrender 20% of such options to receive the new options. The exercise price of the options reissued to employees was $50.40 per share. The stockholders approved the repricing of such options to $8.52 per share at the Annual Meeting of Shareholders on December 13, 2002.

At the Annual Meeting of Stockholders on December 13, 2002, the stockholders approved the establishment of the Company's 2002 Employee Stock Option Plan ("2002 Plan"). The 2002 Plan provides for the issuance of options to employees and directors for the purchase of a maximum of 250,000 shares of common stock at an exercise price not less than the fair value of the common stock on the date of grant. No options have been granted pursuant to the 2002 Plan.

Information concerning stock options for the Company is presented below. The Company has shown the repricings of options previously granted to employees and directors of the Company as both a cancellation and a grant of options.

                                            Average
                                           Exercise
                               Options       Price
                               --------    ---------
Balance at December 31, 2001    305,114    $   72.96
     Granted                    238,250         9.06
     Exercised                   (2,833)        5.82
     Cancelled                 (223,367)       99.72
                               --------    ---------
Balance at December 31, 2002    317,164    $    9.54
     Granted                         --           --
     Exercised                     (958)        5.90
     Cancelled                 (129,909)        9.60
                               --------    ---------
Balance at December 31, 2003    186,297    $    9.55
                               ========    =========

The  following  table  summarizes   information  about  employee  stock  options
outstanding as of December 31, 2003.


                                             Options Outstanding                                 Options Exercisable
                            -------------------------------------------------------    ----------------------------------------
                                                                Average Remaining
         Range of                                  Average       Contractual Life                            Average Exercise
     Exercise Prices        Number of Options  Exercise Price        (Years)            Number of Options          Price
--------------------------- ------------------ ---------------- -------------------    --------------------- ------------------
    $5.63 to $9.75               182,964                 $7.86          6.6                         147,564           $7.70

        $102.00                    3,333                102.00          6.0                           3,333          102.00
                            ------------                                                       ------------

                                 186,297                                                            150,897
                            ============                                                       ============

The pro forma information regarding net income (loss) and income (loss) per share required by SFAS No. 123, as more fully disclosed in Note 2, has been determined as if SmartServ had accounted for its employee stock option plan under the fair value methods described in SFAS No. 123. The fair value of options granted under the Company's employee stock option plans was estimated at the date of grant using the Black-Scholes option pricing model.

There were no options granted in 2003.

Pertinent assumptions with regard to the determination of fair value of the options granted during the years ended December 31, 2003 and 2002 are as follows:

                                                        Year Ended December 31
                                                   -----------------------------------
                                                        2003                2002
                                                   ----------------     --------------

  Weighted  average  dividend  yield for  options         --                 --
       granted

  Weighted average expected life in years                 --                 3.0

  Weighted average volatility                             --                84.0%

  Risk-free interest rate                                 --                 3.0%

  Weighted average fair value of options granted          --                $0.66


14.  Subsequent Events (Unaudited)

During February 2004, SmartServ completed a private placement of Units of Series A Convertible Preferred Stock ("Series A") and warrants for $10 million in aggregate gross proceeds. Pursuant to their terms, the principal and accrued interest on SmartServ's convertible debentures issued in the May, June, September and November, 2003 transactions, which was approximately $3,122,000, were automatically converted into Units. Each Unit consisted of one share of Series A Preferred Stock initially convertible into ten shares of common stock and one warrant for the purchase of ten shares of common stock. The purchase price per Unit was $15.00. The Series A receives dividends at the rate of 8% per year payable quarterly in cash or, in SmartServ's sole discretion, in registered shares of its common stock. The Series A is entitled to a liquidation preference equal to the purchase price per unit plus accrued and unpaid dividends. The Series A is not redeemable. The warrants have an exercise price of $2.82 per share and expire three years after their issuance. The company is obligated to register the common stock upon conversion of the Series A and exercise of the warrants.

During February 2004, SmartServ paid in full the principal and accrued interest due Global Capital Funding Group, L.P., which was $1,391,504.

SmartServ acquired all of the stock of nReach, Inc. on February 28, 2004 in exchange for 500,002 shares of its common stock; provided, if the value of such 500,002 shares immediately prior to June 1, 2004 is less than $900,000, SmartServ will issue up to 299,167 additional shares of its common stock with respect to such difference in value. The nReach shareholders may also earn up to 916,667 shares of our common stock in the event SmartServ reaches certain revenue targets within five fiscal quarters following the closing of this transaction at the rate of one share of common stock for every one dollar of SmartServ revenue in excess of $2,700,000 (the "Earnout Trigger") during such five fiscal quarters. In addition to liabilities set forth on the financial statements of nReach, SmartServ assumed (i) ordinary course liabilities since November 30, 2003, (ii) taxes accrued on earnings since December 31, 2002 which were not due and payable as of the closing date, (iii) expenses incurred to accountants and attorneys in the transaction not to exceed $25,000, and (iv) short term borrowings up to $75,000 due to an nReach shareholder.

On or about March 22, 2004, Jenkens & Gilchrist Parker Chapin, LLP, SmartServ's former legal counsel, filed a complaint against SmartServ in the Supreme Court of the State of New York, County of New York, seeking payment of unpaid invoices for legal services in the amount of $599,254. SmartServ intends to vigorously defend such lawsuit.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 24  Indemnification of Directors and Officers.
         ------------------------------------------

Section 102(b)(7) of the DGCL enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director's fiduciary duty, except:

     o for any breach of a director's duty of loyalty to the corporation or its stockholders,

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     o    pursuant  to  Section  174 of the DGCL  (providing  for  liability  of
          directors  for  unlawful   payment  of  dividends  or  unlawful  stock
          purchases or redemptions), or

     o for any transaction from which a director derived an improper personal benefit.

Our  Amended  and  Restated  Certificate  of  Incorporation   provides  for  the
elimination of the liability of directors to the extent permitted by the DGCL.

Section 145 of the DGCL sets forth the extent to which a corporation may indemnify its directors, officers, employees and agents. More specifically, such law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person
(i) acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

Additionally, Section 145 empowers the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the Court of Chancery or the court in which such action or suit was brought determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Indemnification under these circumstances (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper under the circumstance because the person has met the applicable standard of conduct. This determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

A present or former director or officer of a corporation is entitled to be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense of any action, suit or proceeding or in defense of any claim, issue or matter therein to the extent that the director or officer is successful on the merits thereof. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, provided that the director or officer undertakes to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified.

Our By-laws provide that we shall indemnify members of the Board to the fullest extent permitted by the DGCL and may, if authorized by the Board, indemnify our officers, employees and agents and any and all persons whom we shall have the power to indemnify against any and all expenses, liabilities or other matters. We also maintain liability insurance for our officers and directors.

Item 25  Other Expenses of Issuance and Distribution.
         -------------------------------------------

     The following is a list of the costs and expenses we expect to pay in connection with the registration and sale of the shares of common stock registered hereby. The selling stockholders are not paying for any of these expenses. All amounts are estimated except the Securities and Exchange Commission Registration Fee.

        SEC Filing and Registration Fees             $   8,112
        Legal Fees and Expenses                            *
        Cost of Printing                                   *
        Accounting Fees and Expenses                       *
        Blue Sky Filing Fees                               *
        Miscellaneous Expenses                             *
                                                  -----------------
        Total                                        $     *

--------------
* To be filed by amendment

Item 26. Recent Sales of Unregistered Securities.
         ---------------------------------------

At the time of issuance, each investor or recipient of unregistered securities was either an accredited investor or a sophisticated investor. Each investor had access to our most recent Form 10-KSB, all quarterly and periodic reports filed subsequent to such Form 10-KSB and our most recent proxy materials.

Between January 2000 and December 2002, an aggregate of 1,489 of our Prepaid Common Stock Purchase Warrants ("Prepaid Warrants") were converted into an aggregate of 156,234 shares of our common stock. No sales commissions were paid in connection with such conversions. The shares were issued in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended ("Securities Act").

In December 1999, we issued a warrant to purchase an aggregate of 1,667 shares of common stock at an exercise price of $15.00 per share to the Andrew Seybold Group LLC, a sophisticated investor. This warrant was issued as partial consideration for marketing consulting services provided to us. Thereafter, this warrant was transferred by Andrew Seybold LLC to Andrew Seybold and Barney Dewey, principals of Andrew Seybold LLC and sophisticated investors. No sales commissions were paid in connection with such transaction. These warrants were issued in reliance upon the exemption from registration provided by Section 4
(2) of the Securities Act. In December 2001, we issued 833 shares to each of Messrs. Seybold and Dewey upon exercise of the warrants. Proceeds from the exercise of the warrants were $25,000.

In December 1999, we issued to Brauning Associates, a sophisticated investor, warrants to purchase an aggregate of 8,333 shares of common stock at an exercise price of $18.00 per share. Thereafter, these warrants were transferred by Brauning Associates to Michael Silva and Todd Peterson, principals of Brauning Associates and sophisticated investors. These warrants were issued as partial consideration for marketing consulting services provided to us. No sales commissions were paid in connection with such transaction. These warrants were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act. In August and September 2001, we issued an aggregate of 8,333 shares to Messrs. Silva and Peterson upon exercise of the warrants. Proceeds from the exercise of the warrants were $150,000.

In May 2000, we entered into a Business Alliance Agreement with Hewlett-Packard Company ("HP"), an accredited investor, whereby the companies agreed to jointly market their respective products and services and to work on the build-out of our domestic and international infrastructure. In furtherance of these objectives HP, an accredited investor, provided us with a line of credit of up to $20,000,000 for the acquisition of approved hardware, software and services. As of September 28, 2001, the expiration date of the facility, HP had advanced us $6,723,156 thereunder. The debt was evidenced by a secured note, bearing an interest rate of 11% per annum, with a three year maturity and was convertible into our common stock at $201.36 per share. In September 2002, we agreed to amend the terms of the promissory note to provide for, among other things, the issuance by us of a warrant for the purchase of 8,333 shares of common stock. In February 2003, we amended the terms of the amended promissory note to provide for the settlement of our outstanding obligation of $530,800, inclusive of interest of $30,800, in consideration of the payment by us of $225,000. The warrant has an exercise price of $6.996 and expires on September 9, 2005. No sales commissions were paid in connection with such transaction. The note and the warrant were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In April 2001, we issued a warrant to purchase an aggregate of 333 shares of common stock to Randy Granovetter, a sophisticated investor, as partial consideration for consulting services to be provided to us as a member of our Advisory Board. The warrant is exercisable after one year at an exercise price of $56.16 per share and expires on April 15, 2005. No sales commissions were paid in connection with such transaction. This warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

Between August and December 2001, we issued 9,607 shares of common stock to Bruno Guazzoni, an accredited investor, upon the exercise of warrants to purchase such shares. No sales commissions were paid in connection with such transactions. The shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. Proceeds from the exercise of the warrants were $250,000.

In April 2002, we issued a warrant to purchase an aggregate of 833 shares of common stock to Pertti Johansson, a sophisticated investor, as partial consideration for consulting services to be provided to us. The warrant is exercisable at an exercise price of $32.28 per share, vests equally on the first and second anniversaries of issuance, and expires on April 29, 2005. In May 2002, we issued a warrant to purchase an aggregate of 333 shares of common stock to Mr. Johansson as partial consideration for consulting services to be provided to us as a member of our Advisory Board. The warrant is exercisable at an exercise price of $30.06 per share and expires on April 29, 2005. In February 2003, we issued 1,786 shares of common stock to Mr. Johansson in full satisfaction of a $15,903 obligation for services rendered to us. No sales commissions were paid in connection with such transactions. The shares and the warrant were issued in reliance upon the exemption from registration provided by
Section 4(2) of the Securities Act.

In April 2002, we issued a warrant to purchase an aggregate of 1,667 shares of common stock to Jeffrey Braile, a sophisticated investor, as partial consideration for consulting services to be provided to us. The warrant is exercisable at an exercise price of $30.06 per share and expires on April 29, 2005. No sales commissions were paid in connection with such transaction. This warrant was issued in reliance upon the exemption from registration provided by
Section 4(2) of the Securities Act.

In June 2002, we issued Units consisting of 130,952 shares of common stock and warrants to purchase common stock to two accredited investors at a purchase price of $8.40 per Unit. Gross proceeds from the issuance of these units were $1,100,000. The investors received warrants, callable under certain conditions, for the purchase of an aggregate of 238,095 shares of common stock at an exercise price of $8.40 per share through the expiration date on June 5, 2007. The investors also received non-callable warrants for the purchase of an aggregate of 32,738 shares of common stock, subject to antidilution adjustments upon the occurrence of certain events, at an exercise price of $8.82 per share through June 5, 2007. In August 2002, pursuant to the terms of the callable warrants, we provided the investors with a notice, calling such warrants. In September 2002, the callable warrants expired unexercised. First Albany Securities Corporation, the placement agent, received a commission of $66,000 and reimbursement of direct expenses of $2,000 in connection with this transaction. In September 2002, we issued 28,309 shares of common stock upon the exercise, by Bonanza Master Fund, Ltd., an investor in the June 2002 financing, of noncallable warrants to purchase such shares at an exercise price, after antidilution adjustments, of $5.10 per share. Proceeds from the issuance were $144,375. In December 2002, we issued 5,833 shares of common stock to Vertical Ventures Investments, LLC, an investor in the June 2002 financing, upon the exercise of warrants to purchase such shares. Proceeds from the exercise of these warrants were $31,850. No sales commissions were paid in connection with these transactions. The shares and the warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In September 2002, we authorized the issuance of a warrant to purchase 1,250 shares of common stock to Brian Meek, a sophisticated investor, as partial compensation in connection with his termination. The warrant is exercisable at an exercise price of $10.50 per share and expires on July 31, 2004. No sales commissions were paid in connection with such transaction. This warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In September 2002, we issued Units consisting of 647,368 shares of our common stock and warrants to purchase 323,685 shares of our common stock exercisable at $5.10 per share through September 8, 2007 to 22 accredited investors at a purchase price of $5.475 per Unit. Gross proceeds from this transaction amounted to $3,544,346. Steven B. Rosner, a consultant to us, received a finder's fee of $192,500, representing 7% of the aggregate purchase price of the shares purchased by investors introduced to us by Mr. Rosner, an unaccountable expense allowance of $25,000 in connection with such transaction and warrants to purchase 50,228 shares of our common stock at an exercise price of $5.10 per share. America First Associates Corp. received a finder's fee of $7,550, representing 8% of the aggregate purchase price of the shares purchased in the offering by investors introduced to us by America First Associates Corp. and warrants to purchase 862 shares of our common stock at an exercise price of $5.10 per share. Alpine Capital Partners, Inc. received a finder's fee of $49,000, representing 7% of the aggregate purchase price of the shares purchased in the offering by investors introduced to us by Alpine Capital Partners, Inc. and warrants to purchase 21,918 shares of our common stock at an exercise price of $5.10 per share. In January 2003, we issued 36,530 shares of common stock to Robert Gorman, an accredited investor in the September 2002 financing, upon the exercise of warrants to purchase such shares. Proceeds from the exercise of these warrants were $186,301. No sales commissions were paid in connection with such transaction. In February 2003, we issued 5,883 shares of common stock to Frazier Investments, an accredited investor in the September 2002 financing, upon the exercise of warrants to purchase such shares. Proceeds from the exercise of these warrants were $30,000. No sales commissions were paid in connection with such transaction. In March 2003, we issued 21,515 shares of common stock to Frazier Investments, an accredited investor in the September 2002 financing, upon the exercise of warrants to purchase such shares. Proceeds from the exercise of these warrants were $109,726. No sales commissions were paid in connection with such transactions. In April 2003, we issued 9,804 shares of common stock to Joel Rotter, an accredited investor in the September 2002 financing, upon the exercise of warrants to purchase such shares. Proceeds from the exercise of these warrants were $50,000. No sales commissions were paid in connection with such transaction. These shares and warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In December 2002, we entered into a consulting agreement with Steven B. Rosner, an accredited investor. As consideration for such services, we granted Mr. Rosner a warrant to purchase 41,667 shares of common stock at an exercise price of $7.68 per share. In connection with amending this consulting agreement in March 2004, we granted Mr. Rosner a warrant to purchase 300,000 shares of common stock at an exercise price of $1.50 per share. No sales commissions were paid in connection with such transactions. These warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In February 2003, we issued a convertible note to Global Capital Funding Group, LP ("Global"), an accredited investor, in consideration for the receipt of $1 million. The note bore interest at the rate of 10% per annum and was secured by our assets, exclusive of our internally developed software products. The note was to mature on February 14, 2004, contained certain antidilution provisions, and could be converted into shares of our common stock at $6.60 per share. As additional consideration, we issued Global a warrant for the purchase of 33,333 shares of our common stock at an exercise price of

$9.66 per share. The warrant contains certain antidilution provisions and expires on February 14, 2006. Alpine Capital Partners, Inc. received a finder's fee of $70,000, representing 7% of the aggregate purchase price of the convertible note and warrants to purchase 15,167 shares of common stock at $9.66 per share expiring on February 14, 2006 in connection with this transaction. In April 2003, we borrowed an additional $250,000 from Global and amended the convertible note to include such amount. As additional consideration, we issued Global a warrant for the purchase of 3,333 shares of our common stock at an exercise price of $7.20 per share. Alpine is to receive a finder's fee of $17,500 in connection with the April amendment. In August 2003, we issued Global a warrant to purchase 16,677 shares of common stock at an exercise price of $2.40 per share as consideration for allowing us to complete the May and June 2003 bridge financings. The warrant contains certain antidilution provisions and expires on February 14, 2006. In February 2004, we repaid the convertible note and accrued interest. The note and the warrants were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

In February 2003, we issued 4,275 shares of common stock to G. S. Schwartz & Company, a sophisticated investor, in full satisfaction of a $33,854 obligation to G. S. Schwartz & Company for services rendered to us. No sales commissions were paid in connection with such transaction. The shares were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

In February 2003, we issued 10,417 shares of common stock to Vox, Inc., an accredited investor, in full satisfaction of an $82,500 obligation to Vox, Inc. for services rendered to us. No sales commissions were paid in connection with such transaction. The shares were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

In February 2003, we issued 2,096 shares of common stock to Creative Management Services dba MC2, an accredited investor, in full satisfaction of a $16,600 obligation to MC2 for services rendered to us. No sales commissions were paid in connection with such transaction. The shares were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

In February 2003, we issued 2,017 shares of common stock to NexVue Information Systems in satisfaction of a $15,953 obligation to NexVue Information Systems, a sophisticated investor, for services rendered to us. No sales commissions were paid in connection with such transaction. The shares were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

In May 2003, we entered into a consulting arrangement with Spencer Trask Ventures, Inc. ("Spencer Trask") whereby Spencer Trask will render services to us as a corporate finance consultant, financial advisor and our investment banker. As partial compensation for such services, we issued 83,333 shares of common stock to Spencer Trask. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In May 2003, in consideration of $358,000, we issued 3.58 Units consisting of convertible notes and warrants to purchase common stock ("May Units") to 8 accredited investors. Each May Unit consisted of a $100,000 convertible note and a warrant to purchase 33,333 shares our common stock. The convertible notes bore interest at 8% per annum, were convertible into our common stock at $4.464 (the average of the closing bid prices of our common stock for the 5 days prior to the closing of the transaction) per share and were to mature on the earlier of November 19, 2003 or the closing of an equity placement of not less than $3 million. The warrants are exercisable at $4.464 per share and expire on May 19, 2006. In June 2003, in consideration of $1,142,000, we issued 11.42 Units ("June Units") to 20 accredited investors. Each June Unit also consisted of a $100,000 convertible note and a warrant to purchase 33,333 shares of our common stock. The convertible notes bore interest at 8% per annum, were convertible into our common stock at $4.764 (the average of the closing bid prices of the our common stock for the 5 days prior to the closing of the transaction) per share and were to mature on the earlier of November 19, 2003 or the closing of an equity placement of not less than $3 million. The warrants are exercisable at $4.764 per share and expire on June 13, 2006. Spencer Trask, Steven B. Rosner and Richard Berland, each an accredited investor, acted as finders for the May and June 2003 transactions. As consideration therefor, the finders received their proportionate share of (i) a cash fee of $150,000, or 10% of the aggregate purchase price of the Units sold; (ii) warrants to purchase 510,158 shares of our common stock at an exercise price of $1.50 per share; and (iii) 5,555 shares of unregistered common stock per Unit sold. These warrants provide for cashless exercise and expire 5 years from the date of grant. In addition, Spencer Trask received a non-accountable expense allowance of $45,000, or 3% of the aggregate proceeds of all Units sold in the May and June 2003 transactions. These convertible notes, shares and warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In August 2003, we entered into a consulting agreement with Robert Pons, an accredited investor, whereby Mr. Pons rendered consulting services related to our business activities, strategic planning, and market research and strategic due diligence on proposed business opportunities. This was prior to Mr. Pons becoming our Chief Executive Officer in January 2004. As partial compensation for such consulting services, we issued warrants to purchase 50,000 shares of common stock to Mr. Pons, which warrants expire in August 2008 and are convertible at the price of $2.04 per share. The warrants became exercisable in December 2003. These warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

In August 2003, we entered into a consulting agreement with Timothy Wenhold, an accredited investor, whereby Mr. Wenhold rendered consulting services to us related to our business activities, including technology and operations. This was prior to Mr. Wenhold becoming our Chief Operating Officer in March 2004. As partial compensation for such services, we issued warrants to purchase 8,333 shares of common stock to Mr. Wenhold, which warrants expire in August 2008 and are convertible at the price of $2.04 per share. The warrants will become exercisable in August 2004. These warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

On September 16, 2003, we issued 7.4 Units in a financing transaction consisting of an offering of up to 12 Units comprised of a $50,000 convertible note and a warrant to purchase 16,667 shares of our common stock. On September 19, 2003, we issued the remaining 4.6 Units of the financing transaction (collectively the "September Transaction"). The Units were sold to accredited investors for an aggregate of $600,000. Holders of the notes had the right to convert the notes into shares of common stock at a price equal to $1.896 per share for the notes issued on September 16, 2003 and $1.920 per share for the notes issued on September 19, 2003. The convertible notes bore interest at 8% per annum, and the maturity date of the notes was the earlier of November 19, 2003 or the completion of an equity placement of at least $3 million, at which time the notes would automatically convert into the equity placement. Holders of the warrants have the right to exercise the warrants into shares of common stock at a price equal to $1.50 per share for a three year period following the date of grant. Finders' compensation to Spencer Trask and Richard Berland, each an accredited investor, for the September Transaction consisted of (i) a cash fee of $60,000, or 10% of the aggregate purchase price of all of the Units; (ii) warrants to purchase 102,988 shares of common stock, or 20% of the shares of common stock underlying the securities in the Units sold, at exercise prices ranging from $1.50 to $1.90 per share and expiring 5 years from the date of grant; and (iii) 2,778 shares of unregistered common stock per Unit sold. In addition, Spencer Trask received a non-accountable expense allowance of $18,000, or 3% of the aggregate proceeds of all Units sold in the September Transaction. All of the notes and the warrants have full ratchet anti-dilution protection. These convertible notes, shares and warrants were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

On November 11, 2003, we issued 18 Units in a financing transaction comprised of a $50,000 convertible note ("November Notes") and a warrant ("November Warrant") to purchase 16,667 shares of our common stock. The Units were sold to 20 accredited investors for an aggregate of $900,000. Holders of the November Notes had the right to convert the November Notes into shares of common stock at a price equal to $2.10 per share. The maturity date of the November Notes was the earlier of December 19, 2003 or the completion of an equity placement of at least $3 million, at which time the November Notes would automatically convert into, and on the same terms as, the equity placement. Holders of the November Warrants have the right to exercise the November Warrants into shares of common stock at a price equal to $1.50 per share for a three year period following the date of grant. Finders' compensation to Spencer Trask and Richard Berland consisted of (i) a cash fee of $90,000, or 10% of the aggregate purchase price of all of the Units; (ii) warrants to purchase 136,000 shares of common stock, or 20% of the shares of common stock underlying the securities in the Units sold, at exercise prices ranging from $1.50 to $1.90 per share and expiring 5 years from the date of grant; and (iii) 2,778 shares of unregistered common stock per Unit sold. In addition, Spencer Trask received a non-accountable expense allowance of $27,000, or 3% of the aggregate proceeds of all Units sold in the November transaction. All of the November Notes and the November Warrants have full ratchet anti-dilution protection. In December 2003, as an inducement to extend the maturity date of the notes to February 19, 2004, we offered the noteholders a warrant to purchase additional shares of our common stock in an amount equal to 25% of the number of shares into which the notes purchased in the Unit are convertible. This resulted in the grant of warrants to purchase 107,155 additional shares of common stock in the aggregate. The November Notes, the November Warrants, the additional warrants issued in December 2003 to extend the term, and the warrants and common stock issued to the finders were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. Following the first closing of the private offering of investment Units in February 2004 ("2004 Private Placement") which exceeded the $3,000,000 threshold, the November Notes (principal and accrued interest) were automatically converted into the Units issued in connection with the 2004 Private Placement. See below for details regarding the 2004 Private Placement.

In November 2003, as an inducement to extend the maturity date of the various convertible notes issued in May, June and September 2003 from November 19, 2003 to February 19, 2004, we offered these noteholders a warrant to purchase additional shares of common stock in an amount equal to 25% of the warrants purchased in the Unit initially acquired. This resulted in the grant of warrants to purchase 276,520 additional shares of common stock in the aggregate. These additional warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In connection with the sale of Units in the September 2003 bridge financing, we required the consent of Global, the holder of $1.25 million of our convertible notes issued in February and April 2003, and of 51% or more of the holders of our $1.5 million convertible notes issued in connection with the bridge financings in May and June 2003. As an inducement to obtain their consent, such holders received (a) a change in the conversion price of their notes equal to the lowest conversion price of the notes issued in the September financings ($1.896 per share) and (b) an increase in the number of shares purchasable pursuant to the warrant to reflect a full ratchet dilution formula with a decrease in the exercise price of the warrants to the exercise price of the warrants issued in the September financing ($1.50). Such amendment, as it pertains to the holders of convertible notes issued in the May and June 2003 bridge financings, was effective on November 25, 2003, coincident with the effective date of a one-for-six reverse stock split. These amendments to the existing warrants were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. In February 2004, the convertible notes issued in the May, June and September bridge financings were also automatically converted into the Units issued in connection with the 2004 Private Placement, as described in detail below.

In November, 2003, in connection with the sale of Units in the November 2003 bridge financing and the sale of Units in the 2004 Private Placement, we required the consent of Global. As an inducement to obtain its consent, we issued a warrant to purchase 16,667 shares of common stock at an exercise price of $2.40 per share. This warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In connection with settling a lawsuit brought by Brauning Inc., Mike Silva and Todd Peterson, former consultants to us (collectively, the "Claimants"), we entered into a settlement agreement, dated February 27, 2004, under which we issued 60,000 shares of our common stock as partial consideration for settling the claim. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In February 2004, we completed the closing of a $10 million private offering of investment Units to approximately 190 accredited investors at the price of $15 per Unit ("2004 Private Placement"). Each Unit consists of (i) one share of Series A convertible preferred stock, $.01 par value, each of which is initially convertible into 10 shares of common stock, and (ii) one warrant for the purchase of 10 shares of common stock. The Series A receives dividends at the rate of 8% per year payable quarterly in cash or, in our sole discretion, in registered shares of our common stock. The Series A is entitled to a liquidation preference equal to the purchase price per Unit plus accrued and unpaid dividends. The Series A is not redeemable. The warrants have an exercise price of $2.82 per share, are immediately exercisable and expire in February 2007. We also completed the closing of an additional $25,000 private offering of these Units to an accredited investor in March 2004, which Units have the same terms as described above other than the expiration date which will be March 2007. These Units, shares of preferred stock and warrants were all issued in reliance upon the exemption from registration provided under the SEC's Rule 506 adopted under the Securities Act. Spencer Trask, the placement agent, received compensation consisting of (i) a cash fee of $1,002,500, or 10% of the aggregate purchase price of all of the Units acquired for cash, (ii) a non-accountable expense allowance of $300,750, or 3% of the aggregate proceeds of all Units sold for cash in the transaction, and (iii) warrants to purchase a number of shares of common stock equal to 20% of the shares of common stock underlying the securities in the Units sold for cash, constituting in the aggregate warrants to purchase 1,336,666 shares of common stock at $1.50 per share and warrants to purchase 1,336,666 shares of common stock at $2.82 per share. These warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In addition, the convertible notes issued in the May, June, September and November 2003 bridge financings were automatically converted into the Units issued in connection with the 2004 Private Placement. The conversion took place at the rate of $15 per Unit, which is the price at which the Units were sold in the 2004 Private Placement. This resulted in the conversion of the aggregate outstanding amount of debt owing from these convertible notes ($3,122,302 - representing principal and accrued interest) into 208,147 Units from the 2004 Private Placement, which in the aggregate consists of 208,147 shares of Series A convertible preferred stock and warrants to purchase 2,081,470 shares of common stock at an exercise price of $2.82 per share. These warrants are immediately exercisable and expire in February 2007. These Units, shares of preferred stock and warrants to the investors were issued in reliance upon the exemption from registration provided under the SEC's Rule 506 adopted under the Securities Act.

In March 2004, we entered into a consulting agreement with Brockington Securities, Inc., whereby Brockington agreed to render consulting services to us. As partial compensation for such services, we issued a warrant to purchase 100,000 shares of common stock to Brockington, which warrant is convertible at the price of $1.50 per share. This warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

As partial consideration for our acquisition of nReach in March 2004, we issued 500,002 shares of our common stock to the 10 shareholders of nReach, each of whom was either sophisticated or an accredited investor, and may issue more shares if certain contingencies are met. Spencer Trask is owed a fee for this transaction based on the aggregate consideration paid, as described in more detail under "Certain Relationships and Related Transactions." These shares of common stock were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

Item 27. Exhibits.
         --------

Exhibit       Description
-------       -----------

2.1 Reorganization and Stock Purchase Agreement dated as of January 29, 2004 by and among nReach, SmartServ and the shareholders of nReach set forth on Schedule A thereto /12/
3.1     Amended and Restated  Certificate  of  Incorporation  of  SmartServ,  as
        amended/16/
3.2     By-laws of SmartServ, as amended /8/
4.1     Specimen Certificate of SmartServ's Common Stock /8/
4.2 Stock Purchase Agreement, dated May 12, 2000, between SmartServ and TecCapital, Ltd., The Abernathy Group and Conseco Equity Fund /11/
4.3 Convertible Note, dated February 14, 2003, between SmartServ and Global Capital Funding Group, LP /2/
4.4 Security Agreement dated February 14, 2003, between SmartServ and Global Capital Funding Group, LP /2/
4.5 Amendment No. 1 to the Convertible Note between SmartServ and Global Capital Funding Group, LP /15/
4.6 Amendment No. 1 to the Security Agreement between SmartServ and Global Capital Funding Group, LP /15/
4.7 Amendment No. 2 to the Convertible Note between SmartServ and Global Capital Funding Group, LP /15/
4.8 Amendment No. 2 to the Security Agreement between SmartServ and Global Capital Funding Group, LP /15/
4.9 Form of Warrant for the Investors in the September 2003 Placement (the "September Investors") /13/
4.10 Form of Registration Rights Agreement between SmartServ and the September Investors /13/
4.11 Form of Warrant for the Investors in the November 2003 Placement (the "November Investors") /13/
4.12 Form of Registration Rights Agreement between SmartServ and the November Investors /13/
4.13 Form of Warrant for the Investors in the May 2003 Placement (the "May Investors") /14/
4.14 Form of Registration Rights Agreement, dated May 19, 2003, between SmartServ and the May Investors /14/
4.15 Form of Warrant for the Investors in the June 2003 Placement (the "June Investors") /14/
4.16 Form of Registration Rights Agreement, dated June 13, 2003, between SmartServ and the June Investors /14/
4.17 Form of Letter Agreement Extending the Maturity Date of Convertible Debentures from November 19, 2003 to February 19, 2004, between SmartServ and each of the May, June and September Investors /16/

4.18 Form of Letter Agreement Extending the Maturity Date of Convertible Debentures from December 19, 2003 to February 19, 2004, between SmartServ and the November Investors /16/
4.19 Form of Warrant for the Investors in the 2004 Private Placement (the "2004 Private Placement Investors") /16/
4.20 Form of Registration Rights Agreement, dated February 13, 2004, between SmartServ and the Investors in the 2004 Private Placement /16/
4.21    Specimen Certificate of SmartServ's Series A Convertible Preferred Stock
        /16/
4.22 Form of Warrant for Spencer Trask issued pursuant to the 2004 Private Placement /16/
5.1     Legal Opinion of Stradley Ronon Stevens & Young, LLP*
10.1 Information Distribution License Agreement dated as of July 18, 1994 between SmartServ and S&P ComStock, Inc. /8/
10.2 New York Stock Exchange, Inc. Agreement for Receipt and Use of Market Data dated as of August 11, 1994 between SmartServ and the New York Stock Exchange, Inc. /8/
10.3 The Nasdaq Stock Market, Inc. Vendor Agreement for Level 1 Service and Last Sale Service dated as of September 12, 1994 between SmartServ and The Nasdaq Stock Exchange, Inc. ("Nasdaq") /8/
10.4 Amendment to Vendor Agreement for Level 1 Service and Last Sale Service dated as of October 11, 1994 between SmartServ and Nasdaq. /8/
10.5 License Agreement between SmartServ and Salomon Smith Barney (Confidential treatment has been requested with respect to certain portions of this agreement) /4/
10.6    1996 Stock Option Plan /10/
10.7    1999 Stock Option Plan /11/
10.8    2000 Stock Option Plan /6/
10.9    2002 Stock Option Plan /3/
10.10 Separation Agreement between SmartServ and Sebastian Cassetta, effective as of October 21, 2003 /13/
10.11 Restricted Stock Purchase Agreement between SmartServ and Sebastian E. Cassetta, dated December 29, 1999 /7/
10.12 Separation Agreement between SmartServ and Mario F. Rossi, effective as of October 21, 2003 /13/
10.13 Restricted Stock Purchase Agreement between SmartServ and Mario F. Rossi, dated December 29, 1999 /7/
10.14 Amended Restricted Stock Purchase Agreement between SmartServ and Sebastian E. Cassetta, dated December 31, 1999 /11/
10.15 Amended Promissory Note between SmartServ and Sebastian E. Cassetta, dated January 4, 2000 /11/
10.16 Amended Security Agreement between SmartServ and Sebastian E. Cassetta, dated January 4, 2000 /11/
10.17   Promissory Note, dated January 2, 2001,  between SmartServ and Sebastian
        E. Cassetta /5/
10.18   Promissory Note, dated March 20, 2001,  between  SmartServ and Sebastian
        E. Cassetta /5/
10.19   Amended  Restricted Stock Purchase Agreement between SmartServ and Mario
        F. Rossi, dated December 31, 1999 /11/
10.23 Amended Promissory Note between SmartServ and Mario F. Rossi, dated January 4, 2000 /11/
10.24 Amended Security Agreement between SmartServ and Mario F. Rossi, dated January 4, 2000 /11/
10.25 Form of Securities Purchase Agreement between SmartServ and the September Investors /13/
10.26   Form of Convertible Debenture for the September Investors /13/
10.27 Form of Securities Purchase Agreement between SmartServ and the November Investors /13/
10.28   Form of Convertible Debenture for the November Investors /13/
10.29 Form of Securities Purchase Agreement, dated May 19, 2003, between SmartServ and the May Investors /14/
10.30   Form of Convertible Debenture for the May Investors /14/
10.31 Form of Securities Purchase Agreement, dated June 13, 2003, between SmartServ and the June Investors /14/
10.32   Form of Convertible Debenture for the June Investors /14/
10.33 Consulting Agreement, dated May 15, 2003, between SmartServ and Spencer Trask Ventures, Inc. /14/
10.34 Employee Separation Agreement, dated February 2, 2004, between SmartServ and Richard Kerschner +
10.35 Severance Agreement, dated June 20, 2003, between SmartServ and Thomas Haller /14/
10.36 Form of Amendment Agreement, dated June 13, 2003, to the May 19, 2003 Securities Purchase Agreement between SmartServ and the May Investors /14/
10.37 Consulting Agreement between SmartServ and Robert Pons, dated August 4, 2003, as amended /16/
10.38 Consulting Agreement between SmartServ and Timothy G. Wenhold, dated August 1, 2003 /16/

10.39 Placement Agency Agreement, dated January 29, 2004, between SmartServ and Spencer Trask in connection with the 2004 Private Placement /16/
10.40 Employment Agreement dated as of March 12, 2004 between SmartServ and Robert Pons+
10.41 Employment Agreement dated as of March 12, 2004 between SmartServ and Timothy G. Wenhold+
10.42 Option Agreement dated as of March 12, 2004 between SmartServ and Robert Pons+
10.43 Option Agreement dated as of March 12, 2004 between SmartServ and Timothy G. Wenhold+
10.44 Option Agreement dated as of April 9, 2004 between SmartServ and Len Von Vital*
10.45 Settlement Agreement dated as of February 27, 2004 by and among SmartServ and Michael Silva, Todd Peterson and Brauning Inc.+
10.46 Amended and Restated Consulting Agreement dated as of March 31, 2004 between SmartServ and Steven B. Rosner, as amended+
10.47 Consulting Agreement dated as of March 31, 2004 between SmartServ and Brockington Securities, Inc., as amended+
10.48 Employment Agreement dated as of February 28, 2004 between SmartServ and Michael Stemple+
10.49 Option Agreement dated as of April 15, 2004 between SmartServ and Matthew Stecker*
10.50 Option Agreement dated as of April 26, 2004 between SmartServ and Daniel Wainfan*
10.51   Warrant for Richard Kerschner dated as of February 2, 2004+
21.1    List of Subsidiaries /16/
23.1    Consent of Grant Thornton, LLP+
23.2    Consent of Ernst & Young LLP +
23.3 Consent of Stradley Ronon Stevens & Young, LLP (contained in Exhibit 5.1 above)*
24.1    Powers of Attorney (contained in Signature Page hereof)

*    To be filed by amendment.
+    Filed herewith

1    Filed as an exhibit to our Form 8-K, dated November 13, 2003
2    Filed as an exhibit to our Form 8-K, dated March 3, 2003
3 Filed as an exhibit to our Proxy Statement for the 2002 Annual Meeting of Stockholders
4 Filed as an exhibit to Amendment No. 3 to our registration statement on Form S-3 (Registration No. 333-100193) on February 11, 2003
5 Filed as an exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 2001
6 Filed as an exhibit to our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000
7 Filed as an exhibit to our Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999
8 Filed as an exhibit to our registration statement on Form SB-2 (Registration No. 333-114)
9 Filed as an exhibit to our Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996
10   Filed as an exhibit to our Proxy Statement dated October 10, 1996
11 Filed as an exhibit to our Registration Statement on Form SB-2 (Registration No. 333-43258) on August 7, 2000
12   Filed as an exhibit to our Form 8-K, dated February 28, 2004
13 Filed as an exhibit to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003
14 Filed as an exhibit to our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003
15 Filed as an exhibit to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002
16 Filed as an exhibit to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 on April 13, 2004

Item 28           Undertakings.
                  ------------

(a)  The undersigned registrant hereby undertakes:

     (i) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (A) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (B) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (C) include any additional or changed material information on the plan of distribution.

     (ii) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (iii) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Plymouth Meeting, Commonwealth of Pennsylvania on May 13, 2004.

                                SMARTSERV ONLINE, INC.



                                By:  /s/ Robert M. Pons
                                     -------------------------------------------
                                     Robert M. Pons
                                     Chief Executive Officer


Each person whose signature appears below constitutes and appoints Robert M. Pons and Len von Vital, jointly and severally, his attorneys-in-fact and agents, each with the power of substitution, to sign for him in any and all capacities any amendments (including any post-effective amendments) to this registration statement on Form SB-2, and to sign any registration statements for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and any post-effective amendments thereto, and to file any and all of the foregoing, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

         Signature                         Title                      Date
         ---------                         -----                      ----

/s/   Robert M. Pons              Director and Chief Executive    May 13, 2004
-------------------------------   Officer
      Robert M. Pons              (Principal Executive Officer)

/s/   Len von Vital               Chief Financial Officer         May 13, 2004
-------------------------------   (Principal Financial and
      Len von Vital               Accounting Officer)

/s/ L. Scott Perry                Chairman of the Board           May 13, 2004
-------------------------------   of Directors
    L. Scott Perry

/s/ Catherine Cassel Talmadge     Director                        May 13, 2004
-------------------------------
    Catherine Cassel Talmadge

/s/ Charles R. Wood               Director                        May 13, 2004
-------------------------------
    Charles R. Wood

                                List of Exhibits
                                ----------------

Exhibit       Description
-------       -----------

10.34 Employee Separation Agreement, dated February 2, 2004, between SmartServ and Richard Kerschner
10.40 Employment Agreement dated as of March 12, 2004 between SmartServ and Robert Pons
10.41 Employment Agreement dated as of March 12, 2004 between SmartServ and Timothy G. Wenhold
10.42 Option Agreement dated as of March 12, 2004 between SmartServ and Robert Pons
10.43 Option Agreement dated as of March 12, 2004 between SmartServ and Timothy G. Wenhold
10.45 Settlement Agreement dated as of February 27, 2004 by and among SmartServ and Michael Silva, Todd Peterson and Brauning Inc.
10.46 Amended and Restated Consulting Agreement dated as of March 31, 2004 between SmartServ and Steven B. Rosner, as amended
10.47 Consulting Agreement dated as of March 31, 2004 between SmartServ and Brockington Securities, Inc., as amended
10.48 Employment Agreement dated as of February 28, 2004 between SmartServ and Michael Stemple
10.51   Warrant for Richard Kerschner dated as of February 2, 2004
23.1    Consent of Grant Thornton LLP
23.2    Consent of Ernst & Young LLP